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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 25, 2017

Dear Stockholder:

        You are cordially invited to attend The Cheesecake Factory Incorporated ("Company") annual meeting of stockholders on Thursday, June 8, 2017, at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"). The Annual Meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362. The matters to be acted upon at the Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders ("Notice") and Proxy Statement.

        Pursuant to rules adopted by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in the attached Proxy Statement. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy online, by telephone or by mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the Annual Meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

/s/ David Overton

David Overton
 Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on June 8, 2017:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

        Voting online or by telephone is fast and convenient, and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
June 8, 2017

        The 2017 annual meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company"), will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, June 8, 2017, beginning at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"), for the following purposes:

  1.
  To elect seven (7) nominees to serve as directors of the Company for a term to expire at the Company's 2018 annual meeting of stockholders and until their respective successors shall be elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2017, ending January 2, 2018;

  3.
  To approve an amendment to the The Cheesecake Factory Incorporated 2010 Stock Incentive Plan to, among other things, increase the maximum number of shares of common stock available for grant by 3,500,000 shares, from 9,180,000 shares to 12,680,000 shares;

  4.
  To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

  5.
  To approve, on a non-binding, advisory basis, the frequency of the stockholder advisory vote on executive compensation (a "say-on-pay vote") on a three-, two- or one-year basis; and

  6.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 10, 2017 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 25, 2017

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

i

THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2017

INTRODUCTION

General

        This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company" and "we," "us" or "our"), in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting of stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, June 8, 2017, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof ("Annual Meeting"). We intend this Proxy Statement and proxy voting materials to be available to stockholders on or about April 25, 2017.

Internet Availability of Proxy Materials

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in this Proxy Statement.

        In addition, the Notice of Availability provides instructions to stockholders regarding receiving proxy materials in printed form by mail or electronically by email on an ongoing basis in the future. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you, enable us to provide you with materials sooner, and reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting; Quorum; Abstentions and Broker Non-Votes

        On April 10, 2017, the record date fixed by the Board for the Annual Meeting ("Record Date"), 47,921,256 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on April 10, 2017 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

        The required quorum for the transaction of business at the Annual Meeting is a majority of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining (an "abstention") or constitutes a broker non-vote.

        For Proposal 1, our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

        Proposals 2, 3 and 4 require the approval of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to these proposals will count as shares present and entitled to vote on the proposals and, accordingly, will count as votes "AGAINST" the proposal. Proposal 5 requires the holders of a majority of our shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 5 to choose among alternatives of "3 years," "2 years," "1 year" or "Abstain." The choice with the highest number of votes cast will be considered our stockholders' preference for the frequency of the stockholders' non-binding, advisory votes concerning our Named Executive Officers' compensation. Broker non-votes are not considered present and entitled to vote on the proposal and will have no effect on the outcome of the vote for the proposal, other than to reduce the number of affirmative votes required to approve the proposal.

Proxies

        Proxies delivered pursuant to this solicitation are revocable prior to their exercise and at the stockholder's option by (i) attending and voting at the Annual Meeting (although attending the Annual Meeting itself will not revoke a proxy), or (ii) filing a written notice with Debby R. Zurzolo, our Secretary, revoking the proxy, or (iii) submitting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

        If no directions are given, the shares represented by such proxies will be voted:

  •
  FOR the election of the Board's nominees for director: Edie Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David Overton; David B. Pittaway; and Herbert Simon;

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017, ending January 2, 2018;

  •
  FOR an amendment to The Cheesecake Factory Incorporated 2010 Stock Incentive Plan to, among other things, increase the maximum number of shares of common stock available for grant by 3,500,000 shares, from 9,180,000 shares to 12,680,000 shares;

  •
  FOR approval of, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC; and

  •
  FOR approval of, on a non-binding, advisory basis, the frequency of the advisory vote on executive compensation (a "say-on-pay vote") at "1 year."

        The named proxy holders may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

        We pay for the cost of preparing, assembling and mailing the Notice of Internet Availability, the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

ITEMS TO BE VOTED ON

PROPOSAL ONE
Election of Directors

        General.    Our Bylaws provide for a board of directors consisting of no less than five and no more than thirteen members. The exact number within this range is determined by resolution of the Board. The Board currently has set the number of directors at seven.

        Nominees.    The Corporate Governance and Nominating Committee of the Board ("Governance Committee") recommended the nomination, which the Board approved, of the following individuals for re-election to the Board for a term that will expire at the 2018 annual meeting of stockholders and until their respective successors shall be elected and duly qualified: Edie Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David Overton; David B. Pittaway; and Herbert Simon. All nominees are current directors of the Company. For biographical information regarding the director nominees, please see the section entitled "Our Board of Director Nominees" in this Proxy Statement.

        Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of Edie Ames, Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel, David Overton, David B. Pittaway and Herbert Simon.

        In the event that any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee designated by the Board to fill the vacancy.

        Required Vote.    Our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. Each of the nominees included in this proposal have so agreed. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EDIE AMES, ALEXANDER L. CAPPELLO, JEROME I. KRANSDORF, LAURENCE B. MINDEL, DAVID OVERTON, DAVID B. PITTAWAY AND HERBERT SIMON TO THE BOARD.

PROPOSAL TWO
Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee of our Board has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct the audit of our books and records for fiscal 2017. PwC has served as our independent registered public accounting firm since our initial public offering in 1992. While the Audit Committee periodically evaluates proposals to change our independent registered public accounting firm, the Audit Committee has determined to continue our relationship with PwC for fiscal 2017. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

        Although our governing documents do not require us to submit this matter to stockholders, the Board believes that asking stockholders to ratify the appointment is consistent with best practices in corporate governance. If stockholders do not ratify the selection of PwC, the Audit Committee will regard such vote as a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of PwC is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders' best interests.

        Independent Registered Public Accounting Firm Fees and Services.    The following table sets forth the aggregate fees billed by PwC to us during the last two fiscal years:

	Fiscal 2016	Fiscal 2015
Audit Fees	$679,750	$707,935
Audit-Related Fees	—	—
Tax Fees	35,454	40,515
All Other Fees	1,800	1,800

Total Fees	$717,004	$750,250

        Audit Fees represent the aggregate fees billed by PwC for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Tax Fees represent the aggregate fees billed by PwC for tax compliance, advice and planning services.

        All Other Fees represent the aggregate fees billed by PwC for access to their accounting literature research tool.

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm.    The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee also approves our independent registered public accounting firm's lead engagement partner, who is rotated every five years. The Audit Committee established a policy requiring that it pre-approve all audit and permissible non-audit services provided by the independent auditor, and the Audit Committee's charter authorizes the Audit Committee to delegate to one or more of its members the authority to make such pre-approvals, provided that those members report any pre-approvals to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor can provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The

Audit Committee delegated the authority to address any requests for pre-approval of services between Audit Committee meetings to its Chair, provided that the amount of such fees for both audit and non-audit accounting services requested does not exceed $25,000 per fiscal quarter, and the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee's charter does not provide the Audit Committee with authority to delegate to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits our auditors from providing internal control-related services to us unless such engagement has been specifically pre-approved by the Audit Committee. The waiver of pre-approval provisions set forth in applicable rules of the SEC was not used to approve any of the services described above in fiscal 2016.

        Required Vote.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and will have the effect of a vote "AGAINST" Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 2 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

PROPOSAL THREE
Approval of an Amendment to the 2010 Stock Plan

        Summary.    Our Board believes that a balanced approach to compensation requires both short-term and long-term incentives. We provide long-term incentives in the form of equity compensation, which we believe aligns management's interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our Company. Equally important, equity compensation is critical to our continuing ability to attract, retain and motivate qualified corporate executives and restaurant management, as well as other restaurant, bakery and corporate employees. Utilizing equity compensation as a part of our total compensation strategy has been important to our past success, and we expect it to be crucial to achieving our long-term growth strategy. However, the current authorization under the 2010 Stock Plan is limited, and will provide only enough shares for us to grant equity compensation in accordance with our total compensation strategy through the end of fiscal 2017 based on the current scope and structure of our equity incentive programs.

        While we use a value based approach to granting equity, even if a significant increase in our stock price occurs, we still may not have a sufficient number of shares to meet our granting requirements through the first fiscal quarter of 2018, including shares for grant to our executives in fiscal year 2018. Moreover, if our stock price were to decrease, the deficiency would be even greater. Accordingly, our Board has amended the 2010 Stock Plan by increasing its maximum share authorization by 3,500,000 shares, from 9,180,000 shares to 12,680,000 shares, along with making a few other modifications to the 2010 Stock Plan, and we are asking you to approve this amendment.

        The complete text of the 2010 Stock Plan, as amended by the Amendment (defined below), is attached as Appendix A to this Proxy Statement. Stockholders are urged to review the 2010 Stock Plan, as amended by the Amendment, together with the following information, which is qualified in its entirety by reference to Appendix A. If there is any inconsistency between this Proposal 3 and the 2010 Stock Plan terms, as amended by the Amendment, or if there is any inaccuracy in this Proposal 3, the terms of the 2010 Stock Plan, as amended by the Amendment, shall govern.

        Background for the Current Request to Increase Authorized Shares.    On April 5, 2017 (subject to stockholder approval at the Annual Meeting), the Board approved an amendment to our 2010 Stock Plan to increase the number of shares of common stock available for grant under the 2010 Stock Plan by 3,500,000 shares, which will increase the authorized shares from 9,180,000 shares to 12,680,000 shares (the "Amendment"). As of April 4, 2017, the last day of our first fiscal quarter of 2017, the following equity compensation awards were outstanding:

	2010 Stock Plan	2010 Stock Plan and Prior Equity Compensation Plans

Shares Subject to Stock Options	1,799,725	1,926,575

Stock Option Weighted Average Exercise Price	42.39	40.98

Stock Option Weighted Average Remaining Term	4.69	4.43

Restricted Shares and Stock Units	1,834,330	1,834,330

Unissued Shares Available for Future Grant (taking into account Fungible Share Counting Methodology)	867,289	867,289

        Except as noted above, the share amounts in the above table represent the actual number of shares and do not reflect the 2010 Stock Plan fungible share counting methodology which is described below in the "Shares Subject to the 2010 Stock Plan" section.

        The proposed Amendment is intended to provide us with a sufficient number of shares to satisfy our equity grant requirements until our 2020 annual meeting of stockholders, based on the current scope and structure of our equity incentive programs and the rate at which we expect to grant stock options, restricted stock, stock units and/or other forms of equity compensation. If we do not receive approval of the proposed Amendment at this Annual Meeting, we expect to exhaust the shares we have available for grant before the 2018 annual meeting, which is our next opportunity to request stockholder approval of additional shares. As a result, we would not be able to make our annual equity grants to executives and other key employees in the first fiscal quarter of 2018. Without the ability to grant equity, we would need to shift our historically-successful compensation program from a balanced mix of equity and cash compensation to one that is primarily cash-based. We believe this would be detrimental to our goal of aligning executives and employees' interests with that of stockholders, as well as negatively impacting our earnings per share growth.

        The 2010 Stock Plan, with an initial share authorization of 3,800,000 shares, was originally approved by our stockholders at our 2010 annual meeting of stockholders and replaced our Amended and Restated 2001 Omnibus Stock Incentive Plan ("2001 Stock Plan") with respect to grants of future equity compensation awards to certain employees and consultants (collectively, "Selected Participants"). Any remaining authorized but unissued shares available for grant under the 2001 Stock Plan were canceled upon stockholder approval of the 2010 Stock Plan. The 2010 Stock Plan was subsequently amended, with each such amendment approved by our stockholders, so that the number of authorized shares has increased to 9,180,000 shares with stockholder approval. On April 5, 2017, our Board approved an increase (subject to stockholder approval at the Annual Meeting) of 3,500,000 shares in the number of shares available for grant under the 2010 Stock Plan, which will increase the authorized shares from 9,180,000 shares to 12,680,000 shares. This increase in the number of shares available for grant constitutes approximately 7% of our issued and outstanding shares of common stock as of the Record Date.

        When approving the increase of 3,500,000 shares in the number of shares available for grant under the 2010 Stock Plan, from 9,180,000 shares to 12,680,000 shares, the Board considered a number of factors, including those set forth below:

  •
  Alignment with our Stockholders.  Achieving superior, long-term results for our stockholders remains one of our primary objectives. In order for our employees to think and act like owners, we use equity as a central component of our overall compensation strategy at multiple levels of management within our Company. We believe that stock ownership enhances the alignment of the long-term economic interests of our employees and our stockholders.

    We historically grant our annual equity awards in the first quarter of each fiscal year, which is also when we determine other components of compensation. We make additional grants periodically in connection with corporate management promotions, new hires and restaurant management entry into our Managing Equity Program, the program under which we grant equity awards to our General Managers ("GM"), Executive Kitchen Managers ("EKM"), Area Directors of Operation ("ADO") and Area Kitchen Operations Managers ("AKOM") who satisfy all applicable eligibility requirements of the program. As of April 4, 2017, the last day of our first fiscal quarter of 2017, only 867,289 unissued shares were available for future equity grants under the 2010 Stock Plan (such share amount does not reflect the 2010 Stock Plan fungible share counting methodology which is described below in the "Shares Subject to the 2010 Stock Plan" section). We project that between our 2017 Annual Meeting and 2018 Annual Meeting, awards covering approximately 1,200,000 shares (applying the 2010 Stock Plan's fungible share counting methodology as discussed below in the "Shares Subject to the 2010 Stock Plan" section) will be granted under the 2010 Stock Plan. If the proposed Amendment to the 2010 Stock Plan is not approved by stockholders, we would be unable to grant equity as part of our total compensation strategy by the first quarter of fiscal 2018. As a result, our ability to maintain our total compensation strategy, including adequately planning for annual grants in fiscal 2018 would be jeopardized. If we are unable to continue our current equity compensation program, our ability to align our employees' long-term economic interests with those of our stockholders will be significantly hampered.

  •
  Attract, Motivate and Retain High Performers.  We compete for corporate and restaurant management talent in a variety of geographic and talent markets and strive to maintain compensation programs that are competitive in our industry in order to attract, motivate and retain high performers. Our use of equity compensation is not limited to corporate executives, but also extends to our restaurant management personnel, specifically our GMs and EKMs—the individuals responsible for the day-to-day operations in our restaurants. As of the Record Date, approximately 545 corporate executives, restaurant management, bakery management and corporate support staff members have outstanding equity awards under the 2010 Stock Plan. We believe the equity component of our total compensation package contributes to the retention of these talented employees and helps us maintain one of the lowest turnover rates in our industry for these positions. If we are unable to grant equity as part of our overall compensation strategy due to the lack of adequate share authorization under our 2010 Stock Plan, our ability to attract and retain all levels of talent we need to operate our business successfully may be significantly harmed.

  •
  Equity vs. Cash Compensation.  If the proposed Amendment to the 2010 Stock Plan is not approved by stockholders in 2017, we will have to substantially alter our historically-successful compensation program which includes equity as well as cash compensation. If we adopt alternative compensation programs that are more cash-based, we believe that the level of cash compensation required to offset the lack of availability of equity grants could result in (i) an increase in our compensation costs, which would be detrimental to our future operating results, and (ii) a decrease in our cash flow, which would reduce the cash available to return to stockholders through dividends and share repurchase plans.

  •
  Balanced Approach to Compensation.  We believe that a balanced approach to compensation—using a mix of salaries, performance-based bonus incentives and long-term equity incentives (including performance-based equity)—encourages management to make decisions that favor long-term stability and profitability, rather than short-term results. If the proposed Amendment to the 2010 Stock Plan is not approved by stockholders, our ability to continue to retain this balanced approach to compensation would be hampered.

  •
  Burn Rate and Dilution.  When deciding if, and by how much, to increase the number of shares available for grant under the 2010 Stock Plan, the Board evaluated the current amount of shares available to grant, our projected need for equity grants over the next four-years, our three-year average and most current fiscal year gross burn rates and the dilutive impact of the proposed share increase.

    Burn rate is the rate at which a company is granting equity compensation share awards. Using the Institutional Shareholder Services (ISS) methodology, we express our burn rate as the gross number of such shares awarded as a percentage of our weighted average shares outstanding. Grants of full-value awards (e.g., restricted stock or stock units) are adjusted in this computation and are multiplied by a factor based on our stock price volatility. Canceled or forfeited equity compensation awards are excluded from this calculation. Our three-year average gross burn rate for fiscal years 2016, 2015, and 2014 is 3.4% versus an industry cap of 4.02%, as set forth by ISS for 2017. Additionally, our one-year burn rate remained constant at 3.37% using the same methodology. We estimate that based on our projected share usage for fiscal 2017, our current year burn rate will remain about the same as the prior year. Therefore, the Board determined that our current and projected rates of equity compensation usage are reasonable.

    In addition, the Board considered whether the potential dilutive effect to stockholders is reasonable. Dilution is calculated by adding the number of shares subject to outstanding awards plus shares available to grant plus the proposed additional shares, and expressing such sum as a percentage of the total number of diluted outstanding shares. The Board considered that if we were to increase the number of shares available under the 2010 Stock Plan by 3,500,000 shares (which itself represents only 7% of our total number of outstanding shares as of the Record Date), from 9,180,000 shares to 12,680,000 shares, dilution would be approximately 14.44%. This represents a decrease from 15.25% dilution in 2016 and 14.89% dilution in 2015 and an increase from 13.38% dilution in 2014. We seek to offset stockholder dilution resulting from our equity compensation program by our previously announced share repurchase program. In July, 2016 the Board increased the authorization to repurchase the Company's common stock by 7.5 million shares to 56 million shares. Under this and all previous authorizations, we have cumulatively repurchased 47.1 million shares at a total cost of $1,419.2 million through April 4, 2017, including 0.2 million shares of common stock at a cost of $9.3 million during the first quarter of fiscal year 2017. The Company's share repurchase authorization does not have an expiration date, does not require the Company to purchase a specific number of shares and may be modified, suspended or terminated at any time.

        In addition to the above increase in total shares that can be issued under the Plan, as described further below, the Amendment also includes (i) a 50% increase to the Internal Revenue Code Section 162(m) annual per person share grant limits, (ii) extends the Plan's expiration date from February 24, 2020 to February 24, 2021 and (iii) makes clear that no dividends or dividend equivalents will be paid on unvested Awards. After carefully considering each of these points, the Board strongly believes the proposed Amendment to the 2010 Stock Plan is essential for our future success and encourages stockholders to consider these points in voting to approve the proposed Amendment.

        Proposed Amendment and Text of 2010 Stock Plan.    Under the proposed Amendment, Sections 4(o), 5(a), 5(d) and 15(a) of the 2010 Stock Plan would be amended in full to read as follows (and such amended provisions are the only material amendments to the 2010 Stock Plan):

  "SECTION 4. GENERAL.

          (o)   Dividends/Dividend Equivalents.    For all Awards, no payment of dividends (or dividend equivalents) shall be made with respect to any unvested Awards. Dividends (and dividend equivalents) shall only be paid to a Participant to the extent that the underlying Award to which the dividends/dividend equivalents are attached becomes vested. For avoidance of doubt, accrual of dividends (and dividend equivalents) while the underlying Award is unvested and which are payable upon vesting is permitted to the extent provided under this Plan or Award agreement."

  "SECTION 5. SHARES SUBJECT TO PLAN AND PLAN LIMITS.

          (a)   Basic Limitations and Fungible Share Counting.    The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the aggregate number of Shares reserved for issuance under the Plan shall not exceed 12,680,000 Shares ("Share Issuance Limit"). Subject to Section 5(b), the number of Shares available for issuance under the Plan shall be reduced: by one (1) Share for each Share issued pursuant to an exercise of an Option or an SAR and by two (2) Shares for each Share issued pursuant to a Restricted Stock Grant or settlement of Stock Units (for avoidance of doubt, two (2) Shares shall again become available for issuance for every Share of a Restricted Stock Grant that is forfeited back to the Company under Section 5(b)). In addition, the following Shares may not again be made available for issuance under the Plan and shall count on a one-for-one basis against the Share Issuance Limit: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or Option, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of an Option's Exercise Price. The aggregate number of Shares that may be issued in connection with ISOs under the Plan shall not exceed 3,800,000 Shares."

  "SECTION 5. SHARES SUBJECT TO PLAN AND PLAN LIMITS.

          (d)   Share Limits.    For so long as: (x) the Company is a "publicly held corporation" within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to the Covered Employees, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m).

              (i)  Limits on Options and SARs.    No Selected Employee shall receive Options to purchase Shares or Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.

             (ii)  Limits on Restricted Stock Grants and Stock Units.    No Selected Employee shall receive Restricted Stock Grants or Stock Units during any Fiscal Year that in the aggregate cover in excess of 150,000 Shares.

            (iii)  Increased Limits for First Year of Employment or Change in Status.    The numerical limits expressed in the foregoing subparts (i) and (ii) shall in each case be multiplied by two with respect to Awards granted to a Selected Employee during the Fiscal Year of (1) the Selected Employee's commencement of employment with the Company or (2) the Selected Employee's promotion to be the Company's Chief Executive Officer or (3) when a Selected Employee first becomes a Covered Employee."

  "SECTION 15. DURATION AND AMENDMENTS.

          (a)   Term of the Plan.    The Plan, as set forth herein, is conditioned upon and subject to the approval of the Company's stockholders on or before the consummation of the 2017 Annual Meeting and is effective on the Amendment Approval Date. The Plan shall terminate on February 24, 2021 and may be terminated on any earlier date pursuant to this Section 15. This Plan will not in any way affect outstanding Awards that were issued under the Prior Equity Plan or other Company equity compensation plans. No further awards may be granted under the Prior Equity Plan."

          In addition to (i) increasing total shares that can be issued under the plan from 9,180,000 shares to 12,680,000 shares, (ii) increasing by 50% the annual per person share grant limits, (iii) extending the Plan's expiration date from February 24, 2020 to February 24, 2021, and (iv) clarifying that no dividends or dividend equivalents will be paid on unvested Awards, the Amendment includes certain immaterial revisions to the 2010 Stock Plan. Stockholders are urged to review the 2010 Stock Plan and the proposed Amendment together with the following information, which is qualified in its entirety by reference to the complete text of the 2010 Stock Plan, as last amended by our Board effective June 8, 2017 (subject to stockholder approval), and attached as Appendix A hereto.

  Summary of the 2010 Stock Plan as Amended.

        Background and Purpose of the 2010 Stock Plan.    The purpose of the 2010 Stock Plan is to promote our long-term success and the creation of stockholder value by:

  •
  Attracting and retaining the services of employees and certain key service providers who would be eligible to receive grants as Selected Participants,

  •
  Aligning Selected Participants' interests with the interests of our stockholders through compensation that is based upon the performance of our common stock,

  •
  Motivating Selected Participants, through the award of equity compensation grants, to achieve long-term performance goals,

  •
  Providing a vehicle to grant equity compensation awards, which allows us to provide a balanced mix of compensation to our Selected Participants, and

  •
  Providing a long-term compensation program that is competitive compared to other companies.

        Eligibility to Receive Awards.    Our employees and consultants, and those of certain of our affiliated companies, are eligible to receive awards under the 2010 Stock Plan. The 2010 Stock Plan Committee (defined below) determines, in its discretion, the Selected Participants to be granted awards under the 2010 Stock Plan. As of April 4, 2017, approximately 545 employees (including four executive officers and one executive officer who is also an employee director) and no non-employee consultants were eligible to participate in the 2010 Stock Plan. The total number of employees employed by us as of April 4, 2017 was approximately 38,500. Non-employee directors are not eligible to participate in the 2010 Stock Plan.

        Shares Subject to the 2010 Stock Plan.    If stockholders approve the proposed Amendment to the 2010 Stock Plan pursuant to this Proposal 3, the maximum number of common shares that can be issued under the 2010 Stock Plan will increase by 3,500,000 shares, from 9,180,000 shares to 12,680,000 shares. We recognize the greater intrinsic value of restricted stock and stock units and, accordingly, we designed the 2010 Stock Plan with a fungible share counting methodology such that shares issued as restricted stock and stock units, and which are not forfeited, count as two shares against this limit. The shares underlying forfeited or terminated awards become available again for issuance under the 2010 Stock Plan, but shares used to pay an award's exercise price or tax withholding obligations count against the 2010 Stock Plan's share limit.

        Administration of the 2010 Stock Plan.    The 2010 Stock Plan is administered by a committee (the "2010 Stock Plan Committee") whose members must be independent "Non-Employee Directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board has designated its Compensation Committee as the 2010 Stock Plan Committee, all of whose members are independent outside directors in accordance with the NASDAQ Listing Rules. Subject to the terms of the 2010 Stock Plan, the 2010 Stock Plan Committee has the sole discretion, among other things, to:

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  Select the individuals who will receive awards,

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  Determine the terms and conditions of awards (for example, performance conditions imposed to satisfy the requirements of performance-based compensation under Code Section 162(m) or otherwise, if any, and vesting schedule),

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  Correct any defect, supply any omission or reconcile any inconsistency in the 2010 Stock Plan or any award agreement,

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  Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2010 Stock Plan, and

  •
  Interpret the provisions of the 2010 Stock Plan and outstanding awards.

        The 2010 Stock Plan Committee also may use the 2010 Stock Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a "clawback" policy) including without limitation the Company's Policy on Reimbursement of Incentive Payments. The members of the Board, the 2010 Stock Plan Committee and their delegates are indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken with respect to the 2010 Stock Plan.

        Types of Awards.    The 2010 Stock Plan permits the discretionary award of incentive stock options ("ISOs"), nonstatutory nonqualified stock options ("nonqualified stock options"), restricted stock, stock units and/or SARs to Selected Participants. As of the Record Date, the 2010 Stock Plan has only included grants of nonqualified stock options, restricted stock and stock units. Awards issued under the 2010 Stock

Plan are evidenced by a written agreement executed by and between the Company and the Selected Participant. The written agreement recites the specific terms and conditions of the award.

        Stock Options.    A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2010 Stock Plan Committee determines the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but the per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option.

        Stock options granted under the 2010 Stock Plan may be either ISOs or nonqualified stock options. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on nonqualified stock options. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant, and such ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2010 Stock Plan provides that no more than 3,800,000 shares may be issued pursuant to the exercise of ISOs.

        A stock option granted under the 2010 Stock Plan generally cannot be exercised until it vests. The 2010 Stock Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for stock options granted under the 2010 Stock Plan since February 2013 has been eight years from the date of grant, although the 2010 Stock Plan Committee may establish a shorter period at its discretion. The 2010 Stock Plan Committee has historically granted options with an eight-year term. As of the Record Date, no ISOs have been granted under the 2010 Stock Plan.

        The exercise price of each stock option granted under the 2010 Stock Plan must be paid in full at the time of exercise, either with cash, through a broker-assisted "cashless" exercise and sale program, or through another method approved by the 2010 Stock Plan Committee. The optionee must pay any taxes that we are required to withhold at the time of exercise. The exercise price of outstanding stock options may not be reduced or lowered without the approval of the Company's stockholders.

        Restricted Stock.    Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2010 Stock Plan Committee. The 2010 Stock Plan Committee also determines any other terms and conditions of a restricted stock award. In determining whether a restricted stock award should be made, and/or the vesting schedule for any such award, the 2010 Stock Plan Committee may impose whatever conditions to vesting it determines to be appropriate; provided, however, that generally no vesting will be permitted until at least one year after grant. The 2010 Stock Plan Committee may determine that an award of restricted stock will vest only if we satisfy performance goals established by the 2010 Stock Plan Committee.

        Stock Units.    Stock units are the right to receive an amount of shares or cash or any combination thereof equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The 2010 Stock Plan Committee determines all of the terms and conditions of an award of stock units, including the vesting period; provided, however, that generally no vesting will be permitted until at least one year after grant. Upon each vesting date of a stock unit, a Selected Participant will be entitled to receive an amount of shares or cash, or any combination thereof, equal to the then fair market value of the shares on the settlement date. The 2010 Stock Plan Committee may determine that an award of stock units will vest only if we satisfy performance goals established by the 2010 Stock Plan Committee. Settlement of stock units generally occurs within thirty days of vesting, unless the Selected Participant has timely elected to defer such compensation.

        Stock Appreciation Rights ("SARs").    A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares covered by the SAR on the date of exercise and the fair market value of those shares on the date of grant. The 2010 Stock Plan Committee determines the terms of SARs, including the exercise price (provided that the exercise price per share cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting schedule and the term of the SAR. The maximum term for SARs granted under the 2010 Stock Plan prior to February 2013 could not exceed ten years and, thereafter, may not exceed eight years from the date of grant, subject to the 2010 Stock Plan Committee's discretion to establish a shorter period. The 2010 Stock Plan Committee may determine that a SAR will only be exercisable if we satisfy performance goals established by the 2010 Stock Plan Committee. The exercise price of outstanding SARs may not be reduced or lowered without the approval of the Company's stockholders. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the 2010 Stock Plan Committee may determine. As of the Record Date, no SARs have been granted under the 2010 Stock Plan.

  Other Provisions of the 2010 Stock Plan as Amended.

        Performance Conditions.    The 2010 Stock Plan specifies performance conditions that the 2010 Stock Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria are limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: return on equity; earnings per share; net income; earnings per share growth; return on invested capital; return on assets; economic value added; earnings before interest and taxes ("EBIT"); revenue growth; gross margin return on inventory investment; fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return); operating profit; consolidated income from operations; cash flow (including, but not limited to, cash flow from operations and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; net present value; costs or expenses; market share; guest satisfaction; corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures; product development; capital expenditures; earnings before interest, taxes, depreciation and amortization ("EBITDA"), and/or revenues.

        Dividend Rights.    In the third quarter of fiscal 2012, our Board initiated a dividend payable on shares of our common stock, including restricted stock granted under the 2010 Stock Plan and has declared a dividend each fiscal quarter since that time, including through the end of the 2016 fiscal year. Any dividends on shares of unvested Awards issued under the 2010 Stock Plan are accrued rather than paid to the holder and are subject to the same vesting conditions and restrictions as the underlying Award with respect to which the dividends are paid. Accrued dividends are payable at the time the underlying Award vests, and such dividends are forfeited if the grant does not vest according to its terms.

        Limited Transferability of Awards.    Awards granted under the 2010 Stock Plan generally are not transferrable other than upon death or pursuant to a court-approved domestic relations order. However, the 2010 Stock Plan Committee may, in its discretion, permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Participant's immediate family or to a trust or other entity for the benefit of the Selected Participant and/or members of his or her immediate family.

        Termination of Service.    Unless an applicable award agreement or a Selected Participant's employment agreement, if any, provides otherwise, the rules of the 2010 Stock Plan govern the vesting, exercisability and the term of any outstanding awards held by a Selected Participant who experiences a termination of service. The effect of such rules depends on the cause of a Selected Participant's termination of service. For instance, a termination of service for cause may be treated differently than a termination of service due to retirement, death or disability, which may be treated differently than a termination of service for any other reason.

        Adjustments upon Changes in Capitalization.    In the event of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2010 Stock Plan and subject to each award, as well as the number and class of shares available for issuance under the 2010 Stock Plan and the per-participant fiscal grant limits, shall each be equitably and proportionately adjusted by the 2010 Stock Plan Committee.

        Corporate Transaction.    In the event that we are a party to a merger or other reorganization, outstanding 2010 Stock Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without the consent of the Selected Participant. The Board or 2010 Stock Plan Committee need not adopt the same rules for each award or Selected Participant.

        Change in Control.    The 2010 Stock Plan Committee will decide the effect of a change in control of the Company on outstanding awards. The 2010 Stock Plan Committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time, unless a participant's employment agreement, if any, provides otherwise.

        Term of the 2010 Stock Plan.    The 2010 Stock Plan is effective until February 24, 2020, or until earlier terminated by the Board. However, awards that are outstanding as of the termination of the 2010 Stock Plan shall continue to remain outstanding in accordance with their terms. If stockholders approve the proposed Amendment to the 2010 Stock Plan pursuant to this Proposal 3, then the foregoing expiration date will become February 24, 2021.

        Governing Law.    The 2010 Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), except for conflict of law provisions.

        Amendment and Termination of the 2010 Stock Plan.    The Board generally may amend or terminate the 2010 Stock Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments, including any addition of shares or repricing of stock options or stock appreciation rights after the date of their grant as required by NASDAQ Listing Rules.

        Limitations on the Magnitude of Grants.    The 2010 Stock Plan imposes the following fiscal year grant limits on individual Covered Employees' awards:

Share Grant Limit Per Fiscal Year
Stock Options and SARs	200,000 shares
Restricted Stock and Stock Units	100,000 shares

If stockholders approve the proposed Amendment to the 2010 Stock Plan pursuant to this Proposal 3, then the foregoing limits will be as follows:

Share Grant Limit Per Fiscal Year
Stock Options and SARs	300,000 shares
Restricted Stock and Stock Units	150,000 shares

The above share grant limits are doubled for awards that are granted (i) in the fiscal year the Covered Employee commences employment, (ii) to an employee who is promoted to the position of our Chief Executive Officer, or (iii) when an employee first becomes a Covered Employee.

        It is impossible to be certain that all 2010 Stock Plan awards or any other compensation paid by the Company to Covered Employees will be tax deductible, and not all awards granted under the 2010 Stock Plan to Covered Employees or other participants include qualified performance-based conditions. Further, the 2010 Stock Plan does not preclude the 2010 Stock Plan Committee from making other compensation payments outside of the 2010 Stock Plan to Covered Employees, even if such payments do not qualify for tax deductibility under Code Section 162(m). See also the section under the heading "Internal Revenue Code Section 162(m) Limits" below for further information on Code Section 162(m).

        Certain Federal Income Tax Information.    The following is a general summary, as of March 1, 2017, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2010 Stock Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2010 Stock Plan.

        Incentive Stock Options.    For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. Utilization of losses is subject to special rules and limitations. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant's regular income tax for the year.

        Nonqualified Stock Options.    A participant who receives an nonqualified stock option generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise.

        Restricted Stock.    A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.

        Stock Units.    No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares issued or payment received in connection with the vested stock units.

        Stock Appreciation Rights.    No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Income Tax Effects for the Company. We generally will be entitled to a tax deduction in connection with an award under the 2010 Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an nonqualified stock option or vesting of restricted stock).

        Internal Revenue Code Section 162(m) Limits.    Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to a Covered Employee. The 2010 Stock Plan is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of Section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Board has not adopted a policy that all compensation must be tax deductible or be intended to qualify as performance-based compensation, and certain grants made to Covered Employees under the 2010 Stock Plan may not be deductible by the Company, in whole or in part.

        Internal Revenue Code Section 280G.    For certain persons, if a change in control of the Company causes an award to vest or become newly payable, or if the award was granted within one year of a change in control and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the safe harbor dollar limit provided in Section 280G of the Code, then the entire amount in excess of one-third of this dollar limit will be considered an excess parachute payment. Generally, the safe harbor dollar limit is equal to three times the five-year historical average of the individual's annual compensation received from the Company. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, and the Company cannot deduct the excess amount from its taxable income.

        Internal Revenue Code Section 409A.    Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal additional tax on the employee of 20% over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2010 Stock Plan (such as stock units). The intent is for the 2010 Stock Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee's separation from service.

        New Plan Benefits.    All 2010 Stock Plan awards are granted at the 2010 Stock Plan Committee's discretion, subject to the limitations contained in the 2010 Stock Plan. Therefore, future benefits and amounts that will be received or allocated under the 2010 Stock Plan are not presently determinable. For information with respect to equity grants made to our "Named Executive Officers" (i.e., our Chief Executive Officer, President, Chief Financial Officer, General Counsel and President-The Cheesecake Factory Bakery Incorporated) in fiscal 2016 under the 2010 Stock Plan, please see the sections entitled "Executive Compensation—Equity-Based Compensation—Equity Grants in 2016," "—Equity Grants in 2017" and "Compensation of Named Executive Officers—Outstanding Equity Awards" in this Proxy Statement. As of April 4, 2017 the fair market value of a share of our common stock (as determined by the closing price quoted by the NASDAQ Global Select Market on that date) was $63.49.

        Existing Plan Benefits.    The following table sets forth the number of shares subject to all stock options granted through April 4, 2017 under the 2010 Stock Plan. These share numbers do not take into account the effect of options that have been exercised or were cancelled or that expired unexercised and do not reflect shares subject to other types of awards that have been granted to participants under the 2010 Stock Plan, such as restricted shares or stock units.

Name and Position	Number of Option Shares

David Overton, Chairman of the Board and Chief Executive Officer	880,500

David M. Gordon, President	115,150

W. Douglas Benn, Executive Vice President and Chief Financial Officer	86,550

Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary	81,450

Max S. Byfuglin, President, The Cheesecake Factory Bakery Incorporated	48,675

All current executive officers as a group	1,212,325

All non-employee directors as a group*	0

All employees as a group (excluding executive officers)	587,400

*
Non-employee directors are not eligible to participate in the 2010 Stock Plan.

        Required Vote.    Under this Proposal 3, we are asking you to approve the Amendment to the 2010 Stock Plan. Approval of this Proposal 3 constitutes approval of the Amendment and requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to be voted on Proposal 3. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and will have the effect of a vote "AGAINST" this Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 3 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2010 STOCK INCENTIVE PLAN TO, AMONG OTHER THINGS, INCREASE THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT BY 3,500,000 SHARES, FROM 9,180,000 SHARES TO 12,680,000 SHARES

PROPOSAL FOUR
Non-Binding, Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and as a matter of good corporate governance practices, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our principal executive officer, our principal financial officer and our three most highly compensated executive officers (collectively, the "Named Executive Officers") as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as a "say-on-pay vote"). We intend to present this non-binding, advisory vote on executive compensation to our stockholders on an annual basis. Accordingly, you may vote on the following resolution at the 2017 Annual Meeting:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement, is hereby APPROVED."

        As described in detail in the "Compensation Discussion and Analysis" section of this Proxy Statement, our compensation programs are designed to motivate our executives to drive the success of our Company. We believe that our compensation programs play a material role in our ability to achieve strong financial results, even during difficult economic times, and attract, retain and motivate a highly experienced and successful team to manage our Company. Our compensation programs reward sustained performance that is aligned with long-term stockholder interests, with a balance of:

  •
  short-term incentives (including performance-based cash bonus awards),

  •
  long-term incentives (including nonqualified stock options, restricted stock and restricted stock units, that each generally fully vest over five years and, in the case of restricted stock and restricted stock units, include a stockholder approved performance condition), and

  •
  executive stock ownership guidelines.

Stockholders are encouraged to read the "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.

        This vote is advisory only and non-binding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate.

        Required Vote.    The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 4 and will count as a vote "AGAINST" Proposal 4. Broker non-votes will not be considered as present and entitled to vote on this Proposal 4. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 4 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL,
ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE.

PROPOSAL FIVE
Non-binding, Advisory Vote on the Frequency of the Stockholder Advisory Vote on
Executive Compensation

        In accordance with Section 14A of the Exchange Act, public companies are required to conduct a non-binding, advisory stockholder vote to approve the compensation of named executive officers (a "say-on-pay vote") at least every three years and to determine, at least once every six years, whether the say-on-pay votes will occur every three, two or one years. In accordance with the Exchange Act, we are seeking a non-binding, advisory vote from our stockholders as to whether the frequency of our stockholders' say-on-pay votes should occur once every three, two or one years.

        While our compensation program is designed to drive long-term value for our stockholders, we nonetheless believe it is most appropriate for stockholders to express their views on our Named Executive Officers' compensation every year so that our Compensation Committee can take such advisory vote into consideration when setting compensation in the succeeding year.

        In addition to favoring a say-on-pay vote each year, we also encourage a dialogue with stockholders to provide a method by which stockholders may express their views about our compensation program, among other matters. Our Board and Compensation Committee may be contacted at any time as described in the section entitled "Stockholder Communications with the Board" in this Proxy Statement.

        While the results of voting on this proposal are only advisory and are non-binding upon our Board, we value our stockholders' opinions and the Board is expected to consider the results of the vote when determining the frequency of our stockholders' say-on-pay votes.

        Required Vote.    Our Board recommends that a non-binding, advisory stockholder vote concerning Named Executive Officer compensation should occur every year. The proxy card provides our stockholders with the opportunity to choose among four alternatives (i.e., holding the vote every three years, two years or one year, or abstaining from the vote) and, therefore, stockholders will not be voting to approve or disapprove the Board's recommendation. The alternative that receives the largest number of votes (other than "Abstain") will be designated the stockholders' preference as to the frequency of the say-on-pay vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY ONE YEAR FOR THE
FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION,
WHICH IS ONE OF THE ALTERNATIVES PRESENTED UNDER ITEM 5 ON THE PROXY CARD.

THE BOARD AND CORPORATE GOVERNANCE

Our Board of Director Nominees

        The Board nominated all seven of the Company's current directors for re-election at the Annual Meeting to serve a one-year term expiring at the 2018 annual meeting of stockholders and until their respective successors shall be elected and qualified. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Name	Age	Position	Director Since	Current Term Expiration
David Overton	71	Chairman of the Board, Chief Executive Officer	1992	2017
Edie Ames	50	Director	2016	2017
Alexander L. Cappello	61	Director	2008	2017
Jerome I. Kransdorf	78	Lead Director	1997	2017
Laurence B. Mindel	79	Director	2012	2017
David B. Pittaway	65	Director	2009	2017
Herbert Simon	82	Director	2011	2017

        David Overton has served as our Chairman of the Board and Chief Executive Officer since our incorporation in 1992. He co-founded the Company with his parents, Evelyn and Oscar Overton. Mr. Overton created the Company's namesake concept and opened the first The Cheesecake Factory restaurant in 1978 in Beverly Hills, California. He grew The Cheesecake Factory® into an international brand and created two other concepts, Grand Lux Cafe® and RockSugar Pan Asian Kitchen®. Under Mr. Overton's leadership, the Company's revenues reached $2.3 billion in 2016, with The Cheesecake Factory leading the casual dining industry in average annual sales per restaurant of $10.7 million in fiscal 2016. Mr. Overton's professional honors include the International Foodservice Manufacturers Association "Silver Plate Award," recognizing the most outstanding and innovative talent in foodservice operations; the "Executive of the Year Award" from Restaurants & Institutions Magazine; the "MenuMasters Hall of Fame Award" from Nation's Restaurant News, for his outstanding contributions to menu design and foodservice research and development; the "Entrepreneur of the Year" in the Food Services category for the Los Angeles region by Ernst & Young, for his demonstrated excellence and extraordinary success in innovation, performance and personal commitment to The Cheesecake Factory and the communities our restaurants serve; and the "Leadership Roundtable-Industry Leadership Award." Mr. Overton is also one of the founding members and directors of The Cheesecake Factory Oscar and Evelyn Overton Charitable Foundation ("Foundation"), a 501(c)(3) qualified, non-profit charitable organization which raises funds for a variety of worthy causes and provides a means for the Company's approximately 38,800 staff members to perform charitable work in their communities.

        Edie Ames brings 30 years of restaurant industry experience across the casual dining, fast casual and fine dining segments. Ms. Ames currently serves as President of The Counter and Built Custom Burgers where she oversees company-owned operations and supports the growth of its franchise business. Previously, she held numerous leadership roles, including Executive Vice President of Wolfgang Puck Catering, Chief Operating Officer of both Real Mex Restaurants and Del Frisco's Restaurant Group, as well as President of Morton's Restaurant Group. Earlier in her career she spent 11 years at California Pizza Kitchen, Inc. where she held positions of increasing responsibility.

        Alexander L. Cappello has led several public and private companies over the past 43 years, including Cappello Global, LLC, a global investment bank, whose principals have transacted business in over 50 countries. He is also a director of California Ethanol & Power, Gusmer Enterprises, Virco Manufacturing Corporation (NASDAQ), Santa Maria Energy Holdings, LLC and Caldera Medical Corp.

Mr. Cappello is a director of RAND Corporation's Center for Middle East Public Policy, the Center for Global Risk and Security, and the RAND-Russia Forum. Mr. Cappello is a former Chairman of Intelligent Energy, PLC (London), Inter-Tel (NASDAQ), and Geothermal Resources Intl. (AMEX), and a former director of California Republic Bank.

        Jerome I. Kransdorf has more than 45 years of investment management experience. Mr. Kransdorf retired in 2014 as President of JaK Direct, a division of Muriel Siebert & Co., Inc. where he worked from 2001 to 2014. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies.

        Laurence B. Mindel has 47 years of experience as a restaurant creator, developer and operator and is currently the Managing Partner of Poggio Trattoria, an award-winning Italian restaurant, and Copita Tequileria Y Comida, a "modern" Mexican restaurant, both located in Sausalito and Convivo, a "nomad Italian" restaurant in Santa Barbara, California. In 1970, he co-founded Spectrum Foods whose restaurant portfolio included, among others, California-based restaurants Ciao, Prego, MacArthur Park, Guaymas and Harry's Bar. Following the acquisition of Spectrum Foods by Saga Corp. (NYSE) in 1984, Mr. Mindel served as President of Saga's restaurant group where he directed the operations of more than 200 restaurants with combined revenue of over $375 million. When Saga was acquired in 1986, Mr. Mindel founded Il Fornaio, a restaurant and bakery company which became public in 1997 (NASDAQ) and was subsequently taken private in 2001. His professional honors include Nation's Restaurant News "Golden Chain" award, International Foodservice Manufacturers Association "Gold Plate" award, Food Arts Magazine "Silver Spoon" award Leadership Roundtable Conference award for Distinguished & Exemplary Leadership in the Food Service Industry and, in 1998, he was inducted into the California Restaurant Association's Hall of Fame. In 1985, Mr. Mindel became the first American and the first person of non-Italian descent to be awarded the Caterina de Medici Medal from the Italian government, recognizing excellence in the preservation of Italian heritage outside of Italy.

        David B. Pittaway is Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has served as a member of the Board and Senior Managing Director of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is a member of the boards of Bravo Brio Restaurant Group (BRIO) and the Dystrophic Epidermolysis Bullosa Research Association of America. He was formerly a director of Morton's Restaurant Group and McCormick & Schmick's Seafood Restaurants. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        Herbert Simon is the Chairman Emeritus of the board of Indianapolis-based Simon Property Group, Inc., a member of the S&P 500 and the largest U.S. publicly-traded real estate investment trust. Mr. Simon has served on its board since 1993. Throughout his career, Mr. Simon has maintained a leadership position within the retail property industry by developing high profile retail facilities, including, but not limited to, The Forum Shops at Caesars, Roosevelt Field in Long Island, and The Fashion Centre at Pentagon City. Additional diversified business interests beyond real estate include ownership of a National Basketball Association's franchise, the Indiana Pacers. Mr. Simon also served as the former Chairman of the National Basketball Association's Board of Governors and continues to serve as a member of such board. He is also active in numerous community and civic organizations.

        Except as set forth above, each nominee has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under NASDAQ rules.

Director Independence

        The Board has determined each of the following directors to be an "independent director" as defined under SEC and NASDAQ rules: Edie Ames; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway and Herbert Simon. In this Proxy Statement, these six directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Board Leadership Structure and Lead Director

        Our Chief Executive Officer, David Overton, also serves as Chairman of our Board. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as Chief Executive Officer and Chairman since 1992. We believe this leadership structure enables Mr. Overton to function as the critical link between the Board and the operating organization. It also streamlines communications with and among the Board on key topics such as our strategic objectives, long-term planning and enterprise risk management.

        In addition to Mr. Overton's leadership on the Board, we determined that the appointment of an independent, lead director ("Lead Director") would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors. Mr. Kransdorf currently serves as Lead Director.

        The role of the Lead Director is to preside at executive sessions of the Independent Directors, serve as principal liaison between the Independent Directors and the Chairman, work with the Chairman to set and approve the schedule and agenda for meetings of our Board and its committees, direct the retention of advisors and consultants who report directly to the Board, serve as liaison for consultation and communication with stockholders, oversee the annual evaluation of our Board and its committees and evaluate, in cooperation with the Compensation Committee and all members of the Board, the Chief Executive Officer's performance and meet with the Chief Executive Officer to discuss the Board's evaluation. For information on our Board leadership, including the role of our Chairman and Lead Director, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Role of the Board in Risk Oversight

        While the Audit Committee of the Board monitors risks related to our financial statements, the Board has determined that oversight of Company-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board's desire to receive feedback from a broad spectrum of disciplines regarding management's plans with respect thereto. The Board meets periodically with our management to review the effectiveness of processes for identifying and managing significant risks. The Board also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.

Meeting Attendance

        During fiscal 2016, the Board held ten meetings and the Independent Directors held three executive sessions without management present. Meetings include both in-person and telephonic meetings. For information regarding committee composition and number of committee meetings held during fiscal 2016, please see the section below entitled "Committees of the Board of Directors." All of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served while they were on the Board.

        Our policy regarding Board members' attendance at our annual meeting of stockholders and our procedure for annual committee membership and chair assignments are both available on our website in our Corporate Governance Guidelines. For information on where to access this document, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website." The following directors were present at the 2016 annual meeting: David Overton, Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel and David B. Pittaway.

Committees of the Board

        The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Committee membership as of the date of this Proxy Statement is as follows:

Board Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

David Overton, Chairman of the Board	-	-	-

Edie Ames	-	-	Member

Alexander L. Cappello	Member*	Chair	-

Jerome I. Kransdorf, Lead Director	Member	Member	Chair

Laurence B. Mindel	-	Member	Member

David B. Pittaway	Chair*	-	-

Herbert Simon	-	Member	Member

Number of Meetings in 2016	8	11	3

*
Designated by the Board as an "audit committee financial expert."

        The Board determined that each member of the committees of the Board in service for all of fiscal 2016 met the independence requirements applicable to those committees under SEC and NASDAQ rules. The Governance Committee recommends committee membership and chair assignments to the Board, which the Board considers when making committee membership and committee chair assignments at its meeting held in conjunction with each annual meeting of stockholders. Changes to committee assignments are also made from time to time during the course of the year, as deemed appropriate by the Board. The role of each committee is described below.

        Audit Committee.    The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and related disclosure, and systems of internal controls regarding risk management, finance and accounting; our compliance with legal and regulatory requirements; our independent auditor's qualifications and independence; and the performance of our internal audit function and independent auditors. The Audit Committee provides an avenue of communication among the independent auditors, management and the Board and issues the report of the Audit Committee required by the SEC to be included in our proxy statement. Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.

        The Audit Committee conducts an annual performance evaluation of its composition, compliance procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our public accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on our auditor's independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

        We have adopted a written Code of Ethics for our directors, executive officers and senior financial officers, a copy of which is available on our website. Our Code of Ethics requires prompt reporting of potential conflicts to the Audit Committee.

        Our Audit Committee also has oversight over the recoupment of any bonus awards paid to our executive officers if we were required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements and the bonus was directly based on such financial statement.

        Pursuant to its charter, the Audit Committee reviews our policies and procedures relating to conflicts of interest and approves any proposed "related party transaction." For this purpose, "related party transaction" means a related person transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see "Policies Regarding Review, Approval or Ratification of Transaction with Related Persons" in this Proxy Statement. The Audit Committee conducts an annual evaluation of its charter.

        Compensation Committee.    The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and prepares, or causes to be prepared, the report of the Compensation Committee required by the SEC to be included in our proxy statement. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation advisor retained by the Compensation Committee. The Compensation Committee also makes recommendations to the Board concerning non-employee director compensation.

        The Compensation Committee approves and administers our incentive compensation programs, including our long-term equity and short-term bonus incentive plans. The Compensation Committee makes recommendations to the Board with respect to incentive and equity compensation plan structure and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans or management perquisites. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plan. The Compensation Committee conducts an annual evaluation of its charter.

        Governance Committee.    The Governance Committee operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders and the establishment and composition of committees of the Board. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee assists the Chief Executive Officer in succession planning for key executive positions. The Governance Committee conducts an annual evaluation of its charter.

        Other Committees.    The Board has the discretion to establish other committees and subcommittees from time to time. No additional committees or subcommittees were established or active in fiscal 2016.

        Committee Charters.    All of our committee charters are available on our website. For information on where to access these documents, please see the section entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Designation of Audit Committee Financial Experts

        With the assistance of our outside legal counsel, the Board reviewed the applicable legal standards for independence and criteria for determination as to each individual who may be deemed an "audit committee financial expert," as well as responses to annual questionnaires completed by the directors, and has determined that David B. Pittaway, Chairman of the Audit Committee, and Audit Committee member Alexander L. Cappello are each an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website

        Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a "Summary of Corporate Governance Principles and Guidelines" ("Corporate Governance Guidelines") which includes, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our Board members on boards of other publicly-traded companies, director and executive officer stock ownership guidelines, and our policy on communicating concerns to our Board.

        Our Corporate Governance Guidelines, as well as other corporate governance information listed below, are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance:"

  •
  Bylaws

  •
  Code of Ethics for Executive Officers, Senior Financial Officers and Directors

  •
  Code of Ethics and Code of Business Conduct

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  Policy on Lead Director

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  Committee Charters (Audit, Compensation and Corporate Governance and Nominating)

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  Equity Grant Procedures

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  Policy on Reimbursement of Incentive Payments

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  Policies and Procedures Regarding Board of Director Candidates

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  Succession Planning Policy Statement

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  Director and Executive Officer Stock Ownership Guidelines

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  Director Education Policy

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  Equal Employment Policy

        Throughout this Proxy Statement, we may refer to various documents that are available on our website. The contents posted on our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

Stockholder Communications with the Board

        Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please refer to Section VI of our Corporate Governance Guidelines at investors.thecheesecakefactory.com for a description of this process.

Director Nominations Process

        The Board adopted "Policies and Procedures Regarding Board of Director Candidates" ("Nominations Policy"). The Nominations Policy is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance." The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Board's recommended slate of director nominees. The Governance Committee of the Board administers the Nominations Policy and is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee at least annually reviews the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with our Certificate of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record or beneficial owners who timely comply with the Nominations Policy.

        Minimum Qualifications.    The Nominations Policy contains the following minimum qualifications for candidates for nomination to the Board:

  •
  Each candidate must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

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  Each candidate must agree that if elected he or she will submit an irrevocable resignation to our corporate Secretary promptly following his or her election or reelection that will be effective upon (i) such director's failure to receive a "majority vote" for reelection in any "uncontested election" (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

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  Each candidate's service as a director must not cause us or any of our subsidiaries to lose, or to be threatened with the loss of, any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

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  Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

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  Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

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  No candidate or family member (as defined under NASDAQ rules) of a candidate may have any current material personal, financial or professional interest in any company which is determined by the Committee to be a significant competitor of ours.

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  Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

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  Each candidate shall be prepared not to serve as a member of the board of directors of more than two publicly-traded companies in addition to ours without prior approval of the majority of the Independent Directors.

        Criteria for Evaluating Candidates; Diversity.    The Nominations Policy provides that, in evaluating nominations, the Governance Committee will take into consideration a balance of different capabilities and overall diversity in its broadest sense including in the areas of personal and professional experiences, age, gender, ethnicity, geography, financial and managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics with the goal of seeking and selecting candidates who will enhance the Board's ability to perform its responsibilities, increase stockholder value and adhere to good corporate governance practices.

        The Governance Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board and its committees:

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  Satisfaction of the minimum qualifications established by the Governance Committee.

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  Education and other training.

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  Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

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  Whether the candidate is a party to any action or arbitration adverse to us or any of our subsidiaries.

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  Whether the candidate would contribute to Board diversity in the broadest sense (including, without limitation, characteristics such as age, gender, ethnicity, education, geography and personal and professional experiences).

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  Whether the candidate would qualify as an "independent" director as defined by NASDAQ's listing standards.

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  Whether the candidate would qualify as an "audit committee financial expert."

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  Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by us pursuant to Item 401(f) ("Involvement in Certain Legal Proceedings") of Regulation S-K.

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  Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 ("Transactions with Related Persons, Promoters and Certain Control Persons") of Regulation S-K.

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  The candidate's reputation for judgment and honesty.

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  Whether we would be required to disclose any of the relationships described in Item 407(e) of Regulation S-K ("Compensation Committee Interlocks and Insider Participation").

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  The number and identity of any other boards of directors of which the candidate is a member.

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  Other professional and personal commitments that could affect the candidate's ability to serve.

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  Whether the candidate has provided accurate and complete responses to any requests for additional information by the Governance Committee.

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  Other relevant characteristics that would enhance the Board's ability to adequately perform its responsibilities, increase stockholder value, and adhere to good corporate governance practices.

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  Any history of criminal convictions.

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  Whether the candidate has agreed to be interviewed by the Governance Committee, if requested.

        In addition, the Governance Committee may consider whether the nomination and election of the candidate would result in less than two-thirds of the Board being "independent directors" as defined in our policies and procedures.

        Qualifications of Current Directors and Director Nominees.    As described above, the Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Committee's requirements for Board service. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company.

        David Overton has served as our Chief Executive Officer and Chairman of the Board since our incorporation in February 1992. When evaluating Mr. Overton's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Overton's essential leadership role with us, his unique perspective and understanding of our mission, vision and values, the extent and depth of his knowledge and experience related to us and our concepts, and the importance of Mr. Overton's strategic vision.

        Edie Ames was appointed to the Governance Committee and the Board in December 2016. When evaluating Ms. Ames' qualifications for Board service, the Governance Committee and the Board considered Ms. Ames' more than 30 years of restaurant industry experience, including operational experience, domestic and international licensing and franchise experience, numerous leadership roles with a variety of restaurant concepts across the casual dining, fast casual and fine dining segments, and her current status as an "independent director" under NASDAQ and SEC rules.

        Alexander L. Cappello has served on the Board since 2008. When evaluating Mr. Cappello's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello's extensive executive management and financial background, international business experience, international management and marketing experience, prior service as Lead Director of our Company, service as the Chair of our Compensation Committee and member of our Audit Committee, designation by our Board as an "audit committee financial expert," former service on the boards of other public companies, including another restaurant company, corporate governance expertise, and his current status as an "independent director" under NASDAQ and SEC rules.

        Jerome I. Kransdorf has served on the Board since 1997. When evaluating Mr. Kransdorf's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf's more than 45 years' of investment management experience, his depth of knowledge and experience specific to us, his current service as Lead Director, Chair of the Governance Committee and member of the Audit Committee and Compensation Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Laurence B. Mindel has served on the Board since 2012. When evaluating Mr. Mindel's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Mindel's more than 47 years' experience in the restaurant industry, both as a concept creator and an operator, his experience guiding a publicly-traded restaurant company, his current service as a member of the Compensation Committee and Governance Committee, his prior service as a member of the Compensation Committee and his current status as an "independent director" under NASDAQ and SEC rules.

        David B. Pittaway has served on the Board since 2009. When evaluating Mr. Pittaway's qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, his service as a member (and now Chairman) of our Audit Committee, his designation by our Board as an "audit committee financial expert" and his current status as an "independent director" under NASDAQ and SEC rules.

        Herbert Simon has served on the Board since 2011. When evaluating Mr. Simon's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Simon's considerable domestic and international commercial real estate experience, including his tenure with Simon Property Group, Inc., a publicly-held real estate investment trust of which he is Chairman Emeritus and a member of the board of directors, his service as a member of the Compensation Committee and the Governance Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Stockholder Recommendations to the Governance Committee for Nomination of Directors.    The Nominations Policy provides that the Governance Committee will consider recommendations for nominations submitted by stockholders of record or beneficial owners. In order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Secretary at our principal executive offices no later than the 120th calendar day before the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. With respect to the 2018 annual meeting of stockholders, recommendations must be received on or before December 26, 2017. The stockholder's recommendation must include all of the following:

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  The stockholder's name, address and telephone number.

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  The recommended candidate's name, address and telephone number.

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  The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

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  A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

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  A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

  •
  Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

        Evaluation of Candidates.    All qualified candidates identified through the process outlined above, including incumbents, will be evaluated based on the same criteria. If, based on the initial evaluation, a new candidate continues to be of interest, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted, and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members may appoint another member of the Governance Committee to head the review process for the Chair's reconsideration.

        Future Revisions to the Nominations Policy.    The Governance Committee's Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nominations process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

        General Nomination Right of All Stockholders.    Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may be made only by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal executive offices. Such notice must be received no less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days or more than 120 days prior to the annual meeting. For further information on the timely nomination of a person for election as a director of the Company at the 2018 annual meeting of stockholders, see "Stockholder Proposals for the 2018 Annual Meeting of Stockholders."

        In the event that we increase the number of directors to be elected and we make no public announcement, at least 100 days prior to the first anniversary of the preceding year's annual meeting, in which we name all of the nominees for director or specify the size of the increased Board, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) no less than ten calendar days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder's notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed by the stockholder.

        The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

Compensation Committee Interlocks and Insider Participation

        During fiscal 2016, Messrs. Cappello, Kransdorf, Mindel and Simon served on the Compensation Committee, with Mr. Cappello serving as Chair. During fiscal 2016, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2016.

Directors Compensation

        The following table sets forth information regarding the cash compensation arrangements for Independent Directors who served on our Board in fiscal 2016. Any member of the Board who is not an Independent Director does not receive fees for service on the Board or its committees. On February 11, 2016, the Board approved recommendations from the Compensation Committee and Farient Advisors to increase (i) the annual cash payment in lieu of equity by $10,000 to $105,000, (ii) the Lead Director's annual fee by $5,000 to $25,000, and (iii) the Compensation Committee Chair's annual fee by $2,500 to $12,500, in each case effective as of the commencement of the 2016 fiscal year.

Board of Directors Fees(1)	Fiscal 2016

Annual cash retainer	$75,000

Annual cash payment in lieu of equity grant in 2016(2)	$105,000

Lead Director annual fee	$25,000

Audit Committee Chair annual fee	$15,000

Compensation Committee Chair annual fee	$12,500

Governance Committee Chair annual fee	$7,500

(1)
All fees and cash payments are payable in equal monthly installments, as earned, following the end of each calendar month.

(2)
The Board authorized a cash payment of $105,000, annually, to each director in lieu of an equity award. Rather than offering equity awards to non-employee directors under an equity plan, we have adopted stock ownership guidelines for our directors in order to better align their interests with those of our stockholders.

        In order to continue to assure that the interests of our Independent Directors are aligned with the long-term interests of our stockholders, we adopted "Director Stock Ownership Guidelines" which require our non-employee directors to acquire and thereafter maintain ownership of shares of our Company's common stock equal in fair market value to three times their annual cash retainer. For a more detailed description of our stock ownership policy, please see "Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements" below.

        On February 16, 2017, the Board approved a recommendation from the Compensation Committee and its independent compensation consultant, Farient Advisors LLC ("Farient Advisors"), to increase the annual cash retainer by $10,000 to $85,000 and the cash payment in lieu of equity by $5,000 to $110,000, effective as of the first day of the 2017 fiscal year, to more appropriately align director pay with the pay levels of similarly positioned directors within our Executive Compensation Peer Group (see "Market Positioning—Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected). On February 16, 2017, the Board approved a recommendation from the Compensation Committee and Farient Advisors to limit total compensation which Board members may receive in any one fiscal year to $500,000.

        The following table sets forth certain information regarding the compensation earned by each Independent Director who served on our Board in fiscal 2016. Mr. Overton, as an employee of the Company, is not an Independent Director and is not compensated for his services on the Board.

DIRECTOR COMPENSATION FOR FISCAL 2016

Name	Fees Earned or Paid in Cash ($)	Total ($)

Edie Ames	$7,500	$7,500

Alexander L. Cappello	$192,500	$192,500

Jerome I. Kransdorf(1)	$212,500	$212,500

Laurence B. Mindel	$180,000	$180,000

David B. Pittaway	$195,000	$195,000

Douglas L. Schmick	$90,000	$90,000

Herbert Simon	$180,000	$180,000

(1)
Fees were earned and paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See "Director Eligibility for Participation in the Executive Savings Plan" below.

        As of January 3, 2017, the end of our 2016 fiscal year, Mr. Kransdorf held options to purchase 12,514 shares of our common stock under our Non-Employee Director Stock Plan, which plan expired in May 2007. All of his outstanding options are fully vested. Messrs. Cappello, Mindel, Pittaway, and Simon and Ms. Ames have not been granted equity in connection with their Board service.

        Director Eligibility for Participation in the Executive Savings Plan.    Members of the Board are eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan, by contributing all or a portion of their director fees to this plan. We do not match contributions made by non-employee members of the Board to the Executive Savings Plan. Additional information regarding the Executive Savings Plan appears in the section of this Proxy Statement entitled "Nonqualified Deferred Compensation."

        Reimbursement of Expenses and Other Perquisites.    Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials. Independent Directors also receive dining privileges at our restaurants.

Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, and/or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification or advancement of expenses.

        We also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We also are obligated to maintain directors' and officers' liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements or our Clawback Policy. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements

        Stock Ownership Guidelines for Directors.    The Board adopted stock ownership guidelines for non-employee directors in order to further align the interests of our directors with the long-term interests of our stockholders. The guidelines provide that, on or before December 31, 2013, all non-employee directors who were members of the Board at the time of adoption of the guidelines were required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer for non-employee directors (the product of such amount being $225,000 as of the end of fiscal year 2016, based upon the 2016 annual cash retainer of $75,000). In addition, within three years of their respective appointments, all non-employee director appointed after adoption of the guidelines are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer payable to the non-employee directors ($255,000 for fiscal year 2017). For purposes of this policy, stock ownership includes any shares owned by a director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the director retains beneficial ownership. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. A director is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if the purchase would result in a violation of our Special Trading Policy and Procedures and the addendum thereto. In such a scenario, the director is required to comply with the stock ownership guidelines as soon as reasonably feasible thereafter.

        All of our non-employee directors are in compliance with our non-employee director stock ownership policy as of the first day of our 2017 fiscal year, except for Ms. Ames who joined the Board in December 2016 and is required to meet the stock ownership guidelines within three years of her appointment.

        Stock Ownership Guidelines for Executive Officers; Hedging and Pledging.    In fiscal 2010, the Board adopted stock ownership guidelines for certain of our executive officers, including all current Named Executive Officers, in order to align the interests of our key executives with the long-term interests of our stockholders. The ownership guidelines provide that, on or before December 31, 2015, all executives who, at the time of adoption of the guidelines, held the positions with the Company listed below are required to acquire (and thereafter maintain ownership of) a minimum number of shares of the Company's common stock with a value equal to the multiple of such executive's annual base salary (excluding bonus), as follows:

Position with Company	Multiple of Salary

Chief Executive Officer of the Company	6 times annual base salary

President of the Company or of our wholly owned subsidiaries, The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated	2 times annual base salary

Executive Vice President of the Company	2 times annual base salary

        In addition, within five years of the appointment of any officer appointed after the time of adoption of the guidelines, in the positions designated above (other than a newly-appointed Chief Executive Officer, who has seven years to comply), the newly appointed executive is required to acquire (and thereafter maintain ownership of) shares of our common stock with the value set forth above. For purposes of this policy, stock ownership includes (i) any shares owned by an executive or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive retains beneficial ownership, and (ii) unvested restricted stock or restricted stock units. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. An executive subject to this policy is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if acquisition at such time would result in a violation of our Special Trading Policy and Procedures and the addendum thereto, in which event the executive is required to comply with the guidelines as soon as reasonably feasible thereafter. Certain hardship exceptions are available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

        All of our Named Executive Officers are in compliance with our executive stock ownership policy as of the first day of our 2017 fiscal year.

        Members of our Board and our officers and staff members are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

        In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a "related person." Any related person transaction will be disclosed in the applicable filing as required by the rules promulgated by the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings as defined in Item 404 of Regulation S-K. We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2016.

FORWARD LOOKING STATEMENTS

        Certain information included in this Proxy Statement, including the section entitled "Compensation Discussion and Analysis" set forth below, and other materials filed or to be filed by us with the SEC, as well as information included in oral or written statements made by us or on our behalf, may contain forward-looking statements about our current and presently expected performance trends, growth plans, business goals and other matters. These statements may be contained in our filings with the SEC, in our press releases, in other written communications, and in oral statements made by or with the approval of one of our authorized officers. Words or phrases such as "believe," "plan," "will likely result," "expect," "intend,"

"will continue," "is anticipated," "estimate," "project," "may," "could," "would," "should" and similar expressions are intended to identify forward-looking statements. These statements, and any other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"), and are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements.

        In connection with the "safe harbor" provisions of the Acts, we have identified and are disclosing important factors, risks and uncertainties that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf (See Item 1A—Risk Factors of our Annual Report on Form 10-K for the fiscal year ended January 3, 2017, and our quarterly reports on Form 10-Q and current reports on Form 8-K, as filed with the SEC). These cautionary statements are to be used as a reference in connection with any forward-looking statements. The factors, risks and uncertainties identified in these cautionary statements are in addition to those contained in any other cautionary statements, written or oral, which may be made or otherwise addressed in connection with a forward-looking statement or contained in any of our subsequent filings with the SEC. Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements. Although we believe that the assumptions underlying forward-looking statements are currently reasonable, any of the assumptions could be incorrect or incomplete, and there can be no assurance that forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date on which they are made. Except as may be required by law, we do not undertake any obligation to modify or revise any forward-looking statement to take into account or otherwise reflect subsequent events, corrections in underlying assumptions or changes in circumstances arising after the date that the forward-looking statement was made.

NON-GAAP FINANCIAL MEASURES

        In addition to the results determined in accordance with generally accepted accounting principles ("GAAP"), this Proxy Statement includes non-GAAP financial measures that present income from operations, operating margin, net income, and diluted net income per share excluding the impact of items we do not consider indicative of our ongoing operations. We believe these adjusted measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. Our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items. Non-GAAP financial measures should be considered in addition to, not as a substitute for measures of performance prepared in accordance with GAAP. Our methods for determining non-GAAP financial measures may differ from methods used by other companies for the same or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This "Compensation Discussion and Analysis" explains our strategy, design of, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively, "Named Executive Officers"). This "Compensation Discussion and Analysis" also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders, and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.

        For fiscal 2016, our Named Executive Officers were:

  •
  David Overton, Chairman of the Board and Chief Executive Officer;

  •
  David Gordon, President, The Cheesecake Factory Incorporated;

  •
  W. Douglas Benn, Executive Vice President and Chief Financial Officer;

  •
  Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary; and

  •
  Max S. Byfuglin, President, The Cheesecake Factory Bakery Incorporated.

        While the principal purpose of this "Compensation Discussion and Analysis" is to review Named Executive Officer compensation, many of the programs discussed apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as "executives."

Executive Summary

        2016 "Say-on-Pay" Advisory Vote on Executive Compensation and Changes to Executive Compensation Program. We have provided stockholders a "say-on-pay" advisory vote regarding our Named Executive Officers' compensation for several years, and we intend to continue to provide stockholders with a "say-on-pay" advisory vote on an annual basis. At the Company's 2016 annual meeting of stockholders, our stockholders approved, by a vote of approximately 96% of shares represented in person or by proxy (not counting broker non-votes), the compensation program and policies and the compensation paid to the Company's Named Executive Officers as presented in the proxy statement for the 2016 annual meeting of stockholders. In light of this favorable "say on pay" vote, the Compensation Committee did not materially adjust the Company's compensation programs and strategies for 2017.

        Our stockholders' approval of the "say-on-pay" advisory vote in 2016 was at 96%, following a 79% favorable vote in 2015. We attribute the increase in favorable support to adjustments we made to our compensation practices after discussions held with many of our stockholders concerning their vote in 2015, and review of proxy advisory companies' (Institutional Shareholder Services Inc. and Glass, Lewis & Co.) analyses of our executive compensation practices. Based upon such discussions and review, in 2016 we adjusted our long-term equity program for our Named Executive Officers to better align pay with performance; introduced restricted stock units, which do not accrue dividends; and entered into new employment agreements with our Named Executive Officers (other than our Chief Executive Officer) which, among other things, eliminated the severance payments tax "gross up" payment for excise taxes under Section 280G of the Code; and conformed the definition of a "change in control" to more stringent standards, including by clarifying that a change in control alone would not trigger acceleration of any equity or payment of any other benefits. In 2017, we entered into a new employment agreement with our Chief Executive Officer which also included these features among others discussed below. See "Employment Agreements—Named Executive Officers."

        Our Company seeks to ensure that its executive compensation program is aligned with stockholder interests, as described in the summary below:

What We Do	What We Don't Do

Tie a significant portion of executive compensation to stockholder value creation, as well as Company and individual performance	Pay dividend equivalents on unearned, restricted shares or stock units

Emphasize long-term equity awards in executive pay mix	Provide automatic "single trigger" acceleration of equity or other benefits in the event of a change in control

Apply stock ownership guidelines to align executives' interests with stockholder interests	Provide automatic acceleration of equity awards upon retirement

Apply clawback provisions to both our annual incentive program and equity program, when warranted	Provide perquisites to Named Executive Officers that are not available to other senior management generally

Neutralize the impact of dilution from employee equity grants with a share repurchase program	Gross-up excise taxes that may be imposed in connection with a change in control

Conduct annual stockholder say-on-pay vote	Permit short sales and transactions in derivatives of Company securities, including hedging transactions

        2016 Key Pay Decisions.    The following summarizes our key pay decisions for fiscal 2016:

  •
  With respect to our Chief Executive Officer, based upon Company performance relative to market data of our Executive Compensation Peer Group,(1) the Compensation Committee elected to maintain Mr. Overton's base pay and to target annual performance incentive at comparable levels as in 2015 and modestly increased his long-term incentive grant value for equity granted in 2016.

  •
  With respect to our other Named Executive Officers, based upon Company performance relative to market data of our Executive Compensation Peer Group,(1) the Compensation Committee elected to provide for base salary increases of approximately three percent (3%) and to keep annual performance incentive targets and long-term incentive grant values at comparable levels as in 2015. The Compensation Committee approved a slightly higher increase for base salary and long-term incentive values for David Gordon, the Company's President. Mr. Gordon began his tenure as President in 2013, with compensation set at slightly less than the 50th percentile as compared to our Executive Compensation Peer Group(1) and, based upon his continuing growth and achievement in his position as President, the Compensation Committee determined that it was appropriate to provide compensation at slightly above the 50th percentile for 2016.

  •
  We received feedback concerning the pay level of our Chief Executive Officer as compared to our other Named Executive Officers, particularly our President, Mr. Gordon. We note that Mr. Overton's and Mr. Gordon's pay levels are appropriately aligned when compared to the pay levels of similarly positioned executives within our Executive Compensation Peer Group.(1) We also believe that some gap in pay is appropriate at this time given Mr. Overton's considerable tenure in his role and that he is the founder of our Company in addition to his other responsibilities.

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

    Mr. Gordon's compensation is expected to continue to increase as he becomes more tenured, lessening the gap between his and Mr. Overton's total compensation over time.

        Fiscal 2016 Business Summary.    We accomplished many important financial, strategic and operational objectives in fiscal 2016 despite a year-over-year decline in guest traffic and continued wage pressure, including:

  •
  Our average annual unit volume for The Cheesecake Factory domestic restaurants grew to approximately $10.7 million.

  •
  We met our company-owned unit growth objective, opening eight new restaurants including our first location in New York City. As of the end of fiscal year 2016, we own and operate 208 restaurants domestically, across three concepts.

  •
  Our international licensees opened four new restaurants, including the first The Cheesecake Factory restaurant in China and the first location in Qatar. As of the end of fiscal 2016, 15 restaurants are operated under licensing agreements internationally.

  •
  We significantly outperformed the casual dining industry as a whole, as we recorded a 1.2% increase in comparable sales for the year, compared to a 1.4% decline for the industry, as measured by Knapp Track.

  •
  We completed our seventh consecutive year of delivering positive comparable sales every quarter.

  •
  Our adjusted income from operations(1) grew to $201.1 million, a 17.4% increase over the prior year. Our adjusted operating income margin of 8.8% increased 60 basis points year-over-year and remains 100% in excess of our 2016 Financial Peer Group.(2)

  •
  We delivered 19% year-over-year growth in adjusted diluted net income per share.

  •
  We rolled out a number of technology-enabled initiatives to our restaurants nationally including our mobile payment application, CakePay®, EMV enabled readers, our redesigned training, and delivery service through a partnership with a third-party vendor.

  •
  Building on our existing efforts to source environmentally and socially responsible ingredients, we adopted and published a comprehensive Sustainability Policy on December 30, 2016, under which we commit to purchase, where practicable, ingredients that are sustainably grown and harvested, and to use products from animals that are humanely raised and processed. Our Sustainability Policy is available on our website at thecheesecakefactory.com/corporate-social-responsibility/sustainability.

  •
  We made a minority equity investment in two restaurant concepts, North Italia® and Flower Child® with rights to increase our interest over time.

  •
  We returned approximately $190 million to stockholders in the form of share repurchases and dividends.

  •
  We continued to receive recognition from FORTUNE® Magazine as one of the "100 Best Companies to Work For®."(3)

(1)
See footnote(1) to table below, describing our calculation and use of non-GAAP measures of performance.

(2)
See "Market Positioning-2016 Financial Peer Group" for a description of our 2016 Financial Peer Group and how it was selected.

(3)
FORTUNE and FORTUNE 100 Best Companies to Work For are registered trademarks of Time Inc. and are used under license.

        The following table provides additional information related to our fiscal 2016 performance as compared to fiscal 2015.

	Fiscal 2016(2)	Fiscal 2015
	(in thousands, except percentage and per share amounts)

Revenues	$2,275,719	$2,100,609
The Cheesecake Factory comparable restaurant sales	1.2%	2.6%
Income from operations	$200,993	$165,246
Diluted net income per share	$2.83	$2.30
Operating margin	8.8%	7.9%
Adjusted income from operations(1)	$201,107	$171,257
Adjusted diluted net income per share(1)	$2.83	$2.37
Adjusted operating margin(1)	8.8%	8.2%
Stock price per share as of fiscal year-end	$59.43	$46.83

(1)
We calculate the non-GAAP measures presented above by eliminating the impact of items we do not consider indicative of our ongoing operations. We believe these adjusted measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items.

(2)
Fiscal 2016 consisted of 53 weeks. Fiscal 2015 consisted of 52 weeks.

        Following is a reconciliation of income from operations, net income and diluted net income per share to the corresponding adjusted measures (in thousands, except per share data):

	2016(2)	2015
Income from operations	$200,993	$165,246
Pre-tax impact from:
Impairment of assets and lease terminations(1)	114	6,011

Adjusted income from operations	$201,107	$171,257

Net income	$139,494	$116,523
After-tax impact from:
Impairment of assets and lease terminations(1)	68	3,607

Adjusted net income	$139,562	$120,130

Diluted net income per share	$2.83	$2.30
After-tax impact from:
Impairment of assets and lease terminations	0.00	0.07

Adjusted diluted net income per share	$2.83	$2.37

(1)
Fiscal 2016 includes $0.1 million of pre-tax accelerated depreciation expense related to the planned relocation of one The Cheesecake Factory restaurant. Fiscal 2015 includes $6.0 million of pre-tax impairment expense related to our RockSugar Pan Asian Kitchen restaurant. These amounts were recorded in impairment of assets and lease terminations in the condensed consolidated statements of income.

(2)
Fiscal 2016 consisted of 53 weeks. Fiscal 2015 consisted of 52 weeks.

Overview of Compensation Program

        Compensation Philosophy.    In order to maintain a leadership position in our industry and to continue growing our concepts, both domestically and internationally, we need to attract and retain highly motivated executives who bring experience, innovation and operational excellence to our Company. With this in mind, our compensation philosophy centers on:

  •
  Attracting and retaining industry-leading executives by paying competitive compensation relative to other companies within the restaurant industry and other industries with which we compete for talent;

  •
  Driving high performance by connecting compensation to our financial, operating, and strategic goals and results and by appropriately rewarding high performance;

  •
  Rewarding individual high performance and contribution to our success;

  •
  Enhancing stock price performance; and

  •
  Aligning the interests of our executives with those of our stockholders by tying a portion of our executive compensation to long-term equity incentives and requiring stock ownership for our Named Executive Officers.

        Elements of Compensation Program.    During fiscal 2016, our executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation, and the primary objectives served by each element.

 FISCAL 2016 PRINCIPAL ELEMENTS OF EXECUTIVE COMPENSATION

Element	Description	Performance Considerations	Primary Objectives

Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, tenure in role, individual performance, and expected future value/contribution	• Attract and retain talent • Provide competitive compensation • Recognize career experience • Reward individual performance

Performance Incentive Plan	• Performance-based annual cash incentive, tied to achieving a stockholder approved financial goal and other annually selected strategic goals

•

Amount of bonus tied to certified level of achievement of objectives as well as management position, measured as a percentage of base salary

•

Satisfaction of a stockholder approved performance criteria required for any pay out

• Promote and reward high performance • Motivate achievement of Company and divisional annual financial and strategic objectives

Long-term Stock Incentive Plan

•

Nonqualified stock options, generally vesting ratably over five years

•

Restricted shares and stock units with performance goals, generally vesting over three to five years if performance goals are achieved

		• Value of award directly linked to long-term stock price performance • Named Executive Officers' restricted share/unit grants include stockholder approved performance criteria as a vesting condition	• Align executive interests with stockholder interests • Attract and retain talent • Reward individual performance

Retirement and Welfare Benefits	• Medical, dental, vision, life and long-term disability insurance • Non-qualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide competitive compensation • Provide reasonable security to allow executives to perform at their best level

Executive Perquisites

•

Company-leased vehicle or car allowance

•

Biennial health physical for executives at Senior Vice President level and above

•

Relocation benefits on a case-by-case basis

•

Vacation and sabbatical leave program

		• Not applicable	• Attract and retain talent • Provide competitive compensation • Promote health and wellbeing of senior executives (executive physical perquisite, vacation and sabbatical leave program only)

        Factors Considered in Making Compensation Decisions.    Our compensation strategy is flexible and enables us to appropriately differentiate and reward executives by taking into account:

  •
  Company financial and operational performance;

  •
  The executive's individual performance, experience and qualifications;

  •
  The scope of the executive's role;

  •
  The level of total compensation for our other executives; and

  •
  Competitive market data, which helps us evaluate how our executive pay levels compare to others in our industry and within the market in which we compete for talent.

        All of the factors set forth above are considered by the Compensation Committee in establishing Named Executive Officer compensation, in a subjective manner, without any specific formula. For additional information regarding elements of compensation, please refer to the graphs below entitled "CEO Target Pay" and "Other NEO Target Pay" as well as the section below entitled "Principal Elements of Compensation."

Pay for Performance

        We believe in driving high performance by tying compensation to our financial, operating, and strategic goals and results, and by providing appropriate rewards. The Compensation Committee considers our competitive environment and historical financial performance when establishing performance targets for the next fiscal year. The Compensation Committee adjusts base salary and performance incentive compensation to reward Named Executive Officers when our financial and strategic objectives are accomplished and may withhold or limit salary increases and disapprove or reduce performance incentive compensation when we fail to fully accomplish our goals and drive results.

        Consistent with our belief in pay for performance, we design our executive compensation program, and particularly the compensation of our Chief Executive Officer, to reflect the Company's performance and our stock performance over time. With respect to our 2015 Amended and Restated Annual Performance Incentive Plan ("Performance Incentive Plan"), there has been significant variability in payout year over year based upon the level of achieved results:

Fiscal Year	Achieved Percent of Operating Income Objective	Achieved Percent of Strategic Objectives	Payout of Target Bonus

2016	105.6%	100%	125%

2015	102.3%	100%	110%

2014	82.0%	100%	25%

        With respect to long-term incentives (targeted for fiscal 2016 at approximately 63% for our Chief Executive Officer's total target compensation), the potential gains that could be realized from option exercises and restricted share and unit vesting are directly impacted by our continued ability to drive even better financial performance in the future, resulting in increased share price. In addition, long-term incentives, including stock units and restricted shares granted to our other Named Executive Officers in 2016 and 2017, also included stockholder approved performance criteria as a condition for vesting.

        Starting in 2016, the Compensation Committee added a three-year performance target based upon growing earnings per share ("EPS"), in addition to a two-year or three-year performance target based upon achieving a specified EBITDA, as performance conditions to vesting two-thirds, cumulatively, of the equity we granted under our long-term incentive program. Significant research was conducted to select the correct performance metric, appropriate goal levels, and amount of awards. See "Equity-Based Compensation" below for a full discussion of our equity awards.

        In order to assess whether or not compensation strategies are rewarding high performance, the Compensation Committee looks at different analytical assessments, including an alignment methodology performed by Farient Advisors, which assesses the relationship between our Named Executive Officers' compensation and the Company's long-term performance. In addition to conducting quantitative analyses commonly relied upon by independent proxy governance organizations to test the alignment of our Chief Executive Officer's pay and performance, Farient Advisors also used its proprietary pay for performance alignment model to test the alignment of our Chief Executive Officer's average annualized performance-adjusted compensation ("PAC") (including salary, actual bonus, and the performance-adjusted value of long-term incentives) and performance, as indicated by total stockholder return ("TSR," defined as stock price appreciation plus dividends, as if those dividends had been reinvested in the Company's stock, over time). In doing so, Farient Advisors compared our Chief Executive Officer's average annualized PAC over successive three-year rolling periods (beginning with the three-year period from January 1, 2003 to December 31, 2005 and ending with the three-year period from January 1, 2014 to December 31, 2016) to our compound annual TSR for the same three-year rolling periods and tested the results against the companies in our Executive Compensation Peer Group identified in the section entitled "Market Positioning, Comparison Group for Fiscal 2016" (excluding Chipotle Mexican Grill, Inc. due to its pay practices being substantially different than that of the other peer group companies). As indicated by the chart below, Farient Advisors' analysis of the Company's pay for performance shows that our Chief Executive Officer's pay historically has been and continues to be strongly aligned with the Company's performance and, accordingly, our stockholders' interests. This is indicated by the fact that our Chief Executive Officer's annualized PAC has trended with the Company's performance over time. Specifically, when our TSR is higher, our Chief Executive Officer's PAC is higher, and conversely, when our TSR is lower, our Chief Executive Officer's PAC is lower. In addition, Farient Advisors' analysis indicated that our Chief Executive Officer's average annual PAC, considering the Company's size and performance, has been and continues to be reasonable. Farient Advisors considers PAC to be reasonable for companies that generally pay Chief Executive Officers on a performance-adjusted basis, below the upper boundary of a competitive pay range that Farient Advisors deems to be acceptable based on a company's size, peer group pay practices, and performance. See "Market Positioning-Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

        Additionally, Farient Advisors concluded that we achieved compensation alignment for our Chief Executive Officer through our:

  •
  Consistent use of equity that creates a strong link to TSR,

  •
  Performance-based long-term equity (three-year performance period),

  •
  Goal-setting in a competitive performance context,

  •
  Longer vesting periods for options and restricted stock than our Executive Compensation Peer Group,(1)

  •
  Clawback and executive stock ownership policies, and

  •
  Chief Executive Officer's significant stock ownership (7.2% of outstanding shares as of the Record Date).

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

 The Cheesecake Factory CEO Total PACTM
vs. ISS Peer Group(1)
Pay for Performance Alignment
Over 3 Year Period Ending in Year Shown

(1)
Excludes data for Chipotle Mexican Grill, Inc. due to its pay practices being substantially different than that of the other Executive Compensation Peer Group companies. See "Market Positioning-Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

        Pay Mix.    A significant portion of our Named Executive Officers' compensation is at risk through short- and long-term incentive programs. We do not use specific percentages to allocate between cash and non-cash compensation and short-term versus long-term compensation; however, we believe a significant portion of our Named Executive Officers' pay should be performance-based. For fiscal 2016, 62% of our Named Executive Officers,' other than our Chief Executive Officer, compensation is performance-based. Mr. Overton had and continues to have a proportionately greater percentage (82%) of performance-based compensation as compared to other Named Executive Officers (62%) because we believe he has a greater ability to influence both short-term and long-term performance of the Company.

        The following charts show each element of our compensation as a percentage of the target total compensation for our Chief Executive Officer and other Named Executive Officers for fiscal years 2016, 2015 and 2014.

        Performance-based pay remains a significant portion of total compensation for our Chief Executive Officer and our other Named Executive Officers, which aligns our executive compensation programs with the interests of our stockholders. This alignment is strengthened further by:

  •
  Longer equity vesting periods than our Executive Compensation Peer Group(1) (i.e., generally ratably over five years for nonqualified stock options and over three to five years for restricted stock/units, versus three to four years for our peer group);

  •
  Stock ownership policies for our Named Executive Officers who, along with the members of our Board, as of the Record Date own (or have rights to acquire within 60 days of the Record Date) in the aggregate approximately 8.4% of our common stock; and

  •
  "Clawback" policy (i) requiring key executives, including all Named Executive Officers, to pay back any bonus deemed appropriate by the Audit Committee if we are required by law or applicable accounting or auditing standards to restate our financial statements to correct an accounting error as a result of material noncompliance with financial reporting requirements, and the bonus was directly based on results disclosed in those financial statements (see our "Policy on Reimbursement of Incentive Payments" on our website at investors.thecheesecakefactory.com), (ii) under the terms of our Performance Incentive Plan, allowing the Compensation Committee to cause the cancellation of any bonus and require reimbursement of any bonus by a Named Executive Officer and effect any other right of recoupment of equity or other compensation provided under the Performance Incentive Plan or otherwise in accordance with Company policies and/or applicable law, and (iii) under the terms of our 2010 Stock Plan, allowing the Compensation Committee to cancel any equity award, require reimbursement of any award proceeds or other compensation and effect any other right of recoupment of equity or other compensation provided under the 2010 Stock Plan or otherwise in accordance with Company policies and/or applicable law (see "Clawback Policy" in the "Other Considerations" section of this "Compensation Discussion and Analysis"). Our Policy on Reimbursement of Incentive Payments and clawback provisions of the Performance Incentive Plan and the 2010 Stock Plan collectively form our current "Clawback Policy." The Board has determined that all of our Named Executive Officers as well as our Senior Vice President of Finance and Corporate Controller and Vice President Internal Audit are subject to this policy.

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

Market Positioning

        Our Compensation Committee, in collaboration with our Chief Executive Officer and Senior Vice President of Human Resources, reviews market data related to pay practices among comparable companies, but does not target specific market positioning of pay when determining compensation for individual Named Executive Officers. Rather, the Compensation Committee uses comparative market data as one of several factors when making individual compensation decisions.

        The Compensation Committee analyzed whether the work of Farient Advisors as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Farient Advisors; (ii) the amount of fees from the Company paid to Farient Advisors as a percentage of the firm's total revenue; (iii) Farient Advisors' policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Farient Advisors or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Farient Advisors or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Farient Advisors and the individual compensation advisors employed by Farient Advisors as compensation consultants to the Company has not created any conflict of interest.

        As part of its compensation review process for fiscal 2016, the Compensation Committee reviewed an analysis prepared by Farient Advisors of market pay practices for positions similar to the positions of our Named Executive Officers, adjusted to take into account differences, if any, between the scope of our Named Executives Officers' responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from comparable companies in the restaurant and hotel industry as compiled from their proxy disclosures and other SEC filings as well as a recognized market survey source, the Mercer Executive Remuneration Suite Survey. For the Chief Executive Officer and the Chief Financial Officer, size-adjusted data from the comparable companies listed below was weighted at 50% and the survey was weighted at 50% for purposes of determining market pay positions in such analysis. Farient Advisors determined that there was not sufficient comparable representation in the proxy data for the other Named Executive Officers, and thus the survey was the primary data source in such analysis.

        Comparison Groups.    When we compare ourselves to other companies, we must account for differences between us and others in terms of ownership structure, dining industry segment, size and complexity of operations, sourcing pool for executive talent, and other differentiators. We use two different peer groups for purposes of comparison depending upon what matter is being compared. The first comparison group, which we refer to as the "Financial Peer Group," is used to determine appropriate objectives for our Performance Incentive Plan (see "Fiscal 2016 Performance Incentive Plan Design"). We use this group because their business model, dining industry segment, and operational structure most closely compares with ours. We use the second peer group, which we refer to as the "Executive Compensation Peer Group," for executive compensation comparisons and compensation program design comparisons, as we believe this group reflects companies most similar in size and complexity of operations and with which we compete for executive talent.

        2016 Financial Peer Group.    The peer group against which the Compensation Committee compared us for fiscal 2016 (the "2016 Financial Peer Group") is comprised of the following restaurant companies:

BJ's Restaurants	Darden Restaurants	Texas Roadhouse, Inc.

Bloomin' Brands Inc.	Ignite Restaurant Group

Bravo Brio Restaurant Group	Ruby Tuesday

        In order to be in the 2016 Financial Peer Group, each company had to remain publicly traded with units that are at least 75% company-operated. The potential peer group is evaluated by the Compensation Committee on an annual basis. First, all publicly traded, full service restaurants were reviewed for potential inclusion as peers. Next, the group was further segmented into casual dining (including bar and grill) and upscale casual dining, but excluding companies with revenue of less than $250 million. Finally, the Compensation Committee focused on company-owned concepts (in which less than 25% of the store units are franchised). The Compensation Committee believes the 2016 Financial Peer Group is a sufficiently large sample and was the most representative competitive set for which data is regularly available.

        2016 Executive Compensation Peer Group.    The Compensation Committee reviewed the composition of our Executive Compensation Peer Group for 2016 (the "2016 Executive Compensation Peer Group") to ascertain whether the group of companies we use as part of our compensation analyses for fiscal 2016 adequately represented those companies that are similar to us in size and complexity of operations and with whom we compete for executive talent. The companies against which we compared ourselves for Named Executive Officers' compensation decisions made for fiscal 2016 were comprised of the following companies that (i) had revenue between $650 million and $6 billion (approximately 0.3 times to 3 times our revenue), and (ii) in the aggregate, had an overall median revenue of $2.1 billion as of fiscal 2015, which was approximately equal to our revenue:

BJ's Restaurants Inc.	Cracker Barrel Old Country Store, Inc.	Red Robin Gourmet Burgers

Bloomin' Brands Inc.	Darden Restaurants Inc.(1)	Ruby Tuesday Inc.

Bob Evans Farms	DineEquity Inc.	Texas Roadhouse Inc.

Brinker International	Hyatt Hotels Corp.	Wyndham Worldwide Corporation

Buffalo Wild Wings Inc.	Ignite Restaurant Group Inc.

Chipotle Mexican Grill Inc.	Panera Bread Co.

(1)
Included in our comparison group because of its importance as an industry leader in casual dining, even though its revenues are greater than the $6 billion upper range limit.

        Due to the size differences among these companies and us, Farient Advisors used regression analyses to size-adjust the results and corroborated the findings with data from our survey sources.

        While this comparison group provides the Compensation Committee with an important general frame of reference, the Compensation Committee does not target our Named Executive Officers' compensation at any specific percentile or within a specific range of the 2016 Executive Compensation Peer Group's pay levels. Based upon its review of the size-adjusted competitive market data for the companies set forth above and the Company's stock price assumptions applicable during the period in which compensation levels were being reviewed, the Compensation Committee determined the appropriate total direct compensation (which includes base salary, short-term incentive bonus, and long-term incentives) for fiscal 2016. For our Chief Executive Officer, the data resulted in him being positioned at approximately the 65th percentile compared to our Executive Compensation Peer Group, reflecting his experience, contributions, and long tenure as founder of the Company. For our other Named Executive Officers as a group, the data resulted in them being positioned at approximately the 50th percentile compared to our 2016 Executive Compensation Peer Group.

        2017 Financial Peer Group.    For fiscal 2017, the Compensation Committee reviewed the Financial Peer Group, using the same criteria as described above for 2016. The only change was the addition of Chuy's Holdings Inc., as such company met the financial criteria and had a similar management structure as other members in the 2017 Financial Peer Group, and the Committee felt it was prudent to add an additional company in order to expand the range of performance data reviewed.

        2017 Executive Compensation Peer Group.    In the last quarter of fiscal 2016, the Compensation Committee again reviewed the composition of our Executive Compensation Peer Group for compensation decisions to be made for fiscal 2017. No changes were made to the Executive Compensation Peer Group as the underlying financial assumptions remained relatively stable year over year.

        For fiscal 2017, the Compensation Committee reviewed the competitive pay data presented by Farient Advisors, which indicated that executive pay did show variability in growth by position, and agreed that considering the pay positioning of our Executive Compensation Peer Group, increases in the range of approximately 3-4% were appropriate, excluding our Chief Executive Officer. These increases (described in greater detail below) position our Named Executive Officers' total direct compensation at between the 50th and 75th percentile of the Executive Compensation Peer Group's pay levels. For the Chief Executive Officer, the Committee found that the compensation paid to comparable positions in our Executive Compensation Peer Group increased substantially since 2016, resulting in Mr. Overton's current total direct compensation being at approximately the 60th percentile of the Executive Compensation Peer Group's pay levels as compared to the 75th percentile in 2015. The Committee determined that maintaining a substantially similar level for 2017 would be appropriate and only approved an increase to Mr. Overton's long-term incentive compensation, which at the time amounted to a 2.9% increase in Mr. Overton's total direct compensation.

Principal Elements of Compensation

        Base Salary.    In accordance with our compensation objectives, base salaries for our Named Executive Officers are determined by the Compensation Committee and administered to reflect the individual executive's career experience, contribution and performance, as well as the value of the position relative to the marketplace. During its annual review of base salaries, the Compensation Committee has historically considered each Named Executive Officer's performance during the prior year and the recommendations of our Chief Executive Officer (except with respect to his own compensation), as well as market data provided by Farient Advisors, as discussed above.

        Without using any particular formula or assigning a specific weight to any factor, the Compensation Committee also considers:

  •
  Our overall performance, including our performance as compared to certain performance objectives established under our Performance Incentive Plan for the applicable fiscal year;

  •
  The role each Named Executive Officer played and his or her contributions in driving our overall performance; and

  •
  As a general point of reference, the market position of our Named Executive Officers' compensation as compared to the Executive Compensation Peer Group, as discussed above (see "Market Positioning" above).

        The following chart shows the annualized base salaries for our Named Executive Officers for fiscal years 2017, 2016 and 2015 and their respective increases, which the Compensation Committee determined were reasonable and appropriate based on the factors described above.

FISCAL 2017, 2016 AND 2015 ANNUALIZED BASE SALARIES

	Fiscal 2017		Fiscal 2016		Fiscal 2015

Name and Principal Position	$	% Increase	$	% Increase	$

David Overton Chairman of the Board and Chief Executive Officer	$995,000	0.0%	$995,000	0.0%	$995,000

David Gordon President, The Cheesecake Factory Incorporated	$600,000	4.3%	$575,000	5.5%	$545,000

W. Douglas Benn Executive Vice President and Chief Financial Officer	$531,000	3.1%	$515,000	3.1%	$499,500

Debby R. Zurzolo Executive Vice President, General Counsel and Secretary	$497,000	3.1%	$482,000	3.3%	$466,500

Max S. Byfuglin President, The Cheesecake Factory Bakery Incorporated	$438,000	3.1%	$425,000	3.2%	$412,000

        Annual Cash Performance Incentive Compensation.    Annual cash performance incentive compensation under the Performance Incentive Plan ("Bonus") for our executives is based on our performance against specific financial and strategic objectives approved by our stockholders at the 2015 annual meeting, such as earnings per share, sales growth, consolidated income from operations, customer satisfaction, product development, net operating profit, cash flow, and/or market share and revenues, among others.

        Each Named Executive Officer is assigned a threshold, target and maximum Bonus opportunity, all calculated as a percentage of base salary, and he or she may earn a Bonus within that range based on the level of the Company's achievement of performance objectives. At the beginning of each fiscal year, the Compensation Committee establishes both the performance objectives and the formula for computing the Bonus if the performance objectives are achieved within such range. Bonuses are payable, if at all, in the first quarter of the following fiscal year, after the Compensation Committee verifies performance relative to the pre-established objectives and certifies to what extent, if any, Bonuses were earned within the range between and including the threshold and the maximum Bonus opportunity.

        The Compensation Committee retains negative discretion under our Performance Incentive Plan with respect to payment of Bonuses and may award Bonuses that are less than, and may not award any non-discretionary Bonuses that are higher than, the ranges established under such plan for the applicable fiscal year. In addition, under the terms of our Performance Incentive Plan, the amount of any individual Bonus in any fiscal year may not exceed $2.5 million.

        Fiscal 2016 Performance Incentive Plan Design.    For fiscal 2016, the Compensation Committee made no change to the minimum, threshold, target and maximum Bonus opportunities by position for our Named Executive Officers under our Performance Incentive Plan, as set forth below. Actual payouts depend upon performance results with ranges as follows:

	Performance Incentive Plan Bonus as % of Pro-rated Salary(1)

Name	Minimum	Threshold(2)	Target(3)	Maximum(4)

Chief Executive Officer	0%	20.6%	110%	192.5%

President	0%	14.1%	75%	131.3%

Executive Vice President	0%	12.2%	65%	113.8%

Subsidiary President	0%	12.2%	65%	113.8%

(1)
Awards are calculated based upon the Named Executive Officer's effective salary for fiscal 2016 and reflect a prorated amount of base salary for fiscal year 2016 as a result of salary adjustments occurring prior to ninety (90) days from the commencement of the fiscal year.

(2)
The threshold award assumes the achievement of 85% of the Company-wide operating income target and none of the strategic objectives.

(3)
The target award assumes the achievement of 100% of the Company-wide operating income target and 100% of the strategic objectives.

(4)
The maximum award assumes achievement of 115% or more of the Company-wide operating income target and 100% of the strategic objectives.

        Under the Performance Incentive Plan for 2016, for executives other than those in our bakery division, the Compensation Committee established that 75% of potential awards would be based on a Company-wide consolidated operating income objective and that 25% would be based on strategic objectives. However, the 25% of potential awards based on strategic objectives only could be achieved if the Company also achieved a threshold consolidated operating income objective, the achievement of which, in and of itself, would not result in any award. For our bakery division executives, the Compensation Committee established that 50% of potential awards would be based on a bakery division operating income objective, 25% of would be based on a Company-wide consolidated operating income objective, and 25% would be based on bakery division strategic objectives. However, the 25% of potential awards based on bakery division strategic objectives only could be achieved if the bakery also achieved a threshold bakery division consolidated operating income objective, the achievement of which, in and of itself, would not result in any award.

        For fiscal 2016, the Compensation Committee approved the following potential payout schedules for executives of both the Company as a whole and our bakery division:

FISCAL 2016 COMPANY BONUS SCHEDULE (EXCLUDES BAKERY)

Company Operating Income Achievement (75% weight)	Award Payout %	Company Strategic Initiative Achievement (25% weight)(3)	Award Payout %

115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	1%-99%	+1% of award for 1% additional achievement(4)

100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% additional achievement(2)

85%	25% (threshold)

<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a Company-wide threshold consolidated operating income objective of $155 million.

(4)
For example (assuming achievement of a Company-wide threshold consolidated operating income objective of $155 million), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

FISCAL 2016 BAKERY BONUS SCHEDULE

Bakery Operating Income Achievement (50% weight)	Award Payout %	Company Operating Income Achievement (25% weight)	Award Payout %	Bakery Strategic Initiatives Achievement (25%)(3)	Award Payout %

115%	200% (max)	115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	1%-99%	+1% of award for 1% additional achievement(4)

100%	100% (target)	100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% additional achievement(2)	86%-99%	+5% of award for 1% additional achievement(2)

85%	25% (threshold)	85%	25% (threshold)

<85%	0%	<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a bakery specific threshold consolidated operating income objective of $7 million.

(4)
For example (assuming achievement of a Company-wide threshold consolidated operating income objective), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

        Fiscal 2016 Performance Objectives.    At the time the Compensation Committee was considering financial and strategic performance objectives for our Performance Incentive Plan for fiscal 2016, industry experts, such as Technomic, were forecasting modest sales growth trends for fiscal 2016 as compared to both 2015 and 2014. While consumer confidence had improved somewhat, the underlying drivers of under-employment and slow discretionary income growth had not changed significantly and continued to negatively impact the Company's assumptions around customer traffic growth (casual dining still losing share to fast casual and other dining options) and the ability to take pricing which otherwise might have driven a potential increase in average check. Casual dining was expected to have significant cost headwinds and uncertainty in fiscal 2016, including wage increases and ongoing commodity volatility.

        Given these concerns, any of which could adversely impact stockholder value, the Compensation Committee decided to continue to select operating income as the most heavily weighted performance target. Operating income is a key driver of stockholder value in that it (i) affects not only earnings per share but also overall cash flow from operations, (ii) supports return on invested capital percentage rates, and (iii) is a key driver of a publicly-traded restaurant company's stock multiple. With respect to the specific operating income goals for the Company as a whole, the Compensation Committee took into consideration the operating environment for casual dining restaurant companies that was anticipated for fiscal 2016, Company specific attributes such as certain cost factors and development and growth objectives, as well as ensuring general alignment with the Company's publicly announced longer-term strategic priorities, including its financial objective to deliver mid-teens total return to shareholders, on average. For this purpose, we define total return to shareholders as earnings per share growth plus dividend yield. The operating income growth objectives, when combined with the targeted share repurchase program announced by the Company, were consistent with this longer-term earnings growth positioning. In addition, the operating income goals were consistent with the Company's annual operating plan approved by the Board for fiscal 2016.

        Additional factors considered by the Compensation Committee included:

  •
  The appropriate rate of growth of our operating income;

  •
  The role of operating margin as a primary driver of value creation within the restaurant industry, due in part to the low overall sales growth, and use of an Executive Compensation Peer Group(1) relative measure to appropriately account for commodity cost movements, and macro or industry-wide cycles;

  •
  The importance of continuing international expansion, specifically in Asia;

  •
  The importance of further developing a sustainability strategy including sourcing policies and specific transition goals regarding the sourcing of certain products; and

  •
  Volatility in healthcare costs.

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our Executive Compensation Peer Group and how it was selected.

        Additionally, the Compensation Committee considered factors that were important to the continued growth and success of our bakery division, including:

  •
  Appropriate growth of our bakery division's operating income;

  •
  Improving talent and engagement of staff members in the bakery;

  •
  Developing a plan to upgrade infrastructure at our West Coast bakery facility; and

  •
  Enhancing bakery commodity management.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives under the Performance Incentive Plan for fiscal 2016, which the Compensation Committee believed at that time were appropriate, reasonably difficult to achieve and, if achieved, would likely deliver significant value to the Company and our stockholders:

2016 TARGETS FOR EXECUTIVES OTHER THAN BAKERY DIVISION

Weight	Performance Targets
75%	Company consolidated operating income target of $191 million.(1)
25%	Additional strategic objectives, including:
• Minimum consolidated operating income threshold of $155 million for any strategic objectives to pay out.(2)
• Fiscal 2016 operating margin greater than the average of our 2016 Financial Peer Group.(3)

•

Opening of The Cheesecake Factory restaurant in Disneytown at the Shanghai Disney Resort in China, including completing design and supporting construction of the site, completing product review and approval process for Shanghai, and supporting staffing / training / operational programs for a successful opening.

• Development of a sustainable sourcing policy and creating a timeline for the transition of sourcing of specified products.

(1)
See "Fiscal 2016 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See "Fiscal 2016 Company Bonus Schedule" for award payout percentages based upon achievement of a Company-wide operating income objective, with 85% threshold achievement required for payment of any award. This threshold target of Company-wide operating income objective was intended to reward substantial achievement of the Company's financial objective. If achieved, this consolidated operating income target would equal a 11.5% increase over fiscal 2015 consolidated operating income of $171 million.

(2)
This threshold target based upon a Company-wide operating income objective was intended both to satisfy the requirements under Code Section 162(m) that performance-based compensation be paid only on account of attainment of pre-established and objective performance goals that have been approved by the stockholders and to provide a threshold target of consolidated operating income before rewarding achievement of any strategic objectives. If achieved, this threshold consolidated operating income target would equal 91% of fiscal 2015 consolidated operating income of $171 million and approximately 81% of the 2016 consolidated operating income target of $191 million.

(3)
See "Market Positioning-2016 Financial Peer Group" for a description of our 2016 Financial Peer Group and how it was selected.

 2016 TARGETS FOR BAKERY DIVISION EXECUTIVES (INCLUDING MR. BYFUGLIN)

Weight	Performance Targets
50%	Bakery division operating income target of $8.75 million.(1)
25%	Company-wide consolidated operating income target of $191 million.(2)
25%	Additional strategic objectives, including:
• Minimum bakery specific consolidated operating income threshold of $7 million for any strategic objectives to pay out.(3)

•

Develop a comprehensive project plan, including architectural and engineering drawings, equipment specifications and layout, budgets, timelines, and permits for the West Coast bakery infrastructure upgrade (including freezer upgrade and other modernizations) and begin implementation per project plan.

• Improve East Coast bakery staff engagement by a minimum of 2 points from the 2015 staff engagement survey through various management actions, communications, policy updates, and process changes.
• Enhance bakery commodities management through analysis, reporting, evaluation of risk management alternatives, and achieving specific results for targeted commodity classes.

(1)
When selecting the bakery operating income target, the Compensation Committee considered the bakery division's role in helping the Company achieve its strategic priorities. Factors considered included, but were not limited to, the bakery division's direct support of our restaurant division (as its largest customer); the forecasted economic conditions and expected operating environment for casual dining restaurants (see "Fiscal 2016 Performance Objectives"); the total Company financial performance objectives; and the specific rate of return targeted to be generated by the bakery division. If achieved, this bakery operating income target would equal a $1.6 million decrease from fiscal 2015 bakery operating income of $10.3 million. The decrease was considered appropriate given challenging commodity pricing (mostly dairy) and a decision to limit internal price increases.

(2)
See "Fiscal 2016 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See "Fiscal 2016 Company Bonus Schedule" for award payout percentages based upon achievement of a Company-wide operating income objective, with 85% threshold achievement required for payment of any award.

(3)
This threshold target is intended both to satisfy the requirements under Code Section 162(m) that performance-based compensation be paid only on account of attainment of pre-established and objective performance goals that have been approved by the stockholders and to provide a threshold target of bakery specific consolidated operating income before achievement of any bakery strategic objectives. If achieved, this bakery operating income target would equal approximately 68% of fiscal 2015 bakery consolidated operating income target of $10.3 million and approximately 80% of the bakery's 2016 consolidated operating income target.

        The performance targets were selected from a stockholder-approved list of performance incentive targets under our Performance Incentive Plan intended to qualify for deductibility by us under Section 162(m) of the Code. However, due to the complexities of Code Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance regarding deductibility under Section 162(m) of the Code.

        Fiscal 2016 Performance Objective Achievement.    In February 2017, the Compensation Committee reviewed our performance against the Company's performance objectives for fiscal 2016 and certified that we achieved the following results:

	Target	Actual	Performance vs. target
Operating Income Target (75% of award):(1)
Fiscal 2016 Company consolidated operating income	$191mm	$201.6mm	105.6%
Strategic Initiatives (25% of award):(2)
Threshold operating income	$155mm	$201.6mm	100%(2)
—Fiscal 2016 operating margin greater than the average of the 2016 Financial Peer Group(3)	>4.4%	8.8%(4)	Achieved

—Successful opening of The Cheesecake Factory restaurant in Disneytown at the Shanghai Disney Resort in China, including completing design and supporting construction of the site, completing product review and approval process for the new country, and supporting staffing/training/operational programs for a successful opening(5)

Achieved
—Development of a sustainable sourcing policy and creating a timeline for the transition of sourcing of specified products(5)			Achieved

(1)
Achievement of the consolidated operating income objective is measured only after accruals for performance achievement awards have been made, and excluding the effect of items we do not consider indicative of our ongoing operations such as FAS 144 impairment charges, acquisitions and divestitures, significant accounting changes, unplanned restructuring costs and gain/loss on the sale of assets.

(2)
Payable only if a threshold operating income target of $155 million is achieved. Maximum payout for strategic objectives is 100% of target.

(3)
See "Market Positioning-2016 Financial Peer Group" for a description of our 2016 Financial Peer Group and how it was selected.

(4)
Achieved fiscal 2016 operating margin 100% greater than our 2016 Financial Peer Group.

(5)
For a discussion of these specific milestones, see "2016 Targets for Executives Other than Bakery Division."

        The Compensation Committee then reviewed our bakery division's performance against its performance objectives for fiscal 2016 and certified that the bakery division achieved the following results:

	Target	Actual	Performance vs. target
Bakery Operating Income Target (50% of award):
Fiscal 2016 bakery division operating income	$8.75mm	$10.3mm	117.4%
Company Consolidated Operating Income (25% of award):(1)
Fiscal 2016 Company consolidated operating income	$191mm	$201.6mm	105.6%
Bakery Strategic Objectives (25% of award):(2)
—Threshold bakery operating income	$7mm	$10.3mm	100%(2)

—Develop a comprehensive project plan, including architectural and engineering drawings, equipment specifications and layout, budgets, timelines, and permits for the West Coast bakery infrastructure upgrade (including freezer upgrade and other modernizations) and begin implementation per project plan(3)

			Partially Achieved
—Improve East Coast bakery staff engagement by a minimum of 2 points from the 2015 engagement survey through various management actions, communications, policy updates, and process changes(3)			Achieved
—Enhance bakery commodities management through analysis, reporting, evaluation of risk management alternatives, and achieving specific results for targeted commodity classes(3)			Achieved

(1)
Achievement of the consolidated operating income objective is measured only after accruals for performance achievement awards have been made, and excluding the effect of items we do not consider indicative of our ongoing operations such as FAS 144 impairment charges, acquisitions and divestitures, significant accounting changes, unplanned restructuring costs and gain/loss on the sale of assets.

(2)
Payable only if bakery consolidated operating income is at least $7 million. Maximum payout for strategic objectives is 100% of target. While the threshold bakery consolidated operating income amount was exceeded, the Compensation Committee determined that our bakery division achieved 93.3% of its other strategic objectives for fiscal 2016.

(3)
For a discussion of these specific milestones, see "2016 Targets for Bakery Division Participants (including Mr. Byfuglin)."

        The following payout percentages, as a percentage of the target opportunity, were then calculated based on the payout schedules approved by the Compensation Committee as set forth above:

COMPANY

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Company Consolidated Operating Income	105.6%	133.3%	75%	100%

Strategic Objectives	100.0%	100.00%	25%	25%

Total Award				125%

 BAKERY DIVISION

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Bakery Operating Income	117.4%	200%	50%	100%

Company Consolidated Operating Income	105.6%	133.3%	25%	33.3%

Bakery Strategic Objectives	93.3%	93.3%	25%	23.3%

Total Award				156.6%

        As a result of the Company's fiscal 2016 performance, our Named Executive Officers received Bonuses under our fiscal 2016 Performance Incentive Plan, as follows:

Name	Target Performance Incentive as % of Salary	Actual Payout as % of Target	Actual Payout as % of Salary(1)	2016 Performance Incentive Award

David Overton	110%	125.00%	137.5%	$1,368,125

David Gordon	75%	125.00%	93.8%	$534,287

W. Douglas Benn	65%	125.00%	81.3%	$416,299

Debby R. Zurzolo	65%	125.00%	81.3%	$389,486

Max S. Byfuglin	65%	156.6%	101.8%	$430,544

(1)
Refer to "Summary Compensation Table."

        Fiscal 2017 Performance Incentive Plan Design.    In late fiscal 2016 and early fiscal 2017, the Compensation Committee, with the assistance of Farient Advisors, reviewed the design of our performance incentive program for fiscal 2017 under the Performance Incentive Plan. No changes were made to the plan design with respect to the potential payout schedules for fiscal 2017 for the Company as a whole. However, for the bakery division, the weighting of the Company consolidated operating income component was increased to 50% from 25%, and the bakery operating income component was reduced to 25% from 50%. This change was made to recognize that the primary role of our bakery operations is to produce innovative, high-quality cheesecakes and other baked desserts for sale at our restaurants and those of our international licensees and to avoid the significant year over year volatility of bakery operating income results vs. target.

Equity-Based Compensation

        We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation with our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation, which historically consisted of a mix of nonqualified stock options and restricted stock, and more recently, restricted stock units, to encourage a focus on long-term stockholder value and to foster long-term retention. In 2016, we revised our equity-based compensation program to introduce additional performance criteria as a condition to vesting restricted stock units. For a description of these performance criteria, see the section below entitled "Equity Grants in 2016."

        Nonqualified Stock Options.    The Compensation Committee believes that nonqualified stock options are an appropriate equity vehicle for a portion of long-term equity compensation because they are intrinsically performance-based since they provide value only if our stock price increases over time, which aligns our executives' interests with those of our stockholders. Our stock option grants generally have a five-year prorated vesting period and are exercisable over an eight-year period from grant, once vesting has occurred.

        Restricted Shares/Restricted Stock Units.    The Compensation Committee historically granted a portion of equity awards in the form of restricted shares of our Company's common stock, not only to align our executives' interests with those of our stockholders with respect to increases in stock value, but also to enhance executive retention, since the executive would receive some economic value even if our stock price were to remain flat or decline (provided that the executive remains with the Company for a minimum period of time, historically starting at three years). Commencing in 2013 for our Chief Executive Officer, and in 2014 for all of our other Named Executive Officers, the restricted share grants all were conditioned upon the Company achieving a long-term financial goal measured by cumulative EPS over a two-year period or, if the goal was not initially achieved, a three-year period. If the goal was achieved, 60% of the award would vest after three years from the grant date, and the remaining 40% of the award would be subject to time-based vesting equally over two years. In 2016, two-thirds of the equity granted to Named Executive Officers was in the form of restricted stock units which do not accrue dividends (in lieu of restricted shares), subject to specified financial goals and time-based vesting as described below.

        Optimizing Share Usage.    Because we approach equity compensation grants by considering the overall value of the grant (as opposed to a focus on the number of nonqualified stock options, restricted shares, and/or stock units granted), as our stock price increases, we anticipate using fewer shares overall, while still delivering equivalent value to our executives. In addition, the combined use of nonqualified stock options, restricted shares and stock units reduces our total share usage versus granting only nonqualified stock options. The Compensation Committee approves equity grants to all staff members, including Named Executive Officers and other executives and, in doing so, considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer and its consultant, Farient Advisors. The Compensation Committee has not established formal guidelines or performance criteria for the size of individual equity grants for our Named Executive Officers. However, the Compensation Committee considers total direct compensation market data in making such decisions. See "Market Positioning" above.

        Our equity incentive program includes our restaurant GMs, EKMs, ADOs and AKOMs. Grants under this program provided for nonqualified stock options in the past and now provide for stock units. These stock units vest at the end of an initial five-year period commencing upon entry into the respective position. Additional grants of stock units typically occur every five years thereafter, vesting over a three-year to five-year period, while the individual continues to serve in our management program. We believe that making these awards at the restaurant management level encourages our managers to think and act as business owners, assists in long-term retention of restaurant management, and aligns our managers' interests with those of our stockholders.

        The exercise price of nonqualified stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of shares of restricted stock and restricted stock units. We do not time our release of material non-public information for the purpose of affecting the value of our executives' compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. While our equity plan allows awards to be made on a more frequent basis, our Compensation Committee generally makes grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the Compensation Committee to evaluate individual and corporate performance over a reasonable period of time and to adjust the size and terms of the equity grants accordingly. Our equity grant procedures are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Equity Grants in 2016.    As part of its annual review of executive compensation, in March 2016, the Compensation Committee determined that an equity mix of approximately one-third nonqualified stock options, one-third restricted stock units (subject to EPS performance condition) and one-third restricted stock units (subject to EBITDA performance condition) best aligned the interests of our executives with those of our stockholders and the long-term performance of the Company.

        In March 2016, the Compensation Committee approved grants under the 2010 Stock Plan of nonqualified stock options and restricted stock units as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2015 and expected future contributions, to target competitive compensation levels appropriate to the executive's tenure in his or her role, and to align their interests with the long-term interests of our stockholders:

Name	Number of Nonqualified Stock Options(1)	Number of Restricted Stock Units-EPS Target(2)	Number of Restricted Stock Units-EBITDA Target(3)	Value of Combined Grants (thousands)

David Overton	82,000	25,000	25,000	$3,729

David Gordon	19,300	5,750	5,750	$864

W. Douglas Benn	10,200	3,050	3,050	$458

Debby R. Zurzolo	8,900	2,650	2,650	$398

Max S. Byfuglin	8,100	2,400	2,400	$361

(1)
See "Nonqualified Stock Options" below for a description of exercise price and applicable time-based vesting conditions.

(2)
See "Restricted Stock Units (with EPS Performance Condition)" below for a description of applicable performance and time-based vesting conditions.

(3)
See "Restricted Stock Units (with EBITDA Performance Condition)" below for a description of applicable performance and time-based vesting conditions.

        Nonqualified Stock Options.    In 2016, one-third of the equity granted to Named Executive Officers was in the form of options to purchase the Company's common stock, granted at an exercise price of $50.26 per share, which was the closing price of our common stock on the date of grant. The options are subject to time-based vesting at a rate of 20% per year over five years after the date of grant and expire eight years after the date of grant.

        Restricted Stock Units (with EPS Performance Condition).    EPS is one of the performance conditions approved by stockholders under the 2010 Stock Plan. Significant research was conducted to select the correct performance metric, appropriate goal levels, and amount of awards. In 2016, one-third of the equity granted to Named Executive Officers was in the form of restricted stock units subject to achievement of a three-year EPS performance target. These grants provide that the award and the number of shares vesting are subject to achieving a targeted cumulative diluted EPS for fiscal years 2016, 2017, and 2018, measured once, after the end of the 2018 fiscal year. Fiscal year 2016 was the first time the Compensation Committee granted restricted stock units with a defined three-year performance hurdle and a one-time ability to achieve such goal under the 2010 Stock Plan. The Compensation Committee determined that it was appropriate to include this type of award in the long-term incentive program to achieve even more alignment of pay with Company long-term performance, which is demonstratively connected to shareholder return. This performance condition was selected based upon the following considerations:

  •
  Selection of EPS as an Appropriate Measure:  The Company's commitment to value creation for our stockholders has resulted in mid-teens total return to shareholders through a combination of EPS growth and dividends. In 2015, we analyzed the relationship between our EPS and stock price over a nine-year period and found a strong correlation (R Square = .71) between EPS growth and increases in our stock price, which suggests that our EPS is closely related to our shareholder return. (See below chart)

        Based on these considerations, the Compensation Committee decided that cumulative EPS growth over a three-year period is an appropriate metric to use for a portion of the restricted stock unit grants.

  •
  Targeted Goal:  In order to set the appropriate targeted goal to measure achievement of the EPS performance condition, the Compensation Committee utilized computational algorithms analyzing our EPS growth over a historical nine-year period (2006-2015) and determined the following probabilities for different payouts depending upon the level of achievement of EPS growth:

Threshold Payout	80-90% Probability
Target Payout	50-60% Probability
Maximum Payout	10-20% Probability

        In addition to such algorithms, the Compensation Committee also evaluated the Company's EPS growth rates versus our Executive Compensation Peer Group's EPS, to ensure that the targets and growth rates were reasonable given our industry's historic performance.

  •
  Payout Levels:  The Compensation Committee then determined that these grants should not reward achievement of more than the targeted goal beyond a specified reasonable level, in order to avoid unintentionally influencing management to make decisions that could potentially negatively impact stockholders in the long-term. Therefore, the Compensation Committee set the following threshold, target, and maximum levels to be applied to vesting the number of restricted stock units subject to these grants, as follows:

Below Threshold	0% of restricted stock units subject to vesting

Threshold	60% of restricted stock units subject to vesting

Between Threshold and Target	Specified range between 60%-100% of restricted stock units subject to vesting

Target	100% of restricted stock units subject to vesting

Between Target and Maximum	Specified range between 100%-125% of restricted stock units subject to vesting

Maximum	125% of restricted stock units subject to vesting

  •
  Other Considerations.  Satisfaction of the performance condition will be evaluated in the first quarter of fiscal 2019, with no "second chance" of vesting in future years if the cumulative EPS goal is not achieved during 2016, 2017 and 2018. The Compensation Committee retains discretion to pay all or any portion of such award in cash instead of common stock of the Company, but currently has not expressed an intent to do so. When the final number of restricted stock units, if any, vesting under the these grants is determined, such units then would be subject to time-based vesting at the rate of 60% on March 3, 2019, and 20% on each of March 3, 2020 and March 3, 2021. Due to the sensitivity of EPS forecasts and the demonstrated correlation that EPS has to our stock price, the actual target is not being disclosed at this time. However, the target will be disclosed at the end of the three-year performance period along with the achievement levels and corresponding vesting of restricted stock units, if any, against such target.

        Restricted Stock Units (with EBITDA performance condition).    EBITDA is one of the performance conditions approved by stockholders under the 2010 Stock Plan. Significant research was conducted to select the appropriate performance metric, appropriate goal levels, and amount of awards. In 2016, one-third of the equity grants to Named Executive Officers were in the form of restricted stock units subject to the EBITDA of the Company being equal to or greater than (i) a combined, cumulative target for fiscal 2016 and 2017, or (ii) a combined, cumulative target for fiscal 2016, 2017 and 2018, whichever occurs earlier. If the EBITDA performance condition is satisfied, the grants then would be subject to time-based vesting at the rate of 60% on March 3, 2019, and 20% of the shares on each of March 3, 2020 and March 3, 2021. The Compensation Committee determined that it was appropriate to include this type of award in the long-term incentive program based upon the following considerations:

  •
  Selection of EBITDA as an Appropriate Measure:  EBITDA is one of the restaurant industry's standards for measuring shareholder value creation, and a company's enterprise value is often evaluated as a multiple of EBITDA. Growing this measure over time in absolute terms can be considered a barometer for creating value absent the fluctuations in the financial markets. EBITDA is also a standard proxy for ongoing real cash flow generation. Increasing cash flow from operations is a strong indicator of the performance and health of a company, particularly as measured over a sustained period of time. The measure is objectively calculated from the Company's financial statements and is universally accepted and understood.

  •
  Targeted Goal:  As the restricted stock unit grants are intended to enhance executive retention, the Compensation Committee established reasonable performance goals based upon historical EBITDA growth rates, with an ability to satisfy such performance goals over a two-year or three-year period, while still being subject to a five-year time-based prorated vesting requirement, once the goals are achieved.

  •
  Payout Levels:  Vesting of the entire grant amount is subject to satisfying fixed EBITDA performance goals over a two-year or three-year period, while still being subject to a five-year time-based prorated vesting requirement, once the goal is achieved. There is no adjustment up or down; if the goal is not achieved, 100% of the grant is forfeited.

        Equity Grants in 2017.    As part of its annual review of executive compensation, in March 2017 the Compensation Committee determined that the same equity mix as 2016 of approximately one-third nonqualified stock options, one-third restricted stock units (subject to EPS performance condition) and one-third restricted stock units (subject to EBITDA performance condition) was still appropriate. In the future, this allocation may vary, new performance targets may be chosen and other forms of equity may be used.

        In March 2017, the Compensation Committee approved grants under the 2010 Stock Plan of nonqualified stock options and restricted stock units as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2016 and expected future contributions, to target competitive compensation levels appropriate to such executive's tenure in his or her role, and to align their respective interests with the long-term interests of our stockholders:

Name	Number of Nonqualified stock options(1)	Number of Restricted Stock Units-EPS Target(2)	Number of Restricted Stock Units-EBITDA Target(3)	Value of Combined Grants (thousands)

David Overton	73,500	21,700	21,700	$3,767

David Gordon	16,650	4,900	4,900	$851

W. Douglas Benn	10,350	3,100	3,100	$536

Debby R. Zurzolo	7,550	2,275	2,275	$393

Max S. Byfuglin	6,775	2,075	2,075	$356

(1)
See "Nonqualified Stock Options" below for a description of exercise price and applicable time-based vesting conditions.

(2)
See "Restricted Stock Units (with EPS Performance Condition)" below for a description of applicable performance and time-based vesting conditions.

(3)
See "Restricted Stock Units (with EBITDA Performance Condition)" below for a description of applicable performance and time-based vesting conditions.

        Nonqualified Stock Options.    One-third of the equity granted to Named Executive Officers in 2017 was in the form of options to purchase the Company's common stock, granted at an exercise price of $61.59 per share, which was the closing price of our common stock on the date of grant. The options are subject to time-based vesting at a rate of 20% per year over five years after the date of grant and expire eight years after the date of grant.

        Restricted Stock Units (with EPS Performance Condition).    EPS is one of the performance conditions approved by stockholders under the 2010 Stock Plan. Significant research was conducted to select the correct performance metric, appropriate goal levels, and amount of awards. One-third of the equity granted to Named Executive Officers in 2017 was in the form of restricted stock units subject to achievement of a three-year EPS performance target. These grants provide that the award and the number of shares vesting are subject to achieving a targeted cumulative diluted EPS for fiscal years 2017, 2018, and 2019, measured once after the end of the 2019 fiscal year. This performance condition was selected based upon the following considerations:

  •
  Selection of EPS Continues to be an Appropriate Measure:  The Company's commitment to value creation for our stockholders has resulted in mid-teens total return to shareholders through a combination of EPS growth and dividends. Similar to our analysis in 2015 (see "Executive Compensation—Equity-Based Compensation—Equity Grants in 2016—Selection of EPS as an Appropriate Measure"), in 2016 we continued to see a very strong correlation between our EPS and our stock price (R Square = .77).

        Based on these considerations, the Compensation Committee decided that cumulative EPS growth over a three-year period is an appropriate metric to use for a portion of the restricted stock unit grants.

  •
  Targeted Goal:  In order to set the appropriate targeted goal to measure achievement of the EPS performance condition, the Compensation Committee utilized computational algorithms analyzing our EPS growth over a historical ten-year period (2006-2016) and determined the following probabilities for different payouts depending upon the level of achievement of EPS growth:

Threshold Payout	80-90% Probability
Target Payout	50-60% Probability
Maximum Payout	10-20% Probability

        In addition to such algorithms, the Compensation Committee also evaluated the Company's EPS growth rates versus our Executive Compensation Peer Group's EPS, to ensure that the targets and growth rates were reasonable given our industry's historic performance.

  •
  Payout Levels:  The Compensation Committee then determined that grants should not reward achievement of more than the targeted goal beyond a specified reasonable level, in order to avoid unintentionally influencing management to make decisions that could potentially negatively impact stockholders in the long-term. However, the maximum level was further reviewed and modified to balance this conservative approach and the need to reward our executives appropriately for outstanding performance. Therefore, the Compensation Committee set the following threshold, target, and maximum levels to be applied to vesting the number of restricted stock units subject to these grants, as follows:

Below Threshold	0% of restricted stock units subject to vesting

Threshold	60% of restricted stock units subject to vesting

Between Threshold and Target	Specified range between 60%-100% of restricted stock units subject to vesting

Target	100% of restricted stock units subject to vesting

Between Target and Maximum	Specified range between 100%-140% of restricted stock units subject to vesting

Maximum	140% of restricted stock units subject to vesting

  •
  Other Considerations.  Satisfaction of the performance condition will be evaluated in the first quarter of fiscal 2020, with no "second chance" of vesting in future years if the cumulative EPS goal is not achieved during 2017, 2018 and 2019. The Compensation Committee retains discretion to pay all or any portion of such award in cash instead of common stock of the Company, but currently has not expressed an intent to do so. When the final number of restricted stock units, if any, vesting under the these grants is determined, these shares then would be subject to time-based vesting at the rate of 60% on March 2, 2020, and 20% on each of March 2, 2021 and March 2, 2022. Due to the sensitivity of EPS forecasts and the demonstrated correlation that EPS has to our stock price, the actual target is not being disclosed at this time. However, the target will be disclosed at the end of the three-year performance period along with the achievement levels and corresponding vesting of restricted stock units, if any, against such target.

        Restricted Stock Units (with EBITDA performance condition).    EBITDA is one of the performance conditions approved by stockholders under the 2010 Stock Plan. Significant research was conducted to select the correct performance metric, appropriate goal levels, and amount of awards. The final one-third of the equity grants to Named Executive Officers in 2017 were in the form of restricted stock units subject to the EBITDA of the Company being equal to or greater than (i) a combined, cumulative target for fiscal 2017 and 2018, or (ii) a combined, cumulative target for fiscal 2017, 2018 and 2019, whichever occurs earlier. If the EBITDA performance condition is satisfied, the grants then would be subject to time-based vesting at the rate of 60% on March 2, 2020, and 20% of the shares on each of March 2, 2021 and March 2, 2022. The Compensation Committee determined that it was appropriate to include this type of award in the long-term incentive program based upon the same considerations the Committee took into account with respect to the 2016 equity grants, see "Equity Grants in 2016."

Retirement Plans

        Nonqualified Deferred Compensation Plan.    We established The Cheesecake Factory Executive Savings Plan ("Executive Savings Plan"), a nonqualified deferred compensation plan, in order to provide a tax-deferred savings vehicle for our "highly compensated" executives (as defined in the Executive Savings Plan), as well as our non-employee directors. At the end of fiscal 2016, over 640 staff members including our Named Executive Officers, other executives, restaurant GMs and EKMs, and all our non-employee directors, were eligible to participate in the Executive Savings Plan and continue to be eligible in fiscal 2017. At the end of fiscal 2016, all of our Named Executive Officers, approximately 460 other staff members and one non-employee director maintained account balances in the Executive Savings Plan. Additional information regarding this plan appears in this Proxy Statement in the section below entitled "Nonqualified Deferred Compensation."

        The Executive Savings Plan permits us to match a portion of participants' contributions with Company contributions, on a pre-tax basis to participants (other than non-employee directors). Since inception, we made a partial matching contribution to the Executive Savings Plan, except during the period of May 2009 through October 2011, when the Company match was suspended. We currently match 25% of the first 4% of salary and/or Bonus deferred. One hundred percent of a participant's Bonus, if any, may be deferred and, in 2015, we increased the percent of salary that a participant could defer from 25% to 50%.

        Pension Benefits.    We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton's services as our Chief Executive Officer and in recognition of his unique contributions as our founder, Mr. Overton's employment agreement provides for a "Founder's Retirement Benefit" pursuant to which Mr. Overton (or his beneficiary or estate, if he is deceased) is entitled to fixed annual payments of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in his employment agreement. Our obligation with respect to the Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see the section in this Proxy Statement entitled "Employment Agreements," which also describes the new employment agreement entered into with Mr. Overton and amounts payable upon termination of employment or change in control.

Other Benefits and Perquisites

        All of our executives, including our Named Executive Officers, are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation and a sabbatical leave program. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of such policy exceeding $50,000 be deemed imputed income to the staff member and provides a formula by which the imputed income is calculated.

        We also provide the following perquisites to our executives, including Named Executive Officers, that vary based on the executive's level:

  •
  The choice of a company-leased vehicle or automobile allowance.  This program is also offered to certain other executives, including GMs, ADOs, AKOMs, and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance, which is subject to taxation at the individual's tax rate. The type of vehicle and amount of allowance varies with the executive's level in the Company.

  •
  A company-paid executive physical every two years.  This program is offered to staff members at the level of Senior Vice President and above, including our Named Executive Officers.

  •
  Relocation expenses.  Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case-by-case basis.

  •
  Sabbatical Leave Program.  We provide a sabbatical leave program to eligible active, full-time, salaried corporate staff members, including Named Executive Officers. Eligible staff members may request a paid sabbatical, not to exceed three weeks in duration, only after five years of service and each five years thereafter, in order to participate in an extraordinary life experience proposed by the staff member.

        We believe that these perquisites enhance our ability to attract and retain high-quality talent at a modest cost relative to the benefit we receive from providing these perquisites and help to elevate our Company as an employer of choice among our competitors, including continuing to be recognized by FORTUNE® Magazine as one of the "100 Best Companies to Work For®". The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2016 are disclosed in the section entitled "Summary Compensation Table" and the accompanying footnotes in this Proxy Statement.

Change in Control

        The Compensation Committee does not think it is generally appropriate to accelerate unvested equity or provide other benefits upon a change in control unless another aggravating factor is present that causes an unfair detriment to our executives, such as a termination without cause, a "constructive termination," or a failure by the acquirer to assume or continue our equity program for Named Executive Officers who remain with the Company following such a change in control (a so called "double trigger"). The Compensation Committee believes that limited acceleration of equity and other severance benefits should be provided if a change in control is accompanied by such double trigger aggravating factors. Under our existing employment agreements, equity incentive plan and award agreements, the Company may provide limited benefits to our Named Executive Officers in the event of a change in control, as described below. For detailed information concerning change in control agreements with our Named Executive Officers, see the section entitled "Potential Payments upon Termination or Change in Control" in this Proxy Statement.

  •
  Acceleration of Benefits without Assumption or Continuation of Awards.  In the event of a change in control in which unvested awards are assumed or continued by the acquirer, no acceleration of vesting of unvested equity awards would occur, and no additional benefit would be payable solely because of a change in control to our Named Executive Officers. Certain of our award agreements and employment agreements provide for acceleration of vesting as of immediately before a change in control only as to any unvested awards which would not be assumed or continued by an acquiring company following such a change in control. The 2010 Stock Plan provides discretion to the Compensation Committee to likewise accelerate vesting of unvested awards in such circumstances.

  •
  Acceleration of Benefits without Termination after a Change in Control.  None of our employment agreements or award agreements provide for automatic vesting of unvested equity which the acquirer assumes or continues merely as a result of a change in control, and none of our agreements provide for payment of any other benefit merely as a result of a change in control.

  •
  Acceleration of Benefits with Termination after a Change in Control.

  •
  On March 3, 2016, we entered into employment agreements with David Gordon, W. Douglas Benn, Debby Zurzolo, and Max Byfuglin (collectively, the "2016 Employment Agreements" and each a "2016 Employment Agreement"). Such agreements supersede in their entirety any prior employment agreements with such executives. Accordingly, the following description refers to change in control benefits to Mr. Gordon, Mr. Benn, Ms. Zurzolo and Mr. Byfuglin under the 2016 Employment Agreements. If a change in control occurs and within 18 months thereafter the executive is terminated without cause, or if a "constructive termination" (as defined in the 2016 Employment Agreements) occurs, such executive would receive severance benefits as described in his or her 2016 Employment Agreement, including an acceleration of vesting of all equity awards which would have vested within 24 months of the separation from employment, provided that any award that is Company performance-based will vest only if, as and when the performance objective is achieved. Under such executives' prior employment agreements, between 0-36 months of restricted shares and between 12-24 months of option shares would have vested under similar circumstances, depending upon the terms of each executive's prior employment agreement.

    •
    We entered into an Employment Agreement with David Overton, effective April 1, 2017 (the "2017 Employment Agreement"). This agreement superseded in its entirety any prior employment agreement with Mr. Overton. Accordingly, the following description refers to change in control benefits to Mr. Overton under the 2017 Employment Agreement. If a change in control occurs and thereafter Mr. Overton's employment is terminated without cause, or if a "constructive termination" (as defined in the 2017 Employment Agreement) occurs, then Mr. Overton would receive severance benefits as described in his 2017 Employment Agreement, including an acceleration of vesting of all equity awards which would have vested within 24 months of the separation from employment, provided that any award that is Company performance-based will vest only if and when (if ever) the performance objective is achieved. Under his prior employment agreement, no equity would have vested as a result of a change in control but certain other payments would occur in the event of his separation from service for any reason. In addition, under certain of his equity grant agreements, if, within 18 months after a change in control in which equity awards were to be assumed or continued by the acquirer, a constructive termination occurs and he were to exercise his right to terminate for "good reason" (defined in his prior employment agreement), then he would have received an acceleration of vesting of 24 months of unvested restricted shares and option shares.

  •
  The Company also maintains a Senior Executives' Severance Benefits Plan, providing for the payment of certain benefits to senior executives who are not Named Executive Officers if such senior executives are involuntarily separated from employment, including in connection with a change in control, but do not provide for any benefit merely as a result of a change in control.

Oversight of Named Executive Officer Compensation

        Compensation Committee.    The Compensation Committee of our Board determines our Named Executive Officers' base salary, bonus, equity compensation plans, and other compensation related matters, and is supported in that process by an independent compensation consultant and members of senior management, including our Chief Executive Officer, Senior Vice President of Human Resources and Vice President of Compensation and Benefits. The Compensation Committee regularly evaluates our compensation programs to ensure they support our business objectives, which include (i) continued quality restaurant growth that generates acceptable returns, (ii) sustainability of our brands and brand expansion, (iii) profitability, (iv) operational excellence, (v) infrastructure security and scalability, and (vi) the creation of long-term value for our stockholders. The Compensation Committee operates according to a written charter that is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Role of Outside Consultants.    Since fiscal 2008, the Compensation Committee has engaged Farient Advisors to provide detailed evaluation and recommendations regarding our executive and Board compensation programs and to advise the Compensation Committee with respect to structuring our compensation plans to achieve our business objectives. Farient Advisors conducts research as directed by the Compensation Committee and supports the Compensation Committee in the design of executive and Board compensation. Although Farient Advisors works with management, including our Chief Executive Officer, to develop programs that support our business objectives while carrying out its duties for the Compensation Committee, Farient Advisors is retained by and reports directly to the Compensation Committee and does not provide any other services to the Company other than those for which it has been retained by the Compensation Committee.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer (other than himself) and his perspective on the factors described above under "Factors Considered in Making Compensation Decisions" when developing his recommendations for each Named Executive Officer's compensation (other than his own), including salary adjustments, long and short-term performance incentive compensation, discretionary bonuses, and compensation adjustments in conjunction with promotions. The Compensation Committee discusses our Chief Executive Officer's recommendations, consults with Farient Advisors, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

        Roles of Senior Vice President of Human Resources and Vice President of Compensation and Benefits in Compensation Decisions.    Our Senior Vice President of Human Resources and our Vice President of Compensation and Benefits work with our Chief Executive Officer when developing his recommendation for each Named Executive Officer's compensation (other than his own) by reviewing benchmarking information provided by our outside consultant, Farient Advisors, as well as performance factors. They then present the initial recommendations to both our outside consultant and to the Chair of the Compensation Committee for initial input prior to final submission to the Compensation Committee.

        Compensation of our Chief Executive Officer.    Our Chief Executive Officer's compensation is determined solely by the Compensation Committee, which approves the terms of, and makes recommendations to the Board with respect to, his employment agreement, and adjusts his base salary, long and short-term performance incentive compensation and other benefits from year to year. Please see the section entitled "Employment Agreements" in this Proxy Statement for a summary of the material terms of Mr. Overton's employment agreement. The Compensation Committee solicits our Chief Executive Officer's perspective on his own compensation, but makes determinations regarding his compensation independently and without him or other Named Executive Officers present. The Compensation Committee reviews Mr. Overton's annual cash and long and short-term performance incentive compensation at approximately the same time and following the same process as compensation levels are reviewed for all other Named Executive Officers, as further described in this "Compensation Discussion and Analysis."

Governance Considerations

        Risk Considerations.    The Compensation Committee reviews the Company's employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk-taking by employees. During its review in fiscal 2016, the Compensation Committee determined that the Company's compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk-taking by employees. These policies include the Clawback Policy, stock retention and ownership policies, and policies against short sales and hedging, as discussed below.

        Clawback Policy.    Our Clawback Policy (i) requires certain of our executives to agree in writing to repay all or a portion of any bonus, to the extent permitted by law and deemed appropriate by the Audit

Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements, and the bonus was directly based on those financial statements, (ii) allows the Compensation Committee to cause the cancellation of any bonus and require reimbursement of any bonus by a Named Executive Officer and effect any other right of recoupment of equity or other compensation provided under the Performance Incentive Plan or otherwise in accordance with Company policies and/or applicable law, and (iii) allows the Compensation Committee to cancel any equity award, require reimbursement of any award proceeds or other compensation and effect any other right of recoupment of equity or other compensation provided under the 2010 Stock Plan or otherwise in accordance with Company policies and/or applicable law (see the section entitled "Executive Compensation-Pay for Performance-Pay Mix" in this Proxy Statement for further discussion regarding our Clawback Policy).

        The Board believes that executives who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. Our Clawback Policy was adopted to permit the Audit Committee and the Compensation Committee of our Board to use appropriate discretion to recapture monetary awards of Bonus compensation and equity awards, respectively, paid to executives in the designated positions who may bear responsibility for such noncompliance. In determining the portion of any Bonus required to be repaid, or equity award to be recaptured, the Audit Committee or the Compensation Committee, as the case may be, may take into account those matters it deems appropriate in its sole discretion, including whether the executive engaged in any fraud, negligence or misconduct that contributed to the need for the restatement and the amount of the Bonus or value of the award, if any, that would have been awarded to the executive had the financial results been properly reported. In addition, the Company may dismiss the executive (subject to the terms of any employment agreement), authorize legal action, or take other actions to enforce the executive's agreement as the Audit Committee or the Compensation Committee, as the case may be, may deem appropriate and advisable in view of all of the circumstances at that time. We believe that our Clawback Policy diminishes the likelihood that our executives will take actions that could result in material excessive risk to us.

        In fiscal 2016, we had no financial statement corrections requiring restatements, and neither the Audit Committee nor the Compensation Committee has needed to consider taking any action under the Clawback Policy. A copy of the Clawback policy is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Stock Ownership Requirements.    Our Named Executive Officers are required to own a specified value of our common stock based upon a multiple of their respective base salaries. See "Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements" in this Proxy Statement for the material terms of our stock ownership and retention policies. We believe that stock ownership requirements further align our executives' interests with those of our stockholders. In addition to our stock ownership requirements, certain option grants awarded to executive officers after June 4, 2008 and prior to August 2, 2012 contain a holdback provision such that 33% of the net shares acquired upon exercise of the stock option (net of the tax impact that the exercise has on the individual) must be held for at least nine months following the date of exercise. In light of the adoption of our executive stock ownership requirements, we eliminated the holdback requirement for option grants made to Named Executive Officers on or after August 2, 2012, although the holdback requirement is still in effect for certain unexercised option grants made to such executives prior to August 2, 2012. As of the end of our 2016 fiscal year, all of our Named Executives Officers were in compliance with our stock ownership and retention policies.

Other Considerations

        Impact of Accounting and Tax Treatments on Compensation.    Accounting and tax considerations play an important role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, require us to expense the estimated fair market value of our stock based compensation, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards to grant to executives.

        In addition, Section 162(m) of the Code and the regulations promulgated thereunder limit the allowable Company deduction for compensation paid to no more than $1 million per taxable year, subject to specified exceptions, with respect to any employee who as of the close of the taxable year is a "Covered Employee" as defined under Code Section 162(m). Certain compensation is exempt from this deduction limitation, including certain performance-based compensation, if it is paid under a plan, the material performance terms of which are approved by stockholders at least once every five years, and the plan is administered by a committee of independent directors, among other requirements. Our performance achievement Bonuses payable for fiscal 2016 under our Performance Incentive Plan and our performance-based equity awards issued under the 2010 Stock Plan are intended to qualify for deductibility under Code Section 162(m) under such exception.

        In light of Code Section 162(m), the Compensation Committee may modify, where reasonably necessary, our executive compensation program to maximize the tax deductibility of compensation paid to Covered Employees. At the same time, the Compensation Committee also believes that the overall performance of our executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining the form and amount of compensation is in our best interests and those of our stockholders. Under some circumstances, the Compensation Committee's use of discretion in determining appropriate amounts and components of compensation may result in compensation that may not be fully deductible to us under Code Section 162(m). In fiscal 2016, all restricted shares granted and Bonus compensation awarded by the Company to Covered Employees was intended to qualify for deductibility by us under Code Section 162(m). For fiscal 2017, all restricted stock units granted and Bonus compensation which may be awarded to Covered Employees is intended to qualify as performance-based compensation, thereby enabling the Company to deduct such compensation under Code Section 162(m). However, certain non-performance-based restricted stock awards made in prior years may not qualify for deductibility under Code Section 162(m) due to the increase in our stock price as of the vesting date, which may result in certain Covered Employees' total non-performance-based compensation exceeding the $1 million deductibility limit. Due to the complexities of Code Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance regarding deductibility of such compensation under Code Section 162(m).

        In addition, Code Section 409A limits flexibility with respect to the time and form of payment of nonqualified deferred compensation. If a payment or award is subject to Code Section 409A but does not meet the requirements that exempt such amounts from taxation under that section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, (iii) plus possible interest and penalties, and (iv) possible additional state taxes. While Code Section 409A is also very complex and we cannot guaranty compliance with all of its requirements, we have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Code Section 409A purposes (and will thereby be exempt from the requirements of Code Section 409A) or, if they constitute "deferred compensation," are intended to comply with the Code Section 409A statutory provisions and final regulations.

        The 2016 Employment Agreements provide that, if the executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under their prior employment agreements, then within 60 days after the determination that such Code Section 409A taxes are due, the Company would pay the executive a cash payment so that the executive would be in the same position on an after-tax basis that the executive would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed (the "409A Tax Equalization Benefit"). The 409A Tax Equalization Benefit was made a part of the 2016 Employment Agreements in consideration for our Named Executive Officers (other than our Chief Executive Officer) agreeing to relinquish the gross-up for taxes imposed by Code Section 280G, which had been included under their prior employment agreements.

        The 2016 Employment Agreements eliminate a provision that would have entitled an executive to receive an additional "gross-up" payment from us in the event such executive were to become subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code.

        Policy Regarding Hedging, Short Sales, Publicly Traded Derivatives, Margin Accounts and Pledges.    We have a policy prohibiting our Board, officers and other employees from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans. The Board believes it is inappropriate for our executives or non-employee directors to take personal financial positions that may inadvertently or, in some cases overtly, influence their deliberations or decisions concerning the best and proper course of action for us to take or bring into question the propriety of any deliberations or decisions made with respect to us. By prohibiting these types of speculative trading in or encumbering of our stock in margin loans, the Board seeks to discourage those types of behaviors. In addition, other types of collateralization of our stock by executives or non-employee directors require advance approval and satisfaction of specified criteria under our policies.

COMPENSATION COMMITTEE REPORT

        The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Compensation Committee report by reference thereto.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company's Annual Report on Form 10-K.

Dated: April 5, 2017	Respectfully submitted,
Alexander L. Cappello, Chairman Jerome I. Kransdorf Laurence B. Mindel Herbert Simon

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following table sets forth summary compensation information with respect to our Named Executive Officers for the fiscal year ended January 3, 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary $	Restricted Stock/Units Awards $(1)	Option Awards $(1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(2)	Total $

David Overton	2016	995,000	2,513,000	992,200	1,368,125	124,653	5,992,978
Chairman of the Board and	2015	995,000	1,680,350	1,912,950	1,203,950	125,369	5,917,619
Chief Executive Officer	2014	994,135	1,783,030	2,235,900	273,387	107,824	5,394,276

David M. Gordon	2016	569,906	577,990	233,530	534,287	53,612	1,969,325
President,	2015	541,538	369,677	361,335	446,769	47,501	1,766,820
The Cheesecake Factory Incorporated	2014	520,673	385,520	385,500	97,626	47,701	1,437,020

W. Douglas Benn	2016	512,368	306,586	123,420	416,299	32,451	1,391,124
Executive Vice President and	2015	496,990	249,652	205,465	355,348	30,907	1,338,362
Chief Financial Officer	2014	481,712	265,045	231,300	78,278	30,179	1,086,514

Debby R. Zurzolo	2016	479,368	266,378	107,690	389,486	34,781	1,277,703
Executive Vice President,	2015	464,077	211,244	184,210	331,815	36,035	1,227,381
General Counsel and Secretary	2014	449,471	216,855	215,880	73,039	32,273	987,518

Max S. Byfuglin	2016	422,792	241,248	98,010	430,544	37,631	1,230,225
President,	2015	409,923	182,438	170,040	309,746	39,084	1,111,231
The Cheesecake Factory	2014	397,923	192,760	200,460	12,933	34,767	838,843
Bakery Incorporated

(1)
The value of restricted stock units is computed at target level. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Restricted stock, restricted stock units, and stock option awards are subject to vesting requirements. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2017 for information regarding the valuation of equity awards.

(2)
"All other compensation" for fiscal 2016 includes the following:

Name	Automobile Program $(a)	ESP Company Match $(b)	Dividends Paid or Accrued on Unvested Restricted Stock $(c)	Life Insurance $(d)	Executive Physical Exam $(e)	Total ($)
Mr. Overton	21,318	-	92,520	10,815	-	124,653
Mr. Gordon	19,260	11,152	19,384	1,366	2,450	53,612
Mr. Benn	5,366	9,481	14,040	3,564	-	32,451
Ms. Zurzolo	10,800	8,870	11,808	3,303	-	34,781
Mr. Byfuglin	14,400	8,535	10,840	3,856	-	37,631

(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a company-leased vehicle.

(b)
Executive Savings Plan Matching Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled "Nonqualified Deferred Compensation."

(c)
Dividends on Unvested Restricted Stock: Under the terms of our 2000 Omnibus Performance Stock Incentive Plan ("2000 Plan") and 2001 Omnibus Stock Incentive Plan ("2001 Plan"), holders of shares of unvested restricted stock have the same dividend rights as our other stockholders and are entitled to dividends on all shares of restricted stock held by them, whether vested or unvested. In contrast, our 2010 Stock Plan provides that while holders of restricted stock granted under the 2010 Stock Plan have the same dividend rights as our other stockholders, any dividends received on shares of unvested restricted stock granted under the 2010 Stock Plan are subject to the same vesting conditions and restrictions as the underlying shares with respect to which the dividends relate. The amounts shown in this column reflect both cash dividends paid to the Named Executive Officers with respect to unvested shares of restricted stock granted under the 2000 and 2001 Plans and our accrual of dividends with respect to unvested shares of restricted stock granted under the 2010 Stock Plan.

(d)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees.

(e)
Executive Physical Exam: Each of our Named Executive Officers is eligible for a company-paid executive physical examination every two years.

        For a description of actions taken by the Compensation Committee with respect to base salaries of our Named Executive Officers for fiscal 2017, please see "Base Salary" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

        For a description of the material terms of the Named Executive Officers' employment agreements, see the section entitled "Employment Agreements" in this Proxy Statement. For a description of our Non-Equity Incentive Plan Compensation, see the section entitled "Annual Cash Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

        For a description of our Performance Incentive Plan and the Compensation Committee's determination of awards under this plan for our Named Executive Officers for fiscal 2016, please see "Fiscal 2016 Performance Incentive Plan" in the "Compensation Discussion and Analysis" section of this Proxy Statement. For the vesting schedules of outstanding options and restricted stock and restricted stock units, please see "Outstanding Equity Awards" in this Proxy Statement.

Pension Benefits

        The Named Executive Officers did not receive any benefits from the Company under defined pension or defined contribution plans during the fiscal year ended January 3, 2017. None of our Named Executive Officers are currently eligible to participate in our tax deferred qualified 401(k) plan. However, Mr. Overton is entitled to the Founder's Retirement Benefit described in the "Retirement Plans" section of this Proxy Statement under "Pension Benefits."

Nonqualified Deferred Compensation

        We adopted The Cheesecake Factory Incorporated Executive Savings Plan ("Executive Savings Plan") in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to manage our Company successfully. The Executive Savings Plan is a nonqualified deferred compensation plan for our non-employee directors and for our highly compensated executives (as defined in the Executive Savings Plan) who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Internal Revenue Code ("Code"). The Executive Savings Plan allows our employee-participants to defer the receipt of up to 50% of their base salaries and up to 100% of their Bonus and allows our independent directors to defer up to 100% of their director fees.

        Under the Executive Savings Plan, we currently provide a matching contribution at a rate of 25% of the first 4% of salary and/or Bonus deferred under the plan. We do not provide a match for deferrals by non-employee directors. Our matching contributions vest 25% per year after the staff member's second year of participation in the Executive Savings Plan, such that staff members with five years of service with us would be 100% vested in our matching contributions. All of our Named Executive Officers' are currently 100% vested in our matching contribution. Staff member deferrals and our matching contribution, if any, are deposited into a "rabbi" trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature. Upon a participant's termination from employment, he or she will receive a distribution of his or her account balance, including earnings and vested company contributions, in accordance with his her distribution election and the terms of the Executive Savings Plan. For any plan year, a participant may elect, in accordance with the terms of the Executive Savings Plan, to have a portion of his or her account paid on a scheduled in-service distribution date; provided, such a distribution may not occur earlier than the second plan year after the plan year to which such an election applies. The following table shows the compensation (including Bonus) earned for fiscal 2016 that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2016:

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal 2016 $(1)	Company Contributions in Fiscal 2016 $(2)	Aggregate Earnings/(Losses) in Fiscal 2016 $	Aggregate Withdrawals or Distributions in Fiscal 2016 $	Aggregate Balance at January 3, 2017 $(3)

David Overton	-	-	15,978	-	173,740

David M. Gordon	76,663	11,152	49,488	-	731,506

W. Douglas Benn	314,515	9,481	138,880	-	2,448,816

Debby R. Zurzolo	497,803	8,870	43,341	-	947,610

Max S. Byfuglin	85,355	8,535	96,246	-	1,488,730

(1)
These amounts are reported as compensation earned by the Named Executive Officers in the "Summary Compensation Table." The "Executive Contributions" total is included in the "Salary" or "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table," depending on the source of the deferral for each executive.

(2)
These amounts are reported as "other" compensation earned by the Named Executive Officers. Please see footnote 2 to the "Summary Compensation Table."

(3)
For Mr. Overton, $3,043 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Gordon, $39,947 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Benn, $28,978 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Ms. Zurzolo, $54,082 of the aggregate balance was reported in the "Summary Compensation Table" in previous years. For Mr. Byfuglin, $44,469 of the aggregate balance was reported in the "Summary Compensation Table" in previous years.

Grants of Plan-Based Awards in Fiscal 2016

        The following table shows all restricted shares, restricted stock units, and nonqualified stock options to acquire shares of our common stock granted to Named Executive Officers under the 2010 Stock Plan during fiscal 2016, as well as the range of potential Bonus that were achievable in fiscal 2016 under our Performance Incentive Plan.

		Non-Equity Incentive Plan Awards Range for Fiscal 2016(1)			Restricted Stock, Restricted Stock Units and Option Awards

Name	Grant Date	Threshold $(2)	Target $(3)	Maximum $	All Other Restricted Stock Units Awards: Number of Shares of Stock or Units #(4)	All Other Stock Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Stock Option Awards $/Sh	Grant Date Fair Value of Restricted Stock Units and Stock Option Awards $(5)

David Overton	n/a	$205,269	$1,094,500	$1,915,375
	3/3/2016				50,000			$2,513,000
	3/3/2016					82,000	$50.26	$992,200

David M. Gordon	n/a	$80,115	$427,356	$747,873
	3/3/2016				11,500			$577,990
	3/3/2016					19,300	$50.26	$233,530

W. Douglas Benn	n/a	$62,451	$333,006	$582,761
	3/3/2016				6,100			$306,586
	3/3/2016					10,200	$50.26	$123,420

Debby R. Zurzolo	n/a	$58,429	$311,556	$545,223
	3/3/2016				5,300			$266,378
	3/3/2016					8,900	$50.26	$107,690

Max S. Byfuglin	n/a	$51,533	$274,788	$480,878
	3/3/2016				4,800			$241,248
	3/3/2016					8,100	$50.26	$98,010

(1)
For actual amounts paid under the Performance Incentive Plan for fiscal 2016, see the column entitled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" included in this Proxy Statement. For more information on our annual performance bonus program under the Performance Incentive Plan for fiscal 2016, see the section entitled "Annual Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
Based on minimum achievement of the Company consolidated operating income objective only. For information regarding this performance objective, see the section entitled "Annual Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(3)
Target awards are a percentage of base salary for fiscal 2016, as follows: 110% for Mr. Overton; 75% for Mr. Gordon; and 65% for each of the other Named Executive Officers.

(4)
The number of restricted stock units is computed at target level.

(5)
The grant date fair value was computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2017 for information regarding the valuation of equity awards.

        Non-Equity Incentive Plan Awards.    These amounts represent the potential threshold, target and maximum Bonus payable to our Named Executive officers under the Performance Incentive Plan.

Amounts shown are calculated as a percentage of fiscal 2016 base salary. Please see the section in this Proxy Statement entitled "Principal Elements of Compensation, Annual Cash Performance Incentive Compensation" for further information. The threshold Bonus amounts assume achievement of 85% of the Company-wide operating income target and none of the strategic objectives. Target Bonus amounts assume achievement of 100% of the Company-wide operating income target and 100% of the strategic objectives. Maximum Bonus amounts assume achievement of 115% or more of the Company-wide operating income target and 100% of the strategic objectives. The Named Executive Officers received actual Bonus payouts under the Performance Incentive Plan for fiscal 2016 in the amounts shown in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

        All Other Restricted Stock and Restricted Stock Unit Awards and All Other Stock Option Awards.    In March 2016, the Compensation Committee approved grants of nonqualified stock options and restricted stock units to our Named Executive Officers, as set forth in the table above. All equity awards shown in this table were granted under the 2010 Stock Plan. The nonqualified stock options were granted at an exercise price of $50.26 per share, the fair market value of our common stock on the date of grant. These options vest at a rate of 20% per year over five years and expire in eight years. One half of the restricted stock units are subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provides that vesting of the award is subject to the Company's EBITDA being equal to or greater than (i) a combined, cumulative target for 2016 and 2017, or (ii) a combined, cumulative target for 2016, 2017 and 2018, whichever occurs earlier. If the performance condition is satisfied, the grants then would be subject to time-based vesting at the rate of 60% of the shares on March 3, 2019 and 20% of the shares on each of March 3, 2020 and March 3, 2021. The other half of the restricted stock units are subject to achieving a targeted cumulative diluted EPS for fiscal years 2016, 2017 and 2018, measured once, after the end of fiscal 2018. The performance conditions and achievement levels will be disclosed after the performance condition is achieved or determined to have not been achieved.

Outstanding Equity Awards

        The following table shows all outstanding nonqualified stock options, restricted shares, and restricted stock units held by the Named Executive Officers as of January 3, 2017, the last day of fiscal 2016.

	Stock Option Awards					Restricted Share Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable(1)		Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested $(3)

David Overton(4)	100,000	-		31.10	1/6/19	-	-
	136,000	34,000	(4a)	29.29	1/5/20	-	-
	105,000	70,000	(4b)	35.62	3/7/21	-	-
	58,000	87,000	(4c)	48.19	3/6/22	-	-
	27,000	108,000	(4d)	48.01	3/5/23	-	-
	-	82,000	(4e)	50.26	3/3/24	-	-
	-	-		-	-	9,000	$534,870
	-	-		-	-	18,000	$1,069,740
	-	-		-	-	37,000	$2,198,910
	-	-		-	-	35,000	$2,080,050
	-	-		-	-	50,000	$2,971,500

David M. Gordon(5)	-	3,700	(5a)	29.29	1/5/20	-	-
	15,000	10,000	(5b)	35.62	3/7/21	-	-
	10,000	15,000	(5c)	48.19	3/6/22	-	-
	5,100	20,400	(5d)	48.01	3/5/23	-	-
	-	19,300	(5e)	50.26	3/3/24	-	-
	-	-		-	-	1,500	$89,145
	-	-		-	-	3,600	$213,948
	-	-		-	-	8,000	$475,440
	-	-		-	-	7,700	$457,611
	-	-		-	-	11,500	$683,445

W. Douglas Benn(6)	15,000	-		21.42	1/7/18	-	-
	15,000	-		31.10	1/6/19	-	-
	14,800	3,700	(6a)	29.29	1/5/20	-	-
	10,800	7,200	(6b)	35.62	3/7/21	-	-
	6,000	9,000	(6c)	48.19	3/6/22	-	-
	2,900	11,600	(6d)	48.01	3/5/23	-	-
	-	10,200	(6e)	50.26	3/3/24	-	-
	-	-		-	-	1,500	$89,145
	-	-		-	-	2,800	$166,404
	-	-		-	-	5,500	$326,865
	-	-		-	-	5,200	$309,036
	-	-		-	-	6,100	$362,523

Debby R. Zurzolo(7)	15,000	-		21.42	1/7/18	-	-
	15,000	-		31.10	1/6/19	-	-
	12,000	3,000	(7a)	29.29	1/5/20	-	-
	3,200	6,400	(7b)	35.62	3/7/21	-	-
	5,600	8,400	(7c)	48.19	3/6/22	-	-
	2,600	10,400	(7d)	48.01	3/5/23	-	-
	-	8,900	(7e)	50.26	3/3/24	-	-
	-	-		-	-	1,300	$77,259
	-	-		-	-	2,400	$142,632
	-	-		-	-	4,500	$267,435
	-	-		-	-	4,400	$261,492
	-	-		-	-	5,300	$314,979

Max S. Byfuglin(8)	-	3,000	(8a)	29.29	1/5/20
	-	5,800	(8b)	35.62	3/7/21	-	-
	5,200	7,800	(8c)	48.19	3/6/22	-	-
	2,400	9,600	(8d)	48.01	3/5/23	-	-
	-	8,100	(8e)	50.26	3/3/24	-	-
	-	-		-	-	1,300	$77,259
	-	-		-	-	2,400	$142,632
	-	-		-	-	4,000	$237,720
	-	-		-	-	3,800	$225,834
	-	-		-	-	4,800	$285,264

(1)
All options listed vest at a rate of 20% per year.

(2)
The number of restricted stock units is computed at target level. Restricted shares listed vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2016 year-end are as follows: (a) 34,000 options vested on 1/5/17; (b) 35,000 options vested on 3/7/17 and 35,000 options will vest on 3/7/18; (c) 29,000 options vested on 3/6/17 and 29,000 options will vest on each of 3/6/18 and 3/6/19; (d) 27,000 options vested on 3/5/17 and 27,000 options will vest on each of 3/5/18, 3/5/19 and 3/5/20; and (e) 16,400 options vested on 3/3/17 and 16,400 options will vest on each of 3/3/18, 3/3/19, 3/3/20 and 3/3/21.

(5)
The vesting dates of options held by Mr. Gordon that were not exercisable as of our fiscal 2016 year-end are as follows: (a) 3,700 options vested on 1/5/2017; (b) 5,000 options vested on 3/7/17 and 5,000 options will vest on 3/7/18; (c) 5,000 options vested on 3/6/17 and 5,000 options will vest on each of 3/6/18 and 3/6/19; (d) 5,100 options vested 3/5/17 and 5,100 options will vest on each of 3/5/18, 3/5/19 and 3/5/20; and (e) 3,860 options vested on 3/3/17 and 3,860 options will vest on each of 3/3/18, 3/3/19, 3/3/20 and 3/3/21.

(6)
The vesting dates of options held by Mr. Benn that were not exercisable as of our fiscal 2016 year-end are as follows: (a) 3,700 options vested on 1/5/17; (b) 3,600 options vested on 3/7/17 and 3,600 options will vest on 3/7/18; (c) 3,000 options vested on 3/6/17 and 3,000 options will vest on each of 3/6/18 and 3/6/19; (d) 2,900 options vested on 3/5/17 and 2,900 options will vest on each of 3/5/18, 3/5/19 and 3/5/20; and (e) 2,040 options vested on 3/3/17 and 2,040 options will vest on each of 3/3/18, 3/3/19, 3/3/20 and 3/3/21.

(7)
The vesting dates of options held by Ms. Zurzolo that were not exercisable as of our fiscal 2016 year-end are as follows: (a) 3,000 options vested on 1/5/17; (b) 3,200 options vested on 3/7/17 and 3,200 options will vest on 3/7/18; (c) 2,800 options vested on 3/6/17 and 2,800 options will vest on each of 3/6/18 and 3/6/19; (d) 2,600 options vested on 3/5/17 and 2,600 options will vest on each of 3/5/18, 3/5/19 and 3/5/20; and (e) 1,780 options vested on 3/3/17 and 1,780 options will vest on each of 3/3/18, 3/3/19, 3/3/20 and 3/3/21.

(8)
The vesting dates of options held by Mr. Byfuglin that were not exercisable as of our fiscal 2016 year-end are as follows: (a) 3,000 options vested on 1/5/17; (b) 2,900 options vested on 3/7/17 and 2,900 options will vest on 3/7/18; (c) 2,600 options vested on 3/6/17 and 2,600 options will vest on 3/6/18 and 3/6/19; (d) 2,400 options vested on 3/5/17 and 2,400 options will vest on each of 3/5/18, 3/5/19 and 3/5/20; and (e) 1,620 options vested on 3/3/17 and 1,620 options will vest on each of 3/3/18, 3/3/19, 3/3/20 and 3/3/21.

        Restricted shares of the Company's common stock granted to the Named Executive Officers in fiscal 2015 were subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provided that vesting of the award was subject to the Company's diluted EPS being equal to or greater than (i) a combined, cumulative target for 2015 and 2016 of $4.15, or (ii) a combined, cumulative target for 2015, 2016, and 2017 of a greater amount, whichever occurs earlier. Since the Company achieved diluted EPS for 2015 and 2016 of $5.20, which exceeded the cumulative target of $4.15, the performance condition was satisfied, and such grants are now subject to time-based vesting at the rate of 60% of the shares on March 3, 2018 and 20% of the shares on each of March 3, 2019 and March 3, 2020.

        On March 2, 2017, the Compensation Committee approved grants of equity awards to the following Named Executive Officers under the terms of our 2010 Stock Plan, as follows:

Name	Number of Nonqualified stock options(1)	Number of Restricted Stock Units—EPS Target	Number of Restricted Stock Units—EBITDA Target

David Overton	73,500	21,700	21,700

David M. Gordon	16,650	4,900	4,900

W. Douglas Benn	10,350	3,100	3,100

Debby R. Zurzolo	7,550	2,275	2,275

Max S. Byfuglin	6,775	2,075	2,075

(1)
The nonqualified stock options were granted at an exercise price of $61.59 per share, which was the fair market value of our common stock on the date of grant.

        Please see "Equity-Based Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement for additional information regarding applicable vesting terms of the grants set forth above.

Option Exercises and Stock Vested

        The following table shows, for fiscal 2016, all nonqualified stock options exercised by Named Executive Officers and shares of their restricted stock that vested (no restricted stock units vested in 2016):

	Nonqualified stock options		Restricted Stock/Stock Units

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise $(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting $(2)

David Overton	400,000	$12,621,321	42,000	$2,125,530

David M. Gordon	29,800	$745,539	8,200	$415,392

W. Douglas Benn	30,000	$1,392,750	7,000	$352,632

Debby R. Zurzolo	17,200	$581,238	6,200	$311,650

Max S. Byfuglin	23,368	$509,348	6,200	$311,650

(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options.

(2)
The value realized upon vesting is equal to the fair market value of the shares on the vesting date.

Benefits Plans

        2010 Stock Plan.    For a description of the 2010 Stock Plan, please see the section in this Proxy Statement entitled "PROPOSAL THREE—Amendment to the 2010 Stock Plan—Summary of the 2010 Stock Plan as Amended."

        Performance Incentive Plan.    The Material Terms of the Performance Incentive Plan are as follows:

        Eligibility.    The Committee, in its sole discretion, designates those employees of ours or of any of our subsidiaries or affiliates who are eligible to receive a Bonus under the Performance Incentive Plan. Performance Incentive Plan participants who can receive a Bonus include executive officers who are Covered Employees or who could become Covered Employees. Approximately four Covered Employees would be currently eligible to be designated as participants to receive a Bonus under the Performance Incentive Plan.

        Performance Incentive Target Objectives.    The Performance Incentive Targets applicable to a Bonus awarded under the Performance Incentive Plan shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: return on equity; earnings per share; net income; earnings per share growth; return on invested capital; return on assets; economic value added; earnings before interest and taxes (EBIT); revenue growth; gross margin return on inventory investment; fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return); operating profit; consolidated income from operations; cash flow (including, but not limited to, cash flow from operations and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; net present value; costs or expenses; market share; customer satisfaction; corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures; product development; capital expenditures; earnings before interest, taxes, depreciation and amortization EBITDA; and/or, revenues

        Maximum Bonus.    The maximum amount of a Bonus payable to any participant with respect to a fiscal year shall not exceed $2.5 million.

        Administration of Performance Incentive Plan.    The Performance Incentive Plan is administered by the "Committee." The Compensation Committee of our Board, provided it continues to be composed solely of two or more independent "outside directors" as defined under Code Section 162(m), will constitute the Performance Incentive Plan's Committee ("Committee"). The Committee is, among other things, responsible for selecting participants, selecting Performance Incentive Target objectives and Bonuses, and adopting rules and regulations for the Performance Incentive Plan. The Committee has the authority to interpret the Performance Incentive Plan and the terms of any document relating to any Bonus, may adopt rules and regulations for carrying out the terms and purposes of the Performance Incentive Plan, and may take such other actions in the administration of the Performance Incentive Plan as it deems advisable.

        Performance Achievement Bonuses.    The Performance Incentive Plan provides that the Committee may award eligible participants with a Bonus. A Bonus will specify a cash award opportunity that is denominated as a stated percentage of the participant's annual base salary. The actual Bonus payment, if any, is based on the degree of achievement of the performance goals ("Performance Incentive Targets") that are established for the participant's Bonus, subject to the Committee's discretion to reduce (but not increase) the amount of any such Bonus award irrespective of the degree of attainment of the performance goals.

        Establishment of Performance Incentive Target Objectives for Performance Achievement Bonuses.    Performance Incentive Targets are established by the Committee for each Performance Incentive Plan participant with respect to a fiscal year. These objectives may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual participant or the entity or division, department or function within which the participant is employed.

        The Committee must establish in writing the applicable Performance Incentive Targets for a Bonus. These targets must be established no later than the latest time permitted by Code Section 162(m), which generally means not later than after 25% of the performance period has elapsed and in no event later than 90 days after the commencement of the performance period. Additionally, the attainment of Performance Incentive Targets must then be "substantially uncertain" to occur within the meaning of Code Section 162(m). The Committee must also establish in writing the formula or methodology for determining the amount of the Bonus that could be earned by a Covered Employee based on the degree of achievement of the Performance Incentive Targets.

        Once the Performance Incentive Targets and the formula for determining the amount of Bonus that can be earned by the Covered Employee have been established, the Committee generally does not have the authority to make any modifications to the targets or Bonus formula. However, to the extent consistent with the requirements of Code Section 162(m), the Committee may adjust the evaluation of performance to remove the effects of certain events including, for example, extraordinary nonrecurring events, or material changes in tax laws or accounting principles or practices, or upon corporate transactions such as reorganizations or divestitures or acquisitions, among other things.

        Payment.    Bonus awards under the Performance Incentive Plan are payable to the participant in cash on the date designated by the Committee, provided that such date shall occur during the two and one-half month period after the end of the fiscal year. Before payment of any portion of a Bonus, the Committee must certify in writing the degree of achievement of the applicable Performance Incentive Targets.

        Clawback.    In accordance with the terms of any Clawback Policy adopted by the Board (including without limitation the Company's Policy on Reimbursement of Incentive Payments), Bonus awards may be forfeited or subject to repayment to us by the Covered Employees.

        Separation from Service.    In the event of a participant's separation from service with us due to death, disability, normal retirement, early retirement with our consent or leave of absence approved by us, or in the event of hardship or other special circumstances of a participant, or in the event of a change in control of the Company, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in our best interests, and not inconsistent with the requirements of Code Section 162(m).

        Amendment.    The Performance Incentive Plan may be amended or terminated in whole or in part by the Board or the Committee in their sole discretion, but no such action shall adversely affect or alter any right or obligation existing prior to such amendment or termination. Stockholder approval of a Performance Incentive Plan amendment will be solicited only to the extent required by applicable laws.

        Governing Law.    The Performance Incentive Plan shall be governed by the laws of the United States and the laws of the State of Delaware (which is the state of our incorporation) to the extent Delaware's laws are not preempted by federal law.

Nonqualified Deferred Compensation Plan

        For a description of our Nonqualified Deferred Compensation plan, please see the sections in this Proxy Statement entitled "Retirement Plans" and "Nonqualified Deferred Compensation."

Employment Agreements

        Named Executive Officers.    Our employment agreements with our Named Executive Officers are summarized below.

        David Overton.    We entered into an employment agreement with David Overton effective April 1, 2017 (the "2017 Employment Agreement"). This summary of the material terms of the 2017 Employment Agreement is qualified in its entirety by reference to the copy of the 2017 Employment Agreement filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 22, 2017. The 2017 Employment Agreement amends and restates a prior employment agreement with Mr. Overton, dated as of June 30, 2009. Copies of the prior employment agreement and all amendments thereto are filed as exhibits to our Current Reports on Form 8-K filed with the SEC on July 20, 2009, March 6, 2012, November 12, 2013, April 2, 2015 and March 4, 2016 (collectively, the "Overton Prior Employment Agreement"). Capitalized terms used without other definition in this summary have the same meanings set forth in the 2017 Employment Agreement or the Overton Prior Employment Agreement, as the case may be.

        The 2017 Employment Agreement has a term ending on April 1, 2018, but terminates automatically upon Mr. Overton's death or Permanent Disability. The term may be extended only with the mutual consent of the Company and Mr. Overton. Under the 2017 Employment Agreement effective April 1,

2017, we pay Mr. Overton a base salary at an annual rate of $995,000, which is subject to increase at the discretion of the Compensation Committee. Please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information regarding Mr. Overton's salary history. While employed full-time by us, Mr. Overton is eligible to participate in our non-equity performance incentive plans for executive officers, and to participate equitably with other executive officers in any of our plans relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education or other retirement or employee benefits that we have adopted or may adopt for the benefit of our executive officers. He is also entitled to receive an annual paid vacation in accordance with our general administrative policy, all other fringe benefits which are now or may be provided to our executive officers and reimbursement of his reasonable business expenses.

        During the term of the 2017 Employment Agreement and at the discretion of the Compensation Committee, Mr. Overton is eligible for future grants of options to purchase our common stock, restricted shares or other equity incentives under our equity incentive plans.

        If Mr. Overton's employment with us is terminated by us for any reason other than for Cause, death or Permanent Disability, or if Mr. Overton voluntarily resigns his employment with us due to a Constructive Termination, as defined in the 2017 Employment Agreement, then we will provide him with certain benefits described under "Potential Payments upon Termination or Change in Control" below.

        Should Mr. Overton be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, Mr. Overton would not be entitled to receive an additional "gross-up" payment from us. Instead, the 2017 Employment Agreement provides that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause Mr. Overton to receive a greater amount as measured on an after-tax basis.

        In addition to all amounts otherwise payable under the agreement, we will pay Mr. Overton, during his lifetime or in the event of his death to his designated beneficiary, a Founder's Retirement Benefit in the annual amount of $650,000 for a period of ten years, payable in equal monthly installments, as further described in the 2017 Employment Agreement. For potential payments by us to Mr. Overton upon termination or change in control under the 2017 Employment Agreement and the Overton Prior Employment Agreement, see "Potential Payments upon Termination or Change in Control" below. The 2017 Employment Agreement differs from the Overton Prior Employment Agreement with respect to termination and change in control in the following respects:

  •
  Under the 2017 Employment Agreement, if Mr. Overton's employment is terminated by us for any reason (other than for Cause, death or Permanent Disability), or if he voluntarily resigns due to a Constructive Termination (including upon a change in control if any equity awards are not assumed by the acquirer or fully accelerated and exercisable as of immediately before the change in control), all equity awards held by him and scheduled to vest within 24 months after termination shall vest as of termination, provided that any vesting on any award that is contingent upon satisfaction of a Company performance-based condition will only vest if and when (if ever) such condition is actually achieved. Under the Overton Prior Employment Agreement, no equity award would have vested upon termination of employment, including termination following a change in control; provided, however, that under his prior grant agreements, if within 18 months after a change in control in which equity awards were assumed or continued by the acquirer, a constructive termination occurs and he exercises his right to terminate for "good reason," then he would receive an acceleration of vesting of 24 months of unvested restricted shares and option shares.

  •
  Except in the case of termination for Cause, Mr. Overton (or his estate) shall have the right to exercise any equity award which was vested prior to termination or for which vesting accelerated as set forth above, for 36 months from the later of the date of termination or achievement of the Company performance-based condition.

        During the Emeritus Period, Mr. Overton retains the title of "Founder" of the Company and, if not terminated for Cause, the title of "Chairman Emeritus" and dining privileges at our restaurants, and for a period of ten years shall have an office and assistance of a secretary so long as he is not in competition with the Company and while he is expected to promote the brand, business and reputation of the Company, subject to such services not exceeding 20% of the average level of services he provided during the preceding 36 months.

        David Gordon; W. Douglas Benn; Debby Zurzolo; Max Byfuglin.    On March 3, 2016, we entered into employment agreements with each of David Gordon, W. Douglas Benn, Debby Zurzolo and Max Byfuglin (collectively, the "2016 Employment Agreements" and individually a "2016 Employment Agreement"). Capitalized terms used without other definition in this summary have the same meanings set forth in the 2016 Employment Agreements.

        The 2016 Employment Agreement with David Gordon replaced and superseded in its entirety a prior employment agreement entered into with him on April 18, 2013 ("Mr. Gordon's Prior Employment Agreement") and filed with the SEC on April 9, 2013. Under the new agreement, effective March 3, 2016, we paid Mr. Gordon a base salary at an annual rate equal to $575,000.

        The 2016 Employment Agreement with W. Douglas Benn replaced and superseded in its entirety a prior employment agreement entered into with him on January 19, 2009 ("Mr. Benn's Prior Employment Agreement") and filed with the SEC on January 23, 2009. Under the new agreement, effective March 3, 2016, we paid Mr. Benn a base salary at an annual rate equal to $515,000.

        The 2016 Employment Agreement with Debby Zurzolo replaced and superseded in its entirety a prior employment agreement entered into with her on March 27, 2006, as amended on December 4, 2007, and December 30, 2008 ("Ms. Zurzolo's Prior Employment Agreement"). Ms. Zurzolo's Prior Employment Agreement and the amendments thereto were filed with the SEC on March 28, 2006, December 10, 2007 and January 5, 2009, respectively. Under the new agreement, effective March 3, 2016, we paid Ms. Zurzolo a base salary at an annual rate equal to $482,000.

        The 2016 Employment Agreement with Max Byfuglin replaced and superseded in its entirety a prior employment agreement entered into with him on March 27, 2006, as amended on December 4, 2007, and December 30, 2008 ("Mr. Byfuglin's Prior Employment Agreement"). Mr. Byfuglin's Prior Employment Agreement and the amendments thereto were filed with the SEC on March 28, 2006, December 10, 2007 and January 5, 2009, respectively. Under the new agreement, effective March 3, 2016, we paid Mr. Byfuglin a base salary at an annual rate equal to $425,000.

        The 2016 Employment Agreements are largely consistent with one another, eliminating historical differentiations that made administration unnecessarily complicated. Each of the 2016 Employment Agreements has an initial term of one year and will extend automatically for additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date. The Compensation Committee determines any future adjustments to base salary of each executive, but none of such executives' annual salary may be decreased without his or her consent unless the annual salaries of all other executive officers are proportionately decreased. Please see the "Compensation Discussion and Analysis—Principal Elements of Compensation—Base Salary" section of this Proxy Statement for information regarding Mr. Gordon's, Mr. Benn's, Ms. Zurzolo's and Mr. Byfuglin's respective salary history. In addition, the 2016 Employment Agreements respectively provide for certain benefits upon termination of the executive's employment under certain circumstances, including death or Permanent Disability, a termination by the Company without Cause, or a Constructive Termination, including a Constructive Termination within 18 months of a Change in Control, whether or not the respective agreement has been renewed during such time period. For potential payments by us to Mr. Gordon, Mr. Benn, Ms. Zurzolo and/or Mr. Byfuglin upon termination of his or her respective employment or change in control of the Company, see "Potential Payments upon Termination or Change in Control" below.

        The 2016 Employment Agreements each provide that the executive is eligible to participate with other Executive Officers (as defined in the 2016 Employment Agreements) in any of our plans relating to any bonus award program, equity award program, pension, profit sharing, life insurance, disability income insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers, to the extent eligible thereunder by virtue of his or her position, tenure and salary. The agreements further provide that we will pay each of the executive's premiums for medical, dental and vision care insurance with respect to the executive and his or her dependents to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to our executive officers. The agreements also provide each executive with the option to participate in our leased car program or, in lieu thereof, to receive a car allowance. Each executive subject to a 2016 Employment Agreement is also entitled to receive all other fringe benefits that are provided to our other Executive Officers (as defined in the 2016 Employment Agreements). Under the 2016 Employment Agreements, should an executive be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, such executive would not be entitled to receive an additional "gross-up" payment from us. Instead, the 2016 Employment Agreements provide that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause the executive to receive a greater amount as measured on an after-tax basis. The 2016 Employment Agreements also provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive's prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, the Company shall pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed.

        The 2016 Employment Agreements and the 2017 Employment Agreement expressly authorize each executive to report to appropriate authorities outside of the Company possible violations of law or regulations and to make other disclosures that are protected under so called "whistleblower" provisions, notwithstanding any confidentiality policies to the contrary.

Potential Payments upon Termination or Change in Control

        Chief Executive Officer.    Pursuant to the Overton Prior Employment Agreement, if Mr. Overton's employment is terminated for any reason (other than for Cause, death or Permanent Disability) or if he voluntarily resigns from his employment for a Good Reason, he or his estate will be entitled to receive through April 1, 2017 (the end of the term of the Overton Prior Employment Agreement) continued payment of his then-existing base salary on the regular Company payroll dates. In addition, Mr. Overton shall be entitled to (i) a Company car at the comparable level provided to him prior to his termination, (ii) payment of a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during our fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder, and (iii) continuation on behalf of Mr. Overton and his dependents and beneficiaries, of the life insurance, disability, medical, dental and hospitalization benefits provided to him at any time during the 90-day period prior to his termination date, or to other similarly situated employees who continue in our employment through April 1, 2017.

        Mr. Overton also will be entitled to an annual Founder's Retirement Benefit payable during his lifetime and to his estate in the event of his death in the amount of $650,000 for a period of ten years, payable in equal monthly installments, beginning at the later of April 1, 2017 (the end of the term of the Overton Prior Employment Agreement) or at least six months and one day after his separation from service. This benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton shall have no right or interest in any of our specific assets by virtue of this obligation.

        The following table shows the potential payments to Mr. Overton upon a termination of his employment or a change in control of the Company under the Overton Prior Employment Agreement which was superseded by the 2017 Employment Agreement effective as of April 1, 2017. In accordance with the rules of the SEC, this table assumes that (i) the triggering event took place on January 3, 2017, the last business day of our fiscal 2016; (ii) the intrinsic value of nonqualified stock option acceleration is computed by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on January 3, 2017 ($59.43) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on January 3, 2017 ($59.43) by the number of unvested restricted shares that are subject to acceleration; and (iv) a performance incentive Bonus was earned in fiscal 2016 at the level set forth in the "Summary Compensation Table."

 CHIEF EXECUTIVE OFFICER POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL AS OF JANUARY 3, 2017

	Change In Control			Termination of Employment without Change In Control

David Overton	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards)(2) ($)	Payout upon termination for Good Reason by Executive within 18 months(3) ($)	Payout upon death or Permanent Disability(4) ($)	Payout upon termination by Company without Cause, or by Executive for Good Reason ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

Cash Severance(5)	0	0	0	0	279,365	0

Pro-Rata Bonus(6)	0	0	0	0	1,368,125	0

Intrinsic Value of Equity Acceleration(7)	0	14,509,710	8,872,604	8,872,604	0	0

Benefits and Other Perquisites(8)	0	0	5,330	0	5,330	0

Health & Welfare Benefits(8)	0	0	3,095	0	3,095	0

Gross-up on Excise Tax	0	0	0	0	0	0

Founder's Retirement Benefit(9)	0	0	5,570,000	5,570,000	5,570,000	5,570,000

Total CEO Benefit	0	14,509,710	14,451,029	14,442,604	7,225,915	5,570,000

(1)
Neither the Overton Prior Employment Agreement, nor any of his outstanding unvested equity awards provide for an automatic acceleration of vesting of equity awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the triggering events (so called "Double Triggers") discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurs and the acquirer does not assume or continue any of the awards.

(3)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24 month period only if within 18 months of a Change in Control, Mr. Overton terminates his employment for Good Reason (as defined in the Overton Prior Employment Agreement).

(4)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24 month period if Mr. Overton's employment is terminated due to death or Permanent Disability. In addition, Mr. Overton's estate or designated beneficiary would be eligible to receive $497,500 in life insurance proceeds upon his death (i.e., 50% of his base salary for 2016). This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

(5)
Pursuant to the Overton Prior Employment Agreement, cash severance is comprised of payment of his annual salary from the date of termination to the expiration of the then current term of his Agreement (the "Continuation Period"). As of January 3, 2017, his agreement was scheduled to terminate on April 1, 2017. The 2017 Employment Agreement has a term ending on April 1, 2018.

(6)
Assumes that the performance objectives for fiscal year 2016 under our Performance Incentive Plan were satisfied at the targeted level, as certified by our Compensation Committee in 2017, and Mr. Overton remained employed for the full fiscal year. Under his employment agreement, however, Mr. Overton only would receive a prorata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those options and restricted stock awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by Mr. Overton's voluntary termination for Good Reason, or (c) his death or Permanent Disability, as noted in footnotes (2), (3), and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award.

(8)
For the Continuation Period only, Mr. Overton would be entitled to use of a car, life insurance and health and welfare benefits. Following termination without Cause, he also would be entitled to certain dining privileges at our restaurants, and for a period of ten years, use of an office and secretary at our corporate center while he continued to perform certain consulting services for the Company.

(9)
This benefit is provided in recognition of Mr. Overton's key role in the creation and development of the Company and his ongoing participation in our growth and operational achievements. This benefit reflects a June 30, 2009 amendment to the Overton Prior Employment Agreement, which among other items, revised his Founder's Retirement Benefit (which benefit had been included in his employment agreement since 2004). Instead of a variable formula (calculated as 20% of his final salary for ten years after separation from service and 40% thereafter until his death), the benefit as amended in 2009 provides for a fixed payment of $650,000 per year for a period of ten years after separation from service, payable either to Mr. Overton or his estate, regardless of the reason for separation from service. As the benefit is now fixed instead of variable, it also provides certainty in our accrual of this benefit as well as assists Mr. Overton in his long-term financial and estate planning. This represents the net present value of $650,000 per year for a period of ten years after separation from service, calculated using a 2.40% discount rate and 12 monthly payments for each year.

        Named Executive Officers other than Chief Executive Officer.    On March 3, 2016, the Company entered into the 2016 Employment Agreements with each Named Executive Officer other than the Chief Executive Officer. Under each such agreement, the executive will be entitled to a severance payment in cash equal to one times his or her base salary if during the term of the agreement (i) we terminate his or her employment for any reason other than for Cause; (ii) if the executive's employment is terminated by reason of death or Permanent Disability; (iii) if within 18 months after a Change in Control we terminate the executive's employment (whether or not the term of the agreement ended without renewal) for any reason other than for Cause; or (iv) if the executive terminates the agreement in connection with the occurrence of a Constructive Termination during the term or within 18 months after a Change in Control, whether or not the term has expired (as each capitalized term is defined in the 2016 Employment Agreements). Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that the executive obtains any such benefits pursuant to his or her subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Code Section 409A and the regulations thereunder. In addition, all installments of equity awards (including options to purchase shares of our common stock, restricted shares and restricted stock units) that are scheduled to vest within 24 months of an executive's termination date would become exercisable and vest as of such termination date; provided, however, that if such award is subject to achievement of a Company performance goal, such vesting shall occur only if, as and when such performance goal is achieved. Each agreement further provides that we will pay the executive a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which such executive's employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder. Under the 2016 Employment Agreements, should an executive be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code, such executive would not be entitled to receive an additional "gross-up" payment from us. Instead, the 2016 Employment Agreements provide that any putative parachute payments will be reduced to an amount such that there would be no excise taxes if such reduction would cause the executive to receive a greater amount as measured on an after-tax basis. In the event of such executive's termination for any reason other than Cause, he or she will have the right to exercise any vested equity awards for a period of twenty-four (24) months from the later of (i) the date of Separation from Service or (ii) if vesting of such award is Company performance-based, the date of vesting or lapse of restriction on such award due to Company's achievement of such performance (subject in all cases to the earlier expiration or termination of the applicable award); provided, however, if termination of employment occurs as a result of retirement, and the executive has completed at least twenty (20) continuous years of service as of the termination date, he or she (or his or her estate) shall have the right to exercise such awards for a period of thirty-six (36) months after such termination date. The 2016 Employment Agreements also provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive's prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, the Company shall pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed. No severance benefits were paid under any of the 2016 Employment Agreements as of the Record Date.

        Acceleration of Nonqualified Stock Options and Restricted Shares/Restricted Stock Units on Change in Control.    With respect to nonqualified stock options and restricted shares/restricted stock unit grants made to executive officers pursuant to the 2010 Stock Plan, only if there is no assumption or continuation of some or all of the outstanding nonqualified stock options and/or restricted shares/restricted stock units upon a "change in control" (as defined in the 2010 Stock Plan) by the acquirer, the Compensation Committee may, in its discretion, provide for acceleration of up to 24 months of such nonqualified stock options and/or restricted shares/restricted stock units, subject to the terms of the applicable grant agreement and of the executive officer's employment agreement.

        Potential Payments upon Termination or Change in Control.    The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers other than Mr. Overton. The table assumes that (i) the triggering event took place on January 3, 2017, the last business day of our fiscal 2016; (ii) the intrinsic value of nonqualified stock option share acceleration is computed by multiplying the difference between the exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on January 3, 2017 ($59.43) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on January 3, 2017 ($59.43) by the number of unvested restricted shares that are subject to acceleration; and (iv) a performance incentive Bonus was earned under the Performance Incentive Plan in fiscal 2016 at the level set forth in the "Summary Compensation Table" for each individual.

EXECUTIVE OFFICERS OTHER THAN CHIEF EXECUTIVE OFFICER
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AS OF JANUARY 3, 2017

	Change In Control			Termination without Change In Control

	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards)(2) ($)	Payout upon Constructive Termination by Executive within 18 months(3) ($)	Payout upon permanent disability ($)		Payout upon death ($)		Payout upon termination by Company without Cause, or by Executive as a result of Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

David M. Gordon
Cash Severance(5)	0	0	575,000	575,000		575,000		575,000	0
Pro-Rata Bonus(6)	0	0	534,287	534,287		534,287		534,287	0
Intrinsic Value of Equity Acceleration(7)	0	2,847,756	1,607,306	1,607,306	(4)	1,607,306	(4)	1,607,306	0
Health & Welfare Benefits(8)	0	0	23,185	23,185		23,185		23,185	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
David M. Gordon Total	0	2,847,756	2,739,778	2,739,778		2,739,778		2,739,778	0

W. Douglas Benn
Cash Severance(5)	0	0	515,000	515,000		515,000		515,000	0
Pro-Rata Bonus(6)	0	0	416,299	416,299		416,299		416,299	0
Intrinsic Value of Equity Acceleration(7)	0	1,864,089	1,156,502	1,156,502		1,156,502		1,156,502	0
Health & Welfare Benefits(8)	0	0	14,697	14,697		14,697		14,697	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
W. Douglas Benn Total	0	1,864,089	2,102,498	2,102,498		2,102,498		2,102,498	0

Debby R. Zurzolo
Cash Severance(5)	0	0	482,000	482,000		482,000		482,000	0
Pro-Rata Bonus(6)	0	0	389,486	389,486		389,486		389,486	0
Intrinsic Value of Equity Acceleration(7)	0	1,601,398	988,511	988,511		988,511		988,511	0
Health & Welfare Benefits(8)	0	0	12,381	12,381		12,381		12,381	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Debby R. Zurzolo Total	0	1,601,398	1,872,378	1,872,378		1,872,378		1,872,378	0

Max S. Byfuglin
Cash Severance(5)	0	0	425,000	425,000		425,000		425,000	0
Pro-Rata Bonus(6)	0	0	430,544	430,544		430,544		430,544	0
Intrinsic Value of Equity Acceleration(7)	0	1,468,808	917,060	917,060		917,060		917,060	0
Health & Welfare Benefits(8)	0	0	12,381	12,381		12,381		12,381	0
Gross-up on Excise Tax	0	0	0	0		0		0	0
Max S. Byfuglin Total	0	1,468,808	1,784,985	1,784,985		1,784,985		1,784,985	0

Total Payments (including those for Mr. Overton (see CEO Table above))	0	22,291,761	22,950,668	22,942,243		22,942,243		15,725,554	5,570,000

(1)
Neither the prior employment agreement of any of the Named Executive Officers nor the 2016 Employment Agreements, nor any of the executives' award agreements under which there are outstanding unvested awards, provide for an automatic acceleration of vesting of awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the events discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to the executives provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurs and the acquirer does not assume or continue any of the awards.

(3)
Certain award agreements granted to the executives and the employment agreements prior to 2016 provide for vesting of between 0-36 months of unvested restricted shares and between 12-24 months of unvested options, depending upon the executive's agreement, only if within 18 months of a Change in Control, the executive terminates employment due to a Constructive Termination. In contrast, the 2016 Employment Agreements provide for the acceleration of vesting of 24 months of unvested equity awards in similar situations, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(4)
The employment agreements prior to 2016 provide for vesting of between 0-36 months of unvested restricted shares and between 12-24 months of unvested options, depending upon the respective executive's agreement, if employment is terminated due to death or Permanent Disability. In contrast, the 2016 Employment Agreements provide for acceleration of vesting of 24 months of unvested equity awards in similar situations, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(5)
Under the employment agreements prior to 2016, cash severance is comprised of a payment equal to 12 months of the executive's annual base salary (6 months in the event of death), subject to provisions intended to comply with Code Section 409A, payable over a one year period, on a bi-weekly basis commencing as of the Termination Date or such later date required to comply with Section 409A, provided that the Company may delay payment in the case of the executive's death until the executive's executor or personal representative has been appointed and qualified. Under the 2016 Employment Agreements, payment would equal 12 months of the executive's annual base salary.

(6)
Assumes that the performance objectives for fiscal year 2016 under our Performance Incentive Plan were satisfied, as certified by our Compensation Committee in 2017, and the executive remained employed for the full fiscal year. Under both the prior employment agreements and the 2016 Employment Agreements, however, the executive would only receive a prorata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those equity awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by the executive's voluntary termination for Constructive Termination or termination by the Company without Cause, or (c) his or her death or Permanent Disability, as noted in footnotes (2), (3), and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award at target level. Values for awards with performance conditions are based on target performance.

(8)
Under the 2016 Employment Agreements, for a 12 month period after the termination date, the Company shall, at its expense, continue on behalf of the executive, medical, dental, vision care and hospitalization benefits.

        In addition to the payments set forth above, each executive's estate or designated beneficiary would be eligible to receive a life insurance payment upon death. This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70. Please see the section entitled "Other Benefits and Perquisites" in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.

        As more fully described in its charter, the Audit Committee oversees the Company's financial reporting and internal control processes on behalf of the Board, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors. The Audit Committee is responsible for appointment, compensation and oversight of the Company's independent auditors, including fee negotiation. When assessing the independence of the Company's independent auditors, the Audit Committee will consider non-audit fees and services.

        The Audit Committee approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for fiscal 2016, and the stockholders ratified that selection at the 2016 annual meeting of stockholders. Management has the primary responsibility for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for fiscal 2016 with management and PwC. Management and PwC have represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee reviewed with PwC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301 "Communications with Audit Committees." In addition, the Audit Committee has discussed with PwC the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent accountant's communications with the audit committee concerning independence. The Audit Committee discussed with PwC the overall scope and plans for its audit. The Audit Committee periodically meets with PwC, with and without management present, to discuss the results of its audit, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended January 3, 2017 be included in the Company's Annual Report on Form 10-K filed with Securities and Exchange Commission.

Dated: April 5, 2017	Respectfully submitted,
David B. Pittaway, Chair Alexander L. Cappello Jerome I. Kransdorf

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

        The following table sets forth certain information regarding the beneficial ownership as of the Record Date (April 10, 2017) of our common stock by each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; each of our current directors and director nominees; our Named Executive Officers; and all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
BlackRock, Inc.(4)	4,612,338	9.6%
The Vanguard Group, Inc.(5)	3,814,543	8.0%
Named Executive Officers, Directors and Director nominees:
David Overton(6)	3,462,365	7.2%
Edie Ames(7)	0	*
Alexander L. Cappello(8)	4,868	*
Jerome I. Kransdorf(9)	13,750	*
Laurence B. Mindel(10)	6,500	*
David B. Pittaway(11)	11,722	*
Herbert Simon(12)	170,000	*
David M. Gordon(13)	76,329	*
W. Douglas Benn(14)	128,727	*
Debby R. Zurzolo(15)	97,321	*
Max S. Byfuglin(16)	68,516	*
All executive officers and directors as a group (11 persons)(17)	4,040,098	8.4%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301.

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power plus any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 47,921,256 shares outstanding as of the Record Date.

(4)
BlackRock, Inc. as a parent holding company or control person, beneficially owns 4,612,338 shares of the Company. BlackRock, Inc. has sole power to vote or direct the vote of 4,493,898 shares and sole power to dispose or direct the disposition of 4,612,338 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. on January 23, 2017 under the Securities Exchange Act of 1934. The address for BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(5)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as investment advisor, may be deemed to beneficially own 3,814,543 shares of the Company held of record by clients of Vanguard. Vanguard has sole power to vote or direct the vote of 89,696 shares, shared power to vote or direct the vote of 4,590 shares, sole power to dispose of or to direct the disposition of 3,722,567 shares and shared power to dispose or to direct the disposition of 91,976 shares. The foregoing information is based solely on a Schedule 13G filed by Vanguard on February 10, 2017 under the Securities Exchange Act of 1934. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 58,000 restricted shares held directly; and 2,836,965 shares held by the David M. Overton Family Trust of which Mr. Overton is trustee. Excludes 60,211 shares held by Mr. Overton's spouse as trustee for the Sheila A. Overton Living Trust and 183,950 shares held by the David M. Overton 2011 Gift Trust U/T/A dated 11/23/11 for the benefit of Mr. Overton's son, of which Mr. Overton's spouse is trustee. These shares are excluded as Mr. Overton disclaims beneficial ownership of the shares owned by his spouse and by the Gift Trust. Also includes 567,400 shares Mr. Overton has a right to acquire upon the exercise of options exercisable within 60 days of April 10, 2017. For additional information regarding Mr. Overton's equity grants, refer to the section entitled "Outstanding Equity Awards" in this Proxy Statement.

(7)
Ms. Ames was appointed as a director of the Company in December, 2016. Within three years of being appointed, non-employee directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer payable to the non-employee directors ($255,000 for fiscal year 2017). For a more detailed description of our stock ownership policy, refer to the section entitled "Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements" in this Proxy Statement.

(8)
Mr. Cappello is a director of the Company. Includes 4,690 shares held by Cappello Group, Inc. of which Mr. Cappello and Mr. Cappello's spouse are sole shareholders. Also includes 178 shares held by Mr. Cappello's children for which his spouse acts as custodian.

(9)
Mr. Kransdorf is a director of the Company. All shares are held directly.

(10)
Mr. Mindel is a director of the Company. All shares are held by the Mindel Living Trust U/A dated 10/05/92 of which Mr. Mindel is trustee.

(11)
Mr. Pittaway is a director of the Company. All shares are held directly.

(12)
Mr. Simon is a director of the Company. All shares are held by the Herbert Simon Revocable Trust of which Mr. Simon is trustee.

(13)
Mr. Gordon is a Named Executive Officer. Includes 12,700 restricted shares held directly, an additional 10,869 shares held directly; and 52,760 shares Mr. Gordon has a right to acquire upon exercise of options exercisable within 60 days of April 10, 2017. For additional information regarding Mr. Gordon's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(14)
Mr. Benn is a Named Executive Officer. Includes 8,800 restricted shares held directly; an additional 50,187 shares held directly; 5,000 shares held by Mr. Benn's IRA; and 64,740 shares Mr. Benn has a right to acquire upon exercise of options exercisable within 60 days of April 10, 2017. For additional information regarding Mr. Benn's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(15)
Ms. Zurzolo is a Named Executive Officer. Includes 7,400 restricted shares held directly; 757 shares held by Ms. Zurzolo's SEP IRA; and 25,584 shares held by Ms. Zurzolo as trustee of the Debby R. Chinski Living Trust. Also includes 63,580 shares Ms. Zurzolo has a right to acquire upon the exercise of options exercisable within 60 days of April 10, 2017. For additional information regarding Ms. Zurzolo's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(16)
Mr. Byfuglin is a Named Executive Officer. Includes 6,600 restricted shares held directly; 41,796 shares held by The Byfuglin Family Trust U/T/A dated 9/27/03, of which Mr. Byfuglin and his spouse are trustees; and 20,120 shares Mr. Byfuglin has a right to acquire upon the exercise of options exercisable within 60 days of April 10, 2017. For additional information regarding Mr. Byfuglin's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(17)
Includes 768,600 shares our executive officers and directors have a right to acquire upon the exercise of options exercisable within 60 days of April 10, 2017.

  Equity Compensation Plan Information.

        The following table sets forth information concerning the shares of common stock that may be issued under all of our equity compensation plans as of January 3, 2017, the last day of fiscal 2016.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	1,955,428	37.65	1,547,584
Equity compensation plans not approved by stockholders	-	-	-
Total	1,955,428	37.65	1,547,584

(1)
Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted shares, awards of deferred shares or as payment for performance shares or performance units.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock ("Section 16 reporting persons") are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. Due to an administrative error, Mr. Laurence B. Mindel failed to file a Form 4 with respect to his purchase of 1,500 shares of our common stock on February 19, 2016. This purchase was reported on a Form 5 filed by Mr. Mindel on February 6, 2017. Except for this one incident, to our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16 reporting persons complied with all Section 16(a) filing requirements during the fiscal year ended January 3, 2017.

10b5-1 Trading Plans

        Each of our officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 ("Rule 10b5-1 Trading Plan"). The Company also may enter into a Rule 10b5-1 Trading Plan for the automatic trading of our securities with respect to any stock repurchase plan from time to time. We disclose in our public filings with the SEC whether we have a Rule 10b5-1 Trading Plan currently in effect, but we currently do not disclose whether any of our Named Executive Officers or directors have Rule 10b5-1 Trading Plans in effect. However, it has been the practice of our Named Executive Officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a Rule 10b-1 Trading Plan. All Rule 10b5-1 Trading Plans entered into by our Named Executive Officers and directors must comply with the Company's insider trading policies which require that, in addition to compliance with the Exchange Act Rule 10b5-1, all such plans must be entered into only during a trading "window" period and that the first trade effectuated under such plans be subject to a waiting period, among other limitations.

Stockholder Proposals for the 2018 Annual Meeting of Stockholders

        Any stockholder proposal intended to be included in our proxy statement under SEC Rule 14a-8 for the 2018 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting on or before December 26, 2017.

        For a stockholder proposal to be presented at an annual meeting (other than a proposal intended to be included in our proxy statement under SEC Rule 14a-8), the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice with respect to the 2018 annual meeting must be received (i) not earlier than February 8, 2018, and (ii) not later than March 10, 2018; provided that, in the event that the 2018 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2017 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2018 annual meeting was mailed or public disclosure of the date of the 2018 annual meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2018 annual meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder proposals. Our Bylaws also provide procedures for stockholder nominations of directors (see the section entitled "Director Nominations Process" in this Proxy Statement). Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. Zurzolo, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy Statement entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Availability of Annual Report and Form 10-K

        Our Annual Report on Form 10-K for the fiscal year ended January 3, 2017 has been filed with the SEC and it, together with our Annual Report to Stockholders, is available on our website listed in the following paragraph. The Annual Report to Stockholders is not incorporated into this Proxy Statement and is not proxy soliciting material.

        We make available on our website at investors.thecheesecakefactory.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found on our website at investors.thecheesecakefactory.com, by clicking on the link for "Financial Information." We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended January 3, 2017. Such requests should be addressed to:

Stacy Feit
 Senior Director of Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2017 Annual Meeting of Stockholders

        In the event there are not sufficient votes to approve any proposal contained in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

Other Matters

        We currently know of no other matters to be submitted at the 2017 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

By Order of the Board,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 25, 2017

YOUR VOTE IS VERY IMPORTANT

        Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy online, by telephone or by returning the proxy card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

        Voting online or by telephone is fast, convenient and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in bank or brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please do not return your Proxy Card if you voted by telephone or online.

APPENDIX A

THE CHEESECAKE FACTORY INCORPORATED
2010 STOCK INCENTIVE PLAN
AS AMENDED EFFECTIVE ON JUNE 8, 2017

SECTION 1. INTRODUCTION.

        ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED ARE DEFINED IN SECTION 2 BELOW.

        The Board of Directors of the Company, as constituted from time to time ("Board") originally adopted The Cheesecake Factory Incorporated 2010 Stock Incentive Plan ("Stock Incentive Plan") on the Adoption Date and the Stock Incentive Plan was approved by the Company's stockholders. The Stock Incentive Plan has been subsequently amended (the last such prior amendment was on May 28, 2015), and each such amendment was approved by both the Board and Company's stockholders. The Stock Incentive Plan, as amended by each amendment approved by the Board and the Company's stockholders (including the Plan Amendment if so approved), is referred to herein collectively as the "Plan".

        On April 5, 2017, the Board further amended the Plan as reflected herein ("Plan Amendment"), to become effective on the Amendment Approval Date conditioned upon and subject to obtaining Company stockholder approval as provided in Section 15 below. If the Company's stockholders do not approve this Plan Amendment on or before the consummation of the 2017 Annual Meeting, then the Plan Amendment shall be null and void and the Plan as last amended on May 28, 2015 shall continue to remain in full force and effect.

        The purpose of the Plan is to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other stockholders through compensation that is based on the Company's common stock and thereby promote the long-term financial interest of the Company and its affiliates, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

        The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants and/or Stock Units.

        This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award agreement.

SECTION 2. DEFINITIONS.

        (a)    "Adoption Date" means February 25, 2010.

        (b)    "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual's "Service," this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

        (c)    "Amendment Approval Date" means June 8, 2017 provided that the Company's stockholders approve this Plan Amendment at the 2017 Annual Meeting.

        (d)    "2017 Annual Meeting" means the Company's annual meeting of its stockholders that is scheduled to be held June 8, 2017.

        (e)    "Award" means any award of an Option, SAR, Restricted Stock Grant or Stock Unit under the Plan.

        (f)    "Cashless Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).

        (g)    "Cause" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Cause), the occurrence of any one or more of the following: (i) dishonesty, incompetence or gross negligence in the discharge of the Participant's duties; (ii) theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer and employee lists, trade secrets, or other Company proprietary information; (iii) willful material violation of any law, rule, or regulation of any governing authority or of the Company's policies and procedures, including without limitation the Company's Code of Ethics and Code of Conduct; (iv) material breach of any agreement with the Company; (v) intentional conduct which is injurious to the reputation, business or assets of the Company; (vi) solicitation of the Company's agents or staff members to work for any other business entity; and/or (vii) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to materially adversely affect the Company's or a Subsidiary's or an Affiliate's business, financial condition, prospects and/or reputation. Except as may otherwise be provided in a Participant employment agreement or applicable Award agreement, (1) with respect to Employees who are not Directors or Officers, Cause shall be determined by the Company pursuant to its employment management practices and (2) the Committee shall make determinations of Cause with respect to Officers, Directors and/or Consultants.

        (h)    "Change in Control" means the consummation of any one or more of the following:

        (i)    any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act, directly or indirectly, of securities of the Company representing 50% of more of the combined voting power of the Company's then outstanding voting securities ("Voting Securities"); or

        (j)    a merger or consolidation of the Company with any other corporation (or other entity), other than:

        (k)    a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

        (l)    a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 20% of the combined voting power of the Company's then outstanding Voting Securities; or

        (m)    a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation. The term, "surviving entity" shall mean only an entity in which all the Company's stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase "directors of the Company (who were directors immediately prior thereto)" shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

        (n)    the consummation of a complete liquidation or sale or disposition of all or substantially all of the Company's assets; or

        (o)    during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board.

        (p)    A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

        (q)    "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

        (r)    "Committee" means a committee described in Section 3.

        (s)    "Common Stock" means the Company's common stock, $0.01 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

        (t)    "Company" means The Cheesecake Factory Incorporated, a Delaware corporation.

        (u)    "Compensation Committee" means the compensation committee of the Board.

        (v)    "Consultant" means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

        (w)    "Covered Employees" means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).

        (x)    "Date of Grant" means the date on which the Committee makes the Determination and thereby grants an Award to a Selected Employee. For these purposes, "Determination" shall be defined as approval by the Committee of all key terms of an Award, which include the name of the Selected Employee, the amount of Awards to be granted, vesting schedule and any expiration date. Except as may otherwise be provided by the Board or Committee after June 30, 2012, Awards shall be granted only on pre-set dates which dates shall be set by the Compensation Committee prior to the beginning of the Fiscal Year in which the grants are to be made. Notwithstanding the foregoing limitation, Awards to new hires and promoted employees may be granted at the next regularly scheduled meeting of the Compensation Committee following the employee's date of employment or promotion.

        (y)    "Director" means a member of the Board who is also an Employee.

        (z)    "Disability" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Disability), that the Selected Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Selected Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. For all purposes with respect to the Plan, the Disability of a Selected Employee shall be determined solely by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.

        (aa)    "Employee" means any individual who is a common-law employee of the Company (including any individual who is also a Director), or of a Parent, or of a Subsidiary or of an Affiliate.

        (bb)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (cc)    "Exercise Price" means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

        (dd)    "Fair Market Value" means the market price of a Share and shall be equal to the closing price (or closing bid, if no sales were reported) for a Share of the Company's Common Stock on such day as quoted by the exchange or over-the-counter market on which the Common Stock is listed (or the exchange or market with the greatest trading volume, if quoted or listed on more than one exchange or market). If there is no closing sale or closing bid price, the closing sales or bid price shall be the price on the last preceding day for which such quotation exists. If the Common Stock is not listed or quoted on an exchange or over-the-counter market, the Committee shall determine the fair market value in good faith.

        (ee)    Whenever possible, the determination of Fair Market Value shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

        (ff)    "Fiscal Year" means the Company's fiscal year.

        (gg)    "Grant" means any grant of an Award under the Plan.

        (hh)    "Incentive Stock Option" or "ISO" means an incentive stock option described in Code Section 422.

        (ii)    "Independent Director" means an individual who:

        (jj)    has not been employed by the Company or its Subsidiaries or Affiliates within the last three calendar years;

        (kk)    has not received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, other than de minimis remuneration, as a result of service as, or compensation paid to an entity affiliated with the individual who serves as (1) an advisor, consultant, or legal counsel to the Company or to a member of its senior management and (2) a significant customer or supplier of the Company;

        (ll)    has no personal services contract(s) with the Company, or with any member of its senior management;

        (mm)    is not a director, trustee or officer with a not-for-profit entity that receives significant contributions from the Company;

        (nn)    during the current calendar year or any of the three immediately preceding calendar years, has not had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K to the SEC, other than for service as a director or for which relationship no more than de minimis remuneration was received in any one such year; provided, however, that the need to disclose any relationship that existed prior to a director joining the Board shall not in and of itself render the director non-independent;

        (oo)    is not employed by a public company at which an executive officer of the Company is a member of such other company's compensation committee;

        (pp)    has not had any of the relationships described above, with any controlled affiliate of the Company; and

        (qq)    is not a member of the immediate family of any person who fails to satisfy the criteria described above.

        (rr)    A director is deemed to have received remuneration (other than as a director, including remuneration provided to a non-executive Chairman of the Board, Board committee Chairman, or Lead Director) if remuneration, other than de minimis remuneration, was paid by the Company, its Subsidiaries or Affiliates, to any entity, in which the director has a beneficial ownership interest of 5% or more, or to an entity by which the director is employed or self-employed other than as a director. Remuneration is deemed de minimis if such remuneration is less than $60,000 in any calendar year, or if such remuneration is paid to an entity, it (a) did not for the calendar year exceed the lesser of $1 million, or 5% of the gross revenues of the entity; and (b) did not directly result in a material increase in the compensation received by the director from that entity.

        (ss)    "Leave of Absence" means a bona-fide Company-approved leave of absence from Service for an Employee. Except as otherwise provided by applicable law or in an employment agreement, if there is a Leave of Absence(s) that in the aggregate in any Fiscal Year consists of forty-five (45) days or less and in which the Employee returns to Service promptly upon expiration of such Leave of Absence(s), then the vesting or expiration date(s) of any of such Employee's then outstanding Awards will not be affected. Except as otherwise provided by applicable law, the Company will determine the effect on an Employee's Awards if the Leave of Absence(s) will exceed forty-five (45) days. For purposes of determining whether an ISO is entitled to continue its ISO status, a common-law employee's Service will be treated as terminating on the first day immediately following three months after such Employee went on the Leave of Absence, unless such Employee's right to return to active work is guaranteed by law or by a contract. Except as otherwise provided by applicable law, Service terminates in any event when an approved Leave of Absence ends unless such Employee immediately returns to active work.

        (tt)    "Net Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee's exercise of the Option will be reduced by the Company's retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company (but will not be available for issuance under this Plan in accordance with Section 5(a)) and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.

        (uu)    "Non-Employee Director" means a member of the Board who is not an Employee.

        (vv)    "Nonstatutory Stock Option" or "NSO" means a stock option that is not an ISO.

        (ww)    "Officer" means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

        (xx)    "Option" means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.

        (yy)    "Optionee" means an individual, estate or other entity that holds an Option.

        (zz)    "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

        (aaa)    "Participant" means an individual or estate or other entity that holds an Award.

        (bbb)    "Performance Goals" means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) return on equity, (ii) earnings per share, (iii) net income, (iv) earnings per share growth, (v) return on invested capital, (vi) return on assets, (vii) economic value added, (viii) earnings before interest and taxes (EBIT), (ix) revenue growth, (x) gross margin return on inventory investment, (xi) fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return), (xii) operating profit, (xiii) consolidated income from operations, (xiv) cash flow (including, but not limited to, cash flow from operations and free cash flow), (xv) cash flow return on investments (which equals net cash flow divided by total capital), (xvi) internal rate of return, (xvii) net present value, (xviii) costs or expenses, (xix) market share, (xx) guest satisfaction, (xxi) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxii) product development, (xxiii) capital expenditures, (xxiv) earnings before interest, taxes, depreciation and amortization (EBITDA), and/or (xxv) revenues.

        (ccc)    "Performance Period" means any period of time determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants and the Committee may establish concurrent or overlapping Performance Periods.

        (ddd)    "Prior Equity Plan" means the Company's 2001 Omnibus Stock Incentive Plan, as amended and restated, and its predecessor plans.

        (eee)    "Re-Load Option" means a new Option or SAR that is automatically granted to a Participant as result of such Participant's exercise of an Option or SAR.

        (fff)    "Re-Price" means that (i) the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor definition(s)) or (ii) excluding transactions permitted under Section 11(a), the Company has exchanged, cancelled, substituted, buys out or surrenders an Option or SAR which has an Exercise Price that is greater than the Fair Market Value for a new Award with a lower (or no) Exercise Price or for cash.

        (ggg)    "Restricted Stock Grant" means Shares awarded under the Plan as provided in Section 9.

        (hhh)    "Restricted Stock Grant Agreement" means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.

        (iii)    "Retirement" means an Employee's employment has been terminated for any reason other than for Cause by the Company and the Termination Date occurred on or after the Employee had attained 60 years of age.

        (jjj)    "SAR Agreement" means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

        (kkk)    "SEC" means the Securities and Exchange Commission.

        (lll)    "Section 16 Persons" means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

        (mmm)    "Securities Act" means the Securities Act of 1933, as amended.

        (nnn)    "Selected Employee" means an Employee or Consultant who has been selected by the Committee to receive an Award under the Plan.

        (ooo)    "Service" means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. The Committee determines when Service commences and terminates for all purposes with respect to the Plan.

        (ppp)    "Share" means one share of Common Stock.

        (qqq)    "Stock Appreciation Right" or "SAR" means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.

        (rrr)    "Stock Option Agreement" means the agreement described in Section 6 evidencing each Award of an Option.

        (sss)    "Stock Unit" means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.

        (ttt)    "Stock Unit Agreement" means the agreement described in Section 10 evidencing each Award of Stock Units.

        (uuu)    "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

        (vvv)    "Termination Date" means the date on which a Participant's Service terminates.

        (www)    "10-Percent Shareholder" means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 2. ADMINISTRATION.

        (a)    Committee Composition.    A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board's Compensation Committee (or a comparable committee of three or more Independent Directors selected by the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee in which event all references to the Committee shall refer to the Board whether or not expressly stated herein.

        To the extent required, the Committee shall have membership composition which enables (i) grants of Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m).

        (b)    Authority of the Committee.    Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable. Such actions shall include without limitation:

            (i)  determining Selected Employees who are to receive Awards under the Plan;

           (ii)  determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

          (iii)  correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement;

          (iv)  accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

           (v)  interpreting the Plan and any Award agreements;

          (vi)  making all other decisions relating to the operation of the Plan; and

         (vii)  adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.

        The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee's (or Board's) determinations under the Plan shall be final, conclusive and binding on all persons. The Committee's decisions and determinations need not be uniform and may be made selectively among Participants in the Committee's sole discretion. The Committee's (or Board's) decisions and determinations will be afforded the maximum deference provided by applicable law.

        (c)    Indemnification.    To the maximum extent permitted by applicable law, each member of the Committee, and of the Board, and any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 3. GENERAL.

        (a)    General Eligibility.    Only Employees and Consultants shall be eligible for designation as Selected Employees by the Committee.

        (b)    Incentive Stock Options.    Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.

        (c)    Restrictions on Shares.    Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

        (d)    Beneficiaries.    A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant's death any vested Award(s) shall be transferred or distributed to the Participant's estate.

        (e)    Performance Goals.    The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(e). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:

            (i)  asset write-downs or discontinued operations,

           (ii)  litigation or claim judgments or settlements,

          (iii)  material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

          (iv)  reorganizations or restructuring programs or divestitures or acquisitions, and/or

           (v)  extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

        Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).

        (f)    Stockholder Rights.    A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.

        (g)    Termination of Service.    Unless the applicable Award agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant's Service (in all cases subject to the term of the Option or SAR as applicable):

            (i)  if the Service of a Participant is terminated for Cause, then all Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards);

           (ii)  if the Service of Participant is terminated for any reason other than for Cause, Retirement, death or Disability, then the vested portion of his/her then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards); or

          (iii)  if the Service of a Participant is terminated due to Retirement, death or Disability, the vested portion of his/her then-outstanding Options/SARs may be exercised within twelve months (provided however that such twelve month duration shall instead be thirty-six months if the Participant had completed at least twenty continuous years of Service as of the Termination Date and the Participant's Service was being terminated due to Retirement) after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards). In the event of a termination of an Employee's Service due to Disability, an unexercised ISO will be treated as an NSO commencing as of one year and one day after such Termination Date.

        To the extent that, during the entire last two weeks prior to the termination of a vested in-the-money Option under clauses (ii) or (iii) above, a sale of Shares underlying such Option would violate Section 16(b) of the Exchange Act or would otherwise be prohibited by Company policy or applicable law or regulations, then such Option shall instead remain exercisable for two weeks after the first business day that all such prohibitions to sale are no longer applicable (subject in all cases to the term of the Option).

        (h)    Code Section 409A.    Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. If upon a Participant's "separation from service" within the meaning of Code Section 409A, he/she is then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant's separation from service, or (ii) ten (10) days after the Company receives written confirmation of the Participant's death. Any such delayed payments shall be made without interest.

        (i)    Electronic Communications.    Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

        (j)    Unfunded Plan.    Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

        (k)    Liability of Company.    The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

        (l)    Reformation.    In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        (m)    No Re-Pricing of Options or SARs or Granting of Re-Load Options.    Notwithstanding anything to the contrary, (i) outstanding Options or SARs may not be Re-Priced (as defined in Section 2(pp)) and (ii) Re-Load Options (as defined in Section 2(oo)) may not be granted, in each case without the approval of Company stockholders.

        (n)    Successor Provision.    Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

        (o)    Dividends/Dividend Equivalents.    For all Awards, no payment of dividends (or dividend equivalents) shall be made with respect to any unvested Awards. Dividends (and dividend equivalents) shall only be paid to a Participant to the extent that the underlying Award to which the dividends/dividend equivalents are attached becomes vested. For avoidance of doubt, accrual of dividends (and dividend equivalents) while the underlying Award is unvested and which are payable upon vesting is permitted to the extent provided under this Plan or Award agreement.

SECTION 4. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

        (a)    Basic Limitations and Fungible Share Counting.    The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the aggregate number of Shares reserved for issuance under the Plan shall not exceed

12,680,000 Shares ("Share Issuance Limit"). Subject to Section 5(b), the number of Shares available for issuance under the Plan shall be reduced: by one (1) Share for each Share issued pursuant to an exercise of an Option or a SAR and by two (2) Shares for each Share issued pursuant to a Restricted Stock Grant or settlement of Stock Units (for avoidance of doubt, two (2) Shares shall again become available for issuance for every Share of a Restricted Stock Grant that is forfeited back to the Company under Section 5(b)). In addition, the following Shares may not again be made available for issuance under the Plan and shall count on a one-for-one basis against the Share Issuance Limit: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or Option, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of an Option's Exercise Price. The aggregate number of Shares that may be issued in connection with ISOs under the Plan shall not exceed 3,800,000 Shares.

        (b)    Additional Shares.    If Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Awards shall again become available for issuance under the Plan and shall not count against the Share Issuance Limit. If Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number of Shares available for issuance under Section 5(a) and the balance shall again become available for issuance under the Plan.

        (c)    Dividend Equivalents.    Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

        (d)    Share Limits.    For so long as: (x) the Company is a "publicly held corporation" within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to the Covered Employees, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m).

        (e)    Limits on Options and SARs.    No Selected Employee shall receive Options to purchase Shares or Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.

        (f)    Limits on Restricted Stock Grants and Stock Units.    No Selected Employee shall receive Restricted Stock Grants or Stock Units during any Fiscal Year that in the aggregate cover in excess of 150,000 Shares.

        (g)    Increased Limits for First Year of Employment or Change in Status.    The numerical limits expressed in the foregoing subparts (i) and (ii) shall in each case be multiplied by two with respect to Awards granted to a Selected Employee during the Fiscal Year of (1) the Selected Employee's commencement of employment with the Company or (2) the Selected Employee's promotion to be the Company's Chief Executive Officer or (3) when a Selected Employee first becomes a Covered Employee.

SECTION 5. TERMS AND CONDITIONS OF OPTIONS.

        (a)    Stock Option Agreement.    The Company shall give notice of the Determination to issue an Option to each Selected Employee as soon as reasonably practicable, but in no event shall such notice be given more than thirty days after the Date of Grant. Each Grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

        (b)    Number of Shares.    Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.    An Option's Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall be at least 100% of the Fair Market Value (110% for ISO Grants to 10-Percent Shareholders) on the Date of Grant.

        (d)    Exercisability and Term.    Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed eight years from the Date of Grant (and may be for a shorter period of time than eight years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

        (e)    Modifications or Assumption of Options.    Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

        (f)    Assignment or Transfer of Options.    Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. Except as provided in Sections 4(c) or 14, or in a Stock Option Agreement, or as required by applicable law, an Option awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 6(f) shall be void. However, this Section 6(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested Options by will.

SECTION 6. PAYMENT FOR OPTION SHARES.

        (a)    General Rule.    The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows in this Section 7 and if so provided for in an applicable Stock Option Agreement:

        In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

        In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

        (b)    Surrender of Stock.    To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

        (c)    Cashless Exercise.    To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

        (d)    Net Exercise.    To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

        (e)    Other Forms of Payment.    To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

        (a)    SAR Agreement.    Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares.    Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.    Each SAR Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Date of Grant.

        (d)    Exercisability and Term.    Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed eight years from the Date of Grant (and may be for a shorter period of time than eight years). No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant's death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's Service. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO.

        (e)    Exercise of SARs.    If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant's death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

        (f)    Modification or Assumption of SARs.    Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

        (g)    Assignment or Transfer of SARs.    Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. Except as provided in Sections 4(c) or 14, or in a SAR Agreement, or as required by applicable law, a SAR awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(g) shall be void. However, this Section 8(g) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested SARs by will.

SECTION 8. TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

        (a)    Restricted Stock Grant Agreement.    Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.

        (b)    Number of Shares and Payment.    Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.

        (c)    Vesting Conditions.    Each Restricted Stock Grant must be subject to vesting with a minimum vesting period of at least one year before such Award can become partially (or fully) vested subject to Section 3(b)(iv) and Section 12. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.

        (d)    Voting and Dividend Rights.    The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. However, in accordance with Section 4(o), any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

        (e)    Modification or Assumption of Restricted Stock Grants.    Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

        (f)    Assignment or Transfer of Restricted Stock Grants.    Except as provided in Sections 4(c) or 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(d).

SECTION 9. TERMS AND CONDITIONS OF STOCK UNITS.

        (a)    Stock Unit Agreement.    Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares and Payment.    Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

        (c)    Vesting Conditions.    Each Award of Stock Units must be subject to vesting with a minimum vesting period of at least one year before such Award can become partially (or fully) vested subject to Section 3(b)(iv) and Section 12. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.

        (d)    Voting and Dividend Rights.    The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. In accordance with Section 4(o), prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

        (e)    Modification or Assumption of Stock Units.    Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

        (f)    Assignment or Transfer of Stock Units.    Except as provided in Sections 4(c) or 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Stock Units pursuant to Section 4(d).

        (g)    Form and Time of Settlement of Stock Units.    Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

        (h)    Creditors' Rights.    A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 10. ADJUSTMENTS.

        (a)    Adjustments.    In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall, subject in all cases to the requirements of Section 4(m), make equitable and proportionate adjustments to:

            (i)  the maximum aggregate number of Shares enumerated in the Grant limits specified in Section 5(a) including the Share Issuance Limit and ISO limit;

           (ii)  the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

          (iii)  the limits on Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);

          (iv)  the number and kind of securities covered by each outstanding Award;

           (v)  the Exercise Price under each outstanding SAR and Option; and

          (vi)  the number and kind of outstanding securities issued under the Plan.

        (b)    Participant Rights.    Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant's Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

        (c)    Fractional Shares.    Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 11. EFFECT OF A CHANGE IN CONTROL.

        (a)    Merger or Reorganization.    In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

        (b)    Acceleration.    Except as otherwise provided in the applicable Stock Option Agreement, SAR Agreement, Stock Unit Agreement or Restricted Stock Grant Agreement (and in such case the applicable Award agreement shall govern), in the event that a Change in Control occurs and there is no assumption or continuation of some or all outstanding Awards pursuant to Section 12(a):

            (i)  the Committee may in its discretion provide that all Awards which will otherwise be canceled shall instead vest and become exercisable as of immediately before such Change in Control; and

           (ii)  Participants holding outstanding Awards shall receive written notice at least 30 days prior to the consummation of such Change in Control that their Awards will be canceled as of the Change in Control.

SECTION 12. LIMITATIONS ON RIGHTS.

        (a)    Retention Rights.    Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company's Certificate of Incorporation and Bylaws and a written employment agreement (if any).

        (b)    Regulatory Requirements.    This Plan shall comply with all legal requirements for proper disclosure and accounting and shall provide appropriate documentation for proper disclosure and accounting. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

        (c)    Dissolution.    To the extent not previously exercised or settled, Options, SARs, Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.

        (d)    Clawback Policy.    The Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies (including without limitation the Company's Policy on Reimbursement of Incentive Payments) and/or applicable law (each, a "Clawback Policy"), in each case with respect to the Clawback Policy that was in effect as of the Date of Grant for a particular Award. In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 13. TAXES.

        (a)    General.    A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

        (b)    Share Withholding.    The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law and/or as limited by the Committee to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of minimum statutory withholding rates) related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise.

SECTION 14. DURATION AND AMENDMENTS.

        (a)    Term of the Plan.    The Plan, as set forth herein, is conditioned upon and subject to the approval of the Company's stockholders on or before the consummation of the 2017 Annual Meeting and is effective on the Amendment Approval Date. The Plan shall terminate on February 24, 2021 and may be terminated on any earlier date pursuant to this Section 15. This Plan will not in any way affect outstanding Awards that were issued under the Prior Equity Plan or other Company equity compensation plans. No further awards may be granted under the Prior Equity Plan.

        (b)    Right to Amend or Terminate the Plan.    The Board may amend or terminate the Plan at any time and for any reason subject to obtaining stockholder approval as required under this Plan or applicable law. No Awards shall be granted under the Plan after the Plan's termination. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant's written consent, under any then-outstanding Award. In the event of any conflict in terms between the Plan and any Award agreement, the terms of the Plan shall prevail and govern.

SECTION 15. EXECUTION.

        To record the adoption of the Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

THE CHEESECAKE FACTORY INCORPORATED
By:
Title:

1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees David Overton For 0 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 0 Abstain 0 1a For 0 0 Against 0 0 Abstain 0 0 1b Edie Ames 3. To approve an amendment to The Cheesecake Factory Incorporated 2010 Stock Incentive Plan. 1c Alexander L. Cappello 4. To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. The Board of Directors recommends you 1d Jerome I. Kransdorf 1e Laurence B. Mindel vote 1 YEAR on the following proposal: 3 years 0 2 years 0 1 year 0 Abstain 0 1f David B. Pittaway 5. To approve, on a non-binding, advisory basis, the frequency of the stockholder advisory vote on executive compensation (a "say-on-pay vote") on a three-, two-or one-year basis. 1g Herbert Simon The Board of Directors recommends you vote FOR proposals 2, 3 and 4. NOTE: In addition, to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2017, ending January 2, 2018. Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign full corporate or partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000334731_1 R1.0.1.15 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample 234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL #  SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 THE CHEESECAKE FACTORY INCORPORATED ATTN:STACY FEIT 26901 MALIBU HILLS ROAD CALABASAS HILLS, CA 91301 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com THE CHEESECAKE FACTORY INCORPORATED Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its Annual Meeting of Stockholders (“Meeting”) to be held on June 8, 2017 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, 2100 Thousand Oaks Civic Arts Plaza, Thousand Oaks, California, 91362, or any adjournment or postponement thereof. The undersigned hereby appoints Debby R. Zurzolo and W. Douglas Benn, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 10, 2017 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2, 3 AND 4; AND, WITH RESPECT TO PROPOSAL 5, FOR EVERY ONE YEAR. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 25, 2017 of the 2017 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged. IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. Continued and to be signed on reverse side 0000334731_2 R1.0.1.15